                         THE ARNOLD PALMER GOLF COMPANY
                            6201 MOUNTAIN VIEW ROAD
                           OOLTEWAH, TENNESSEE 37363


                                August 23, 1999


Dear Shareholder:

     You are invited to attend a Special Meeting of Shareholders (the "Special Meeting") of The Arnold Palmer Golf Company (the "Company") to be held at 10:00 a.m., on Wednesday, September 22, 1999, at the offices of the Company, 6201 Mountain View Road, Ooltewah, Tennessee. At the Special Meeting you will be asked to approve and adopt an Agreement and Plan of Merger dated June 3, 1999, among the Company, APGC Holdings Company, LLC ("Parent") and APGC Acquisition Corp. ("Merger Sub"), a wholly-owned subsidiary of Parent, providing for the merger of Merger Sub into the Company (the "Merger"). If the Merger is consummated, the Company will become a subsidiary of Parent, and each outstanding share of the Company's common stock other than shares held by Parent or certain continuing shareholders affiliated with Parent and shares held by shareholders perfecting their dissenting rights under Tennessee law will be canceled and converted into the right to receive cash in the amount of $1.20 per share (the "Merger Consideration").

     A special committee of the Board of Directors of the Company (the "Special Committee") consisting of two independent directors (who are neither members of management of the Company nor affiliated with Parent) has unanimously recommended to the Company's Board of Directors that the Merger Consideration is fair to the shareholders from a financial point of view and that the Merger be approved. Consequently, based upon the report of the Special Committee, the Board of Directors has determined that the terms of the Merger are fair to, and in the best interests of, the Company's shareholders and recommends that the shareholders approve the Merger.

     Approval of the Merger at the Special Meeting will require the affirmative vote of the holders of a majority of the outstanding shares of the Company's common stock entitled to vote at the Special Meeting.

     Enclosed with this letter is a Notice of Special Meeting, Proxy Statement, proxy card and postage prepaid envelope. Please read the enclosed material carefully.

     To make certain your shares are represented at the Special Meeting, whether or not you plan to attend in person, we urge you to sign, date and mail the enclosed proxy card promptly in the accompanying postage prepaid envelope. If you attend the Special Meeting, you may vote your shares in person, even though you have previously signed and returned your proxy.

                                          Sincerely,

                                          /s/ Cindy L. Davis
                                          Cindy L. Davis
                                          President and Chief Executive Officer

                         THE ARNOLD PALMER GOLF COMPANY
                            6201 MOUNTAIN VIEW ROAD
                           OOLTEWAH, TENNESSEE 37362

                            ------------------------

                   NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
                         TO BE HELD SEPTEMBER 22, 1999
                            ------------------------

To the Shareholders of The Arnold Palmer Golf Company:

     A Special Meeting of Shareholders (the "Special Meeting") of The Arnold Palmer Golf Company (the "Company") will be held at 10:00 a.m., on Wednesday, September 22, 1999, at the offices of the Company, 6201 Mountain View Road, Ooltewah, Tennessee, for the following purposes:

     1. To consider and vote upon a proposal to approve and adopt an Agreement and Plan of Merger dated June 3, 1999 among the Company, APGC Holdings Company, LLC ("Parent") and APGC Acquisition Corp. ("Merger Sub"), a wholly-owned subsidiary of Parent, providing for the merger of Merger Sub into the Company; and

     2. To transact such other business as may properly come before the Special Meeting or any adjournment thereof.

     The close of business on August 15, 1999, has been fixed as the record date for the determination of shareholders entitled to notice of and to vote at the Special Meeting and any adjournment thereof.

     WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING, PLEASE MARK, DATE AND SIGN THE ACCOMPANYING PROXY AND PROMPTLY RETURN IT IN THE ENCLOSED ENVELOPE. IF YOU ATTEND THE SPECIAL MEETING, YOU MAY VOTE YOUR SHARES IN PERSON, EVEN THOUGH YOU HAVE PREVIOUSLY SIGNED AND RETURNED YOUR PROXY.

                                          By Order of the Board of Directors,

                                          David J. Kirby
                                          Vice President -- Finance


August 23, 1999

                         THE ARNOLD PALMER GOLF COMPANY
                            6201 MOUNTAIN VIEW ROAD
                           OOLTEWAH, TENNESSEE 37363

                            ------------------------

                                PROXY STATEMENT
                            ------------------------


     This proxy statement is being mailed to shareholders of The Arnold Palmer Golf Company, a Tennessee corporation (the "Company"), on or about August 23, 1999 in connection with the solicitation of proxies by the Board of Directors of the Company for use at the Special Meeting of Shareholders (the "Special Meeting") of the Company to be held at 10:00 a.m., on Wednesday, September 22, 1999, at the offices of the Company, 6201 Mountain View Road, Ooltewah, Tennessee.


     At the Special Meeting you will be asked to approve and adopt an Agreement and Plan of Merger dated June 3, 1999 (the "Agreement") among the Company, APGC Holdings Company, LLC ("Parent") and APGC Acquisition Corp. ("Merger Sub"), a wholly-owned subsidiary of Parent, providing for the merger of Merger Sub into the Company (the "Merger"). If the Merger is consummated, the Company will become a subsidiary of Parent and each outstanding share of the Company's common stock, $0.50 par value (the "Common Stock"), other than shares held by Parent or certain continuing shareholders affiliated with Parent and shares held by shareholders perfecting their dissenting rights under Tennessee law, will be canceled and converted into the right to receive cash in the amount of $1.20 per share. THE BOARD OF DIRECTORS, BASED UPON THE UNANIMOUS RECOMMENDATION OF A SPECIAL COMMITTEE OF INDEPENDENT DIRECTORS, HAS APPROVED AND RECOMMENDED A VOTE FOR APPROVAL OF THE AGREEMENT. A copy of the Agreement is attached to this Proxy Statement as Attachment I.

     The presence, in person or by proxy, of the holders of a majority of the outstanding shares of Common Stock which are entitled to vote is necessary to constitute a quorum at the Special Meeting. If a quorum is not present or represented at the Special Meeting, the shareholders entitled to vote, whether present in person or represented by proxy, have the power to adjourn the Special Meeting from time to time, without notice other than announcement at the Special Meeting, until a quorum is present or represented. At any such adjourned Special Meeting at which a quorum is present or represented, any business may be transacted that might have been transacted at the Special Meeting as originally noticed. On all matters submitted to a vote of the shareholders at the Special Meeting or any adjournment(s) thereof, each holder of Common Stock is entitled to one vote per share.

     NO PERSONS HAVE BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROXY STATEMENT IN CONNECTION WITH THE SOLICITATION OF PROXIES THEREBY AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR ANY OTHER PERSON.

     THIS TRANSACTION HAS NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION NOR HAS THE COMMISSION PASSED UPON THE FAIRNESS OR MERITS OF SUCH TRANSACTION NOR UPON THE ACCURACY OR ADEQUACY OF THE INFORMATION CONTAINED IN THIS DOCUMENT. ANY REPRESENTATION TO THE CONTRARY IS UNLAWFUL.

                               TABLE OF CONTENTS

                                                              PAGE
                                                              ----
SUMMARY INFORMATION.........................................    1
  The Merger................................................    1
  The Agreement.............................................    1
  Shareholder Approval......................................    1
  Governmental and Regulatory Approvals.....................    2
  Amendment and Termination.................................    2
  Recommendation of the Board of Directors..................    2
  Opinion of Financial Advisor..............................    3
  Position of Parent, Merger Sub, John T. Lupton, the Lupton
     Trust and Arnold D. Palmer as to Fairness of the
     Merger.................................................    3
  Interests of Certain Shareholders and Directors in the
     Merger.................................................    3
  Source of Funds for the Merger............................    4
  Payment for the Common Stock after the Merger.............    4
  Summary of Federal Income Tax Consequences................    4
  Appraisal Rights of Dissenting Shareholders...............    4
  Price Range of Common Stock...............................    4
SPECIAL FACTORS.............................................    5
  Approval of the Agreement.................................    5
  Background of the Merger..................................    5
     Historical Involvement.................................    5
     Company Restructuring..................................    6
     Buy-Out Proposal.......................................    7
     Negotiation of Agreement...............................    8
  Purpose and Structure of the Merger.......................    9
  Plans for the Company After the Merger....................    9
  Reasons for the Merger and Recommendation of the Board of
     Directors..............................................   10
  Opinion of Financial Advisor..............................   12
     Comparable Public Company Analysis.....................   13
     Comparable Transactions Analysis.......................   14
     Premiums Paid Analysis.................................   16
     Discounted Cash Flow Analysis..........................   17
  Position of Parent, Merger Sub, John T. Lupton, the Lupton
     Trust and Arnold D. Palmer as to Fairness of the
     Merger.................................................   18
  Interests of Certain Shareholders and Directors in the
     Merger.................................................   18
  Source of Funds for the Merger............................   19
  Payment for the Shares of Common Stock after the Merger...   19
  Federal Income Tax Consequences...........................   20
  Accounting Treatment......................................   21
  Appraisal Rights of Dissenting Shareholders...............   21
THE AGREEMENT...............................................   22
  The Parties...............................................   22
     The Company............................................   22
     Parent.................................................   22
     Merger Sub.............................................   22
  Effective Time............................................   22
  The Merger................................................   22

                                                              PAGE
                                                              ----
  Merger Consideration......................................   23
  Conditions and Covenants..................................   23
  Governmental and Regulatory Approvals.....................   23
  Termination, Amendments and Expenses......................   24
  Representations and Warranties of the Company.............   24
  Representations and Warranties of Parent and Merger Sub...   24
  Conduct of Business Pending the Merger....................   24
BUSINESS OF THE COMPANY.....................................   26
  General...................................................   26
  Principal Products........................................   26
  Markets...................................................   26
  Methods of Distribution...................................   26
  Sources of Supplies or Raw Materials......................   26
  Licenses, Patents, Etc....................................   26
  Seasonal Business.........................................   27
  Working Capital Practices.................................   27
  Customers.................................................   27
  Backlogs..................................................   27
  Government Contracts......................................   27
  Competitive Conditions....................................   27
  Research..................................................   28
  Environmental Matters.....................................   28
  Employees.................................................   28
  Operations and Sales to Foreign Countries.................   28
PROPERTIES..................................................   28
LEGAL PROCEEDINGS...........................................   28
PRICE RANGE OF COMMON STOCK AND DIVIDENDS...................   29
CERTAIN PROJECTED FINANCIAL DATA............................   30
SELECTED FINANCIAL INFORMATION..............................   32
VOTING SECURITIES AND PRINCIPAL HOLDERS THEREOF.............   33
CERTAIN INFORMATION REGARDING THE COMPANY, PARENT AND MERGER
  SUB.......................................................   34
SHAREHOLDER PROPOSALS.......................................   35
AUDITORS....................................................   36
SOLICITATION OF PROXIES.....................................   36
INDEX TO FINANCIAL INFORMATION..............................  F-1
ATTACHMENTS
  Attachment I:    Agreement and Plan of Merger
  Attachment II:   Opinion of Financial Advisor
  Attachment III:  Tennessee Code Annotated Section
                   48-23-101 et seq., Dissenters' Rights

                              SUMMARY INFORMATION

     The following paragraphs summarize the material terms and conditions of the proposed Merger. This summary should be read in conjunction with the full text of this Proxy Statement, the attachments hereto and the documents referred to herein. EACH SHAREHOLDER IS URGED TO READ THE ENTIRE PROXY STATEMENT AND ATTACHMENTS WITH CARE.

THE MERGER

     If the Agreement is approved and all other conditions are satisfied in accordance with the Agreement: (i) Merger Sub will be merged with and into the Company; (ii) the Company will become a subsidiary of Parent; and (iii) each outstanding share of the Company's Common Stock, other than shares held by Parent, certain continuing shareholders affiliated with Parent and shares held by shareholders perfecting their dissenting rights under Tennessee law, will be converted into the right to receive $1.20 in cash (the "Merger Consideration"), payable to the holder thereof, without interest, upon surrender of the certificate representing such shares.

THE AGREEMENT

     The parties to the Agreement are the Company, Parent and Merger Sub. A copy of the Agreement is attached to this Proxy Statement as Attachment I. Parent has been formed by Cindy L. Davis, President and Chief Executive Officer of the Company, and John T. Lupton and Arnold D. Palmer, shareholders and directors of the Company, and the Thomas Cartter Lupton Trust FBO John T. Lupton and Issue (the "Lupton Trust"), and Arnold Palmer Enterprises, Inc. ("Palmer Enterprises"), for the purpose of acquiring the Common Stock of the Company.

     The consummation of the Merger is conditioned upon the satisfaction of certain conditions. These conditions include approval of the Agreement by the Company's shareholders, the absence of any order of any court or administrative agency prohibiting the Merger, and the reaffirmation as of the closing date of the opinion received by the Board of Directors from its financial advisor that the Merger Consideration to be received by the shareholders is fair from a financial point of view.

     The obligation of Parent and Merger Sub to consummate the Merger is subject to the following additional conditions, any of which Parent and Merger Sub may waive: the compliance by the Company with all of the covenants and agreements of the Company under the terms of the Agreement; the accuracy of all of the representations and warranties of the Company made in the Agreement; and the receipt of all necessary third party consents or approvals for the Merger. The obligation of the Company to consummate the Merger is subject to the following similar conditions, any of which the Company may waive: the compliance by Parent and Merger Sub with all of their covenants and agreements under the terms of the Agreement; the accuracy of all of the representations and warranties of Parent and Merger Sub made in the Agreement; and the receipt of all necessary third party consents or approvals for the Merger. See "The Agreement -- Conditions and Covenants."

SHAREHOLDER APPROVAL

     The affirmative vote of a majority of the issued and outstanding shares of the Company's Common Stock entitled to vote, either present at the Special Meeting or represented by proxy, is required to adopt the Agreement. A failure to vote or a vote to abstain will have the same legal effect as a vote cast against approval. In addition, brokers who hold shares of Common Stock as nominees will not have discretionary authority to vote such shares in the absence of instructions from the beneficial owners. A broker non-vote will have the same effect as a vote against the adoption of the Agreement. See "Special Factors -- Approval of the Agreement." Each holder of Common Stock is entitled to one vote per share. John T. Lupton, the Lupton Trust and Arnold D. Palmer (collectively, the "Continuing Shareholders"), who together hold shares representing approximately 41 percent of the total outstanding Common Stock of the Company, have agreed to contribute their shares to Parent at the request of Parent in connection with the closing of the proposed

Merger and intend to vote their shares in favor of the consummation of the Merger. See "Special Factors -- Interests of Certain Shareholders and Directors in the Merger."

GOVERNMENTAL AND REGULATORY APPROVALS

     The Company is aware of no governmental or regulatory approvals required for closing the Merger other than in connection with filings with the Securities and Exchange Commission and the filing of Articles of Merger with the Secretary of State of Tennessee.

AMENDMENT AND TERMINATION

     The Agreement may be amended by the parties at any time if in writing and duly executed by the parties thereto either before or after the approval of the Merger by the Company's shareholders.

     The Agreement may be terminated by: (i) the mutual written consent of the Company and Parent and Merger Sub; (ii) either the Company or Parent and Merger Sub if the other party has materially breached any of its representations, warranties or covenants, which breach has not been cured within 10 days after notice of such breach; (iii) either the Company or Parent and Merger Sub if any governmental entity has issued an order, decree or ruling prohibiting the Merger and such ruling has become final and non-appealable; (iv) the Company or Parent and Merger Sub in the event the Merger is not consummated by October 31, 1999, without the fault of the terminating party; (v) the Company or Parent and Merger Sub in the event the Board of Directors withdraws its recommendation with respect to the Merger or enters an agreement with any third party committing the Company to any competing transaction; (vi) Parent and Merger Sub in the event that holders of more than ten percent of the outstanding shares (excluding the shares held by Parent and the Continuing Shareholders) have indicated their intention to exercise their dissenters' rights under Tennessee law; (vii) either the Company or Parent and Merger Sub if the Merger shall have been voted on by the shareholders of the Company at the Special Meeting and the vote shall not have been sufficient to approve the Merger; or (viii) Parent and Merger Sub if there shall have been any material adverse effect on the Company's business, assets, prospects or condition (other than the deaths of John T. Lupton, Arnold
D. Palmer or Nancy Lopez). If the Agreement is terminated, the parties will be obligated to pay their own expenses incurred in connection with the Merger, provided that if the Agreement is terminated due to the Company entering discussions with any third party regarding a competing transaction, the Company shall reimburse Parent and Merger Sub for their out-of-pocket fees and expenses incurred in connection with the Merger. See "The Agreement -- Termination, Amendments and Expenses."

RECOMMENDATION OF THE BOARD OF DIRECTORS

     Because of the involvement of Parent and the Continuing Shareholders in the Merger who will have a continuing financial interest in the Company if the Merger is consummated, the Board of Directors appointed a committee of disinterested directors (the "Special Committee") to review and evaluate the terms of the Merger on behalf of the unaffiliated shareholders of the Company. Based upon a review of, among other things, the financial prospects of the Company and on the opinion of its financial advisor that the Merger Consideration was fair to the unaffiliated shareholders from a financial perspective, the Special Committee unanimously recommended to the Board of Directors that the Merger be approved and that the Merger be recommended for approval to the unaffiliated shareholders of the Company. See "Special
Factors -- Reasons for the Merger and Recommendation of the Board of Directors." Following the unanimous recommendation of the Special Committee, the Board of Directors authorized the Company to enter the Agreement. In accordance with Tennessee law governing conflict of interest transactions, the Agreement has been unanimously approved by the Special Committee which consists solely of directors of the Company who are not employees of the Company and have no direct or indirect interest in the transaction.

     THE BOARD OF DIRECTORS OF THE COMPANY, BASED UPON THE UNANIMOUS RECOMMENDATION OF THE SPECIAL COMMITTEE, HAS APPROVED THE AGREEMENT AS BEING IN THE BEST INTERESTS OF THE COMPANY AND THE UNAFFILIATED SHAREHOLDERS OF THE COMPANY AND RECOMMENDS A VOTE FOR APPROVAL AND ADOPTION OF THE AGREEMENT AND APPROVAL OF THE TRANSACTIONS CONTEMPLATED THEREIN. The Board of Directors has taken such action and made such recommendation because it believes the Merger to be in the best interest of the Company and its unaffiliated shareholders and because the Board believes, in its business judgment, that the Merger Consideration is fair and reasonable to the unaffiliated shareholders of the Company. See "Special Factors -- Reasons for the Merger and Recommendation of the Board of Directors."

OPINION OF FINANCIAL ADVISOR

     The Special Committee of the Board of Directors of the Company has been advised by Scott & Stringfellow, Inc., the Special Committee's financial advisor (the "Advisor"), that, in its opinion, the Merger Consideration to be received by the holders of the Company's Common Stock is fair from a financial point of view. A copy of the Advisor's fairness opinion is attached to this Proxy Statement as Attachment II. See "Special Factors -- Opinion of Financial Advisor."

POSITION OF PARENT, MERGER SUB, JOHN T. LUPTON, THE LUPTON TRUST AND ARNOLD D. PALMER AS TO FAIRNESS OF THE MERGER

     Parent, Merger Sub, Mr. Lupton, the Lupton Trust and Mr. Palmer have considered the factors examined by the Special Committee and the Board (described in detail in "Special Factors -- Reasons for the Merger and Recommendation of the Board of Directors") and based upon the analysis of the Special Committee and the Board, which they have expressly adopted as their own, believe that the Merger is fair to the Company's unaffiliated shareholders from a financial point of view. Parent, Merger Sub, Mr. Lupton, the Lupton Trust and Mr. Palmer make no recommendation as to how the Company's shareholders should vote on the Merger. See "Special Factors -- Position of Parent, Merger Sub, John
T. Lupton, the Lupton Trust and Arnold D. Palmer as to Fairness of the Merger." Mr. Lupton, the Lupton Trust and Mr. Palmer have financial interests in the Merger. See "Special Factors -- Interests of Certain Shareholders and Directors in the Merger." Except for the approval and recommendation of the Merger by the Board, no director or executive officer of the Company has made a recommendation as to how the Company's shareholders should vote on the Merger. See "Special Factors -- Reasons for the Merger and Recommendation of the Board of Directors."

INTERESTS OF CERTAIN SHAREHOLDERS AND DIRECTORS IN THE MERGER

     In considering the recommendation of the Board of Directors with respect to the Merger, shareholders should be aware that John T. Lupton, Arnold D. Palmer, Cindy L. Davis, the Lupton Trust and Palmer Enterprises, are members of Parent, and are interested in entering into this transaction through Parent and Merger Sub. Messrs. Lupton and Palmer and the Lupton Trust collectively hold an aggregate of 1,597,717 shares of the Company's outstanding Common Stock representing approximately 41% of all outstanding shares, have agreed to contribute their shares of Common Stock to Parent at the request of Parent in connection with the closing of the proposed Merger and intend to vote their shares in favor of the consummation of the Merger. In addition, David S. Gonzenbach, Nancy Lopez, Charles S. Mechem, Jr. and Joel W. Richardson, Jr., directors of the Company, otherwise have interests in connection with the Merger. See "Certain Information Regarding the Company, Parent and Merger Sub" and "Business of the Company -- Licenses, Patents, Etc." To avoid any potential conflicts of interest, the Board of Directors of the Company appointed the Special Committee consisting of two directors who are not employees of the Company and have no direct or indirect interest in the transaction to consider the Merger on behalf of the Public Shareholders. See "Special
Factors -- Interests of Certain Shareholders and Directors in the Merger." If the Merger is consummated, Parent and the Continuing Shareholders will own all of the outstanding shares of Common Stock of the Company. Parent will have complete control over the management and conduct of the Company's business, will be in a position to negotiate with the Company's debtholders to restructure the existing debt of the Company and will benefit from any future increase in the Company's value.

     As of the Effective Time, all options to purchase Common Stock outstanding under any employee benefit plan of the Company and all warrants to purchase Common Stock previously issued in connection with the debt financings of the Company, whether vested or unvested, shall be deemed immediately vested and exercisable in full, some of which are held by certain officers and directors of the Company. See "Voting

Securities and Principal Holders Thereof." The letter of transmittal for use by the Public Shareholders shall be distributed to all option and warrant holders and shall provide a mechanism for allowing holders of such options or warrants to exercise their options or warrants in accordance with all of the other terms thereof and thereby obtain the Merger Consideration issuable with respect to the number of shares of Common Stock for which the options or warrants are exercised. Any such options or warrants to purchase shares of Common Stock which are not so exercised by the holders thereof in accordance with the procedures set forth in the letter of transmittal within six months of the Effective Time shall thereafter be deemed null and void. All such options and warrants are exercisable only at prices in excess of the Merger Consideration. See "Special Factors -- Interests of Certain Shareholders and Directors in the Merger."

SOURCE OF FUNDS FOR THE MERGER

     Parent intends that financing for the Merger will be provided from capital contributions of approximately $3,000,000 from certain members of Parent. Parent does not expect to be required to borrow funds for purposes of financing the Merger. See "Special Factors -- Source of Funds for the Merger."

PAYMENT FOR THE COMMON STOCK AFTER THE MERGER

     If the Agreement is approved, it is expected that the Merger will be consummated as soon as possible after the Special Meeting and after all governmental and regulatory approvals required for the Merger, if any, are received and all other conditions are satisfied. Notice of the consummation of the Merger, together with instructions regarding payment procedures for the Merger Consideration and a form letter of transmittal, will be mailed to shareholders promptly following the filing of Articles of Merger with the Secretary of State of Tennessee. See "Special Factors -- Payment for the Shares of Common Stock after the Merger."

SUMMARY OF FEDERAL INCOME TAX CONSEQUENCES

     If the Merger is consummated, the exchange of the Common Stock for cash pursuant to the Merger will result in the recognition of gain or loss to shareholders of the Company for federal income tax purposes. The gain or loss will be equal to the difference, if any, between the amount of such cash received and the shareholder's tax basis in his or her Common Stock. Such gain or loss will be capital gain or loss if the shares are held as capital assets by the shareholder. Because tax consequences may vary depending on the particular circumstances of a shareholder, the Company recommends that each shareholder consult with his or her own tax advisor concerning federal, state, local and foreign income tax results of the Merger. See "Special Factors -- Federal Income Tax Consequences."

APPRAISAL RIGHTS OF DISSENTING SHAREHOLDERS

     Holders of the Company's Common Stock will have appraisal rights under Tennessee law and will have the right to obtain a judicial appraisal of the fair value of their shares. See "Special Factors -- Appraisal Rights of Dissenting Shareholders." A copy of the relevant provisions of Tennessee law regarding the right to dissent is attached as Attachment III.

PRICE RANGE OF COMMON STOCK

     The Company's Common Stock is traded over-the-counter through the OTC -- Bulletin Board under the symbol "APGC." On June 2, 1999, the day preceding the public announcement of the execution of the Agreement, the high and low sale prices for the Company's Common Stock were $0.9688 and $0.8125, respectively. For price ranges of the Company's Common Stock, see "Price Range of Common Stock and Dividends."

     THE ABOVE MATTERS AND OTHER MATTERS RELATING TO THE MERGER ARE DESCRIBED IN MUCH GREATER DETAIL IN THE REMAINDER OF THIS PROXY STATEMENT. YOU ARE STRONGLY URGED TO READ AND CONSIDER CAREFULLY THIS PROXY STATEMENT AND THE ATTACHMENTS HERETO IN ITS ENTIRETY.

                                SPECIAL FACTORS
APPROVAL OF THE AGREEMENT

     The Agreement has been approved by the Board of Directors based upon the report and recommendation of the Special Committee. In accordance with Tennessee law governing conflict of interest transactions, the Agreement has been unanimously approved by the Special Committee which consists solely of directors who are not employees of the Company and have no direct or indirect interest in the transaction. A copy of the Agreement is attached to this Proxy Statement as Attachment I. The information contained in this Proxy Statement is qualified in its entirety by reference to the Agreement, which shareholders are urged to read in its entirety. The Board of Directors, based upon the report and recommendation of the Special Committee, believes that the Merger is in the best interests of the shareholders, and the Board of Directors recommends that the shareholders vote to approve the Agreement.

     It is the intention of the persons named as proxies to vote the shares to which the proxy relates to approve the Agreement, unless instructed to the contrary. The affirmative vote of a majority of all issued and outstanding shares of the Company's Common Stock entitled to vote at the Special Meeting is required to approve the Agreement. A failure to vote or a vote to abstain will have the same legal effect as a vote cast against approval. Brokers and, in many cases, nominees will not have discretionary power to vote at the Special Meeting. Accordingly, beneficial owners of shares should instruct their brokers or nominees how to vote. A broker non-vote will have the same effect as a vote against the adoption of the Agreement. It should be noted that the approval of a majority of the noninterested shareholders is not required for the approval of the Merger.

     A vote by a shareholder of the Company in favor of the Agreement will constitute a vote in favor of all transactions contemplated thereby.

BACKGROUND OF THE MERGER

     HISTORICAL INVOLVEMENT. Arnold D. Palmer has long been a shareholder in the Company and has served as a director from 1972 to 1990 and again since 1992 to the present. Since 1992, the Company has licensed the rights to use the name, likeness and endorsement of Mr. Palmer from Palmer Enterprises, a company affiliated with Mr. Palmer. John T. Lupton first became a shareholder in the Company in 1992 and has served as a director since 1995. Cindy L. Davis was initially appointed Executive Vice President of the Company in June, 1997, and was appointed President and Chief Executive Officer in March, 1998.

     In November, 1994, the Company completed a private placement of $5,000,000 in subordinated notes and issued warrants to purchase up to 1,000,000 shares to Mr. Lupton and Palmer Enterprises and certain other investors. Mr. Lupton was issued $2,400,000 in subordinated notes and 480,000 warrants to purchase Common Stock at a price of $5.50 per share. Mr. Lupton subsequently purchased an additional $100,000 in subordinated notes and 20,000 warrants from another investor. Palmer Enterprises was issued $500,000 in subordinated notes and 100,000 warrants to purchase Common Stock at a price of $5.50 per share. As discussed more fully below, these subordinated notes and warrants remain outstanding. Prior to the Merger, Palmer Enterprises will transfer and assign the subordinated notes and warrants to purchase Common Stock to Mr. Palmer.

     In January, 1995, the Company borrowed an additional $16,000,000 from a bank which debt was guaranteed by Mr. Lupton. Mr. Lupton was issued a convertible subordinated note in the amount of $850,000 with an additional 390,000 warrants to purchase Common Stocks at a price of $6.25 per share in exchange for the guaranty. Since that time, Mr. Lupton has individually guaranteed the term loans and revolving credit loans of the Company from third party lenders.

     In August, 1996, the Company sold 833,333 shares of its newly-created Series NB Preferred Stock to the Lupton Trust in exchange for $5,000,000 in cash. The proceeds from the sale were used by the Company to purchase 625,000 shares of Series D Preferred Stock of Nevada Bob's Holdings, Inc., the parent company for a nationwide retailer of golf equipment and accessories ("Nevada Bob's"). The Series NB Preferred Stock of the Company held by the Lupton Trust was entitled to a cumulative dividend equal to 30 percent of the earnings realized by the Company from its investment in Nevada Bob's and was convertible at the election of the Lupton Trust into an equal amount of the Common Stock of the Company.

     In April, 1997, an affiliate of the Lupton Trust purchased the building leased by the Company for its corporate offices and, pursuant to the purchase, was assigned the existing lease with the Company. The lease was subsequently amended effective October, 1997, to provide approximately 77,000 square feet of additional space to the Company for manufacturing and warehousing operations and the base rental payments were adjusted to approximately $378,000 per year.

     COMPANY RESTRUCTURING. After incurring a net loss of approximately $11.2 million in the fiscal year ended September 30, 1997, the Company engaged a consulting firm to review and study the operations of the Company and assist in developing and implementing strategies to improve the operational and financial performance of the Company. The key goal was to develop a business plan to return the Company to profitability. Shortly after the receipt of this study, in November of 1997, George H. Nichols, the then Chairman of the Board and Chief Executive Officer of the Company, and Roger M. Helms, the then President and Chief Operating Officer of the Company, resigned, and Drew Lieberman, a member of the consulting firm engaged by the Company, was appointed as interim chief operating officer. In March of 1998, Cindy L. Davis, formerly Executive Vice President of the Company, was elected President and Chief Executive Officer of the Company.

     Under Ms. Davis' direction, management developed a new business plan for the remainder of 1998. The key objectives of this plan were to restore the Company to a better financial situation, improve the Company's overall operations and focus and integrate the Palmer, Hotz and NancyLopezGolf brands. In order to accomplish these objectives, management developed and implemented an organizational restructuring which consisted of consolidating the manufacturing, assembly and shipping operations of its club and bag divisions by moving the golf equipment operations to Pocahontas, Arkansas, reorganizing and downsizing the management and administrative staff in Ooltewah, Tennessee by 25 persons, and selling certain nonessential assets of the Company including the Company's National Golf Suppliers golf components division. The Company also sold its Lumberton, North Carolina facility, which had been on the market for more than three years. This operational restructuring was essentially completed by the end of October, 1998. Nevertheless, the Company incurred a net operating loss of $15.2 million in the fiscal year ended September 30, 1998. At least $2.4 million of this loss was attributable to the management changes and organizational restructuring and $1.8 million was attributable to write down of inventory.

     Management also developed a financial restructuring plan for the Company. In October, 1998, the Company sold its investment in the Class D Preferred Stock of Nevada Bob's to the Lupton Trust at its initial cost of $5,000,000. In addition, the Lupton Trust agreed to pay as additional purchase price 70 percent of any gains or earnings realized by the Lupton Trust from its investment in the Class D Preferred Stock of Nevada Bob's. The proceeds from the sale of the Class D Preferred Stock of Nevada Bob's were applied to reduce the outstanding bank indebtedness of the Company to Northern Trust Company. In conjunction with this transaction, the Lupton Trust converted the 833,333 shares of Series NB Preferred Stock to 833,333 shares Common Stock of the Company in accordance with the terms of the Series NB Preferred Stock.

     Also in October, 1998, the Lupton Trust, with the consent of the Company, purchased the outstanding bank indebtedness of the Company held by Northern Trust Company at its face value of $29,250,000. The Lupton Trust has waived the payment of interest on the $29,250,000 senior debt for the first two quarters of fiscal 1999. Additionally, Mr. Lupton and Palmer Enterprises have waived the payment of interest on their subordinated notes for fiscal 1999. Palmer Enterprises has also waived its minimum royalty fee of $750,000 for fiscal 1999 payable under the terms of the License Agreement between the Company and Palmer Enterprises.

     On September 28, 1998, the Company received a proposal from Teardrop Golf Company ("Teardrop") to purchase all of the assets of the Company for $5.0 million in cash and $11.5 million in redeemable convertible preferred stock with Teardrop assuming no existing liabilities of the Company. The proposal was considered and rejected by the Board of Directors of the Company for several reasons. Although the cash portion of the consideration was sufficient to satisfy the current liabilities of the Company, the remaining portion of the consideration which was payable in redeemable preferred stock of TearDrop was not sufficient to satisfy the senior debt of the Company, and as a result, the holders of the subordinated debt and Common Stock of the Company would not have received any portion of the consideration paid. Secondly, as a multiple of sales, the consideration offered by TearDrop was less than that offered by TearDrop in other transactions. In view of the foregoing, the Board of Directors did not feel that the offer was fair from a financial viewpoint to the Company or its shareholders. Thereafter, the Company received several preliminary expressions of interest in discussing the possible acquisition of the business, or certain segments of the business of the Company or a combination of the Company's business with other businesses. However, no conversations have ensued in which the possible terms of any transaction have been discussed.

     BUY-OUT PROPOSAL. In order to complete the financial restructuring of the Company, the Company engaged Gordian Group, L.P. ("Gordian"), a financial advisory firm, in January, 1999 to provide financial advisory services to the Company. Gordian was selected because of its reputation and expertise in providing financial advice to companies either with complex financial issues or in financially distressed situations. Gordian had not previously rendered services to the Company and had no other relationship with the Company. Pursuant to the engagement letter between the Company and Gordian, the Company agreed to pay Gordian a fee of $50,000 per month for financial advisory services plus certain additional fees in the event certain transactions were consummated or additional services were requested. In addition, the Company agreed to reimburse Gordian for expenses incurred in connection with their services and agreed to indemnify Gordian against any liabilities arising from the engagement. The Company placed no limitations on the scope of Gordian's review of the Company or its financial condition.

     In a written preliminary draft presentation that was also orally presented to the Company on February 2, 1999, Gordian highlighted certain of the financial, liquidity and solvency issues of the Company, given, among other things, the pending maturity of its existing indebtedness at the end of 1999 and the expressed intention of Mr. Lupton and the Lupton Trust not to make additional investments in, or loans to, the Company or guarantee additional indebtedness of the Company. Gordian also noted that the Company was facing its various challenges at a time when the golf equipment business appeared to be in a period marked by declines in both valuation and operating performance. Gordian performed certain sensitivity analyses on the Company's 1999 budget and compared the Company's operating performance (including net sales, gross margin, SG&A expenses, EBITDA margin and EBIT margin) to the operating performance of certain comparable golf equipment manufacturers and suppliers. Gordian expressed the view that a return of the Company to operating profitability was not likely in the foreseeable future, and that the projections in management's strategic business plan, which projected operating profitability by fiscal 2001, were based on various assumptions and could prove optimistic if, among other factors, the golf equipment industry environment did not significantly improve. Gordian expressed the view that as currently configured, and with the results projected by management, there currently was not enough value in the Company to support its existing indebtedness or create a meaningful recovery for the existing equity holders. Gordian did not calculate an explicit value for the Company or analyze the fairness of any consideration which could have been received by the Company or its shareholders.

     As part of its preliminary draft presentation, Gordian preliminarily evaluated a number of non-exclusive alternatives in light of the Company's financial and operating circumstances, including conversion or repayment of certain debt, conversion of all debt to equity, going private, effecting an operational turnaround with new borrowings and existing product lines, effecting an operational turnaround with different product line configurations, the sale of all or a part of the Company, and raising new capital through the existing Company. Gordian also considered the utility of implementing various alternatives both inside and outside of a chapter 11 bankruptcy proceeding. After submitting a preliminary draft written presentation with respect to the foregoing and discussing the presentation orally with management of the Company, Gordian provided no further services to the Company. Gordian made no presentation to the Board of Directors of the Company.

     Management subsequently determined that in order to become profitable, the senior and subordinated indebtedness of the Company would need to be restructured, sales would need to be increased, operating expenses would need to be further reduced, and additional capital would need to be raised. John T. Lupton and the Lupton Trust orally advised management that neither of them would be willing to place additional capital into the Company, or to support additional borrowings from financial institutions for working capital over and above the existing $5,000,000 line of credit provided to the Company by Northern Trust Company. Additionally, John T. Lupton and the Lupton Trust indicated that they would not be willing to consider any proposed financial restructuring of the Company unless they had absolute control of the Company, and the ability to obtain the economic benefits of such financial restructuring.

     As a result, Cindy L. Davis, the chief executive officer of the Company, and John T. Lupton and Arnold D. Palmer, the two largest single shareholders of the Company, and representatives of the Lupton Trust and Palmer Enterprises, discussed the possibility of forming an entity for the purpose of acquiring all of the shares of the Company held by persons other than the Continuing Shareholders (such shares the "Public Shares" and such shareholders the "Public Shareholders"). SunTrust Equitable Securities, Inc. ("Equitable") was engaged to assist in making an offer to acquire the Public Shares. This transaction would allow the Company to eliminate the costs of maintaining the Company's publicly-traded status, and proceed with a possible restructuring of the senior and subordinated debt of the Company, which will place the Company in a position to attempt to obtain additional capital or sell a portion or all of its assets and return to profitability. During the last week of March, 1999, and the first several weeks in April, 1999, members of management and representatives of Messrs. Lupton and Palmer and the Lupton Trust and Palmer Enterprises investigated the possible terms, form, structure and timing of a possible transaction resulting in the Company becoming privately-held. In addition to a merger, a tender offer transaction was considered. However, given the objective of acquiring total control of the Company in a single transaction and the uncertainties associated with a tender offer, it was determined that a merger transaction was the better alternative. Because of the financial condition of the Company and the pending maturities of the Company's indebtedness, it was determined to immediately proceed with a merger transaction.

     On April 27, 1999, Parent was organized and Ms. Davis, Messrs. Lupton and Palmer and the Lupton Trust and Palmer Enterprises agreed, pursuant to separate contribution agreements, to contribute their shares of Common Stock (in the case of Messrs. Lupton and Palmer and the Lupton Trust) and additional cash to Parent at the call of the Board of Managers of Parent in exchange for membership interests in Parent. Ms. Davis and Palmer Enterprises are not currently shareholders of the Company but have agreed to contribute any shares of Common Stock they may acquire to Parent.

     On April 29, 1999, at a specially-called meeting of the Board of Directors of the Company, Parent presented a proposal for the acquisition of all of the shares of Common Stock held by the Public Shareholders pursuant to a cash-out merger in which Parent or a wholly-owned subsidiary of Parent would merge with the Company with the Public Shareholders receiving a price of $1.20 per share in cash. In establishing a price of $1.20 per share, Parent relied on the advice of Equitable which was based upon Equitable's review of the trading range and volume of the Company's Common Stock and the financial condition of the Company. The Board of Directors appointed Board members A. Alexander Taylor II and Richard J. Horton to the Special Committee charged with reviewing the proposal on behalf of the Public Shareholders and making a report to the full Board of Directors as to whether the proposal was in the best interests of the Company and the Public Shareholders. Because of the engagement of the Advisor and legal counsel, the Special Committee of the Board of Directors did not believe it necessary to, and did not, appoint an unaffiliated representative to act solely on behalf of the Public Shareholders for the purpose of negotiating the terms of the Merger Agreement or preparing a report concerning the fairness of the Merger.

     NEGOTIATION OF AGREEMENT. The Special Committee engaged the Advisor to review the financial aspects of the proposal and engaged its own legal counsel to advise it with respect to the legal issues involved in the proposal. Over the course of the next several weeks, the Special Committee, its counsel and the Advisor met with management of the Company, obtained comprehensive financial information with respect to the Company, and conducted its own investigation of the Company and its business prospects and financial condition. The Advisor also conducted its own independent analysis of the Company, the golf product industry and market conditions and data relevant to the proposal.

     On May 27, 1999, the Advisor issued its opinion to the Special Committee that, based upon its review and certain conditions and qualifications, the consideration of $1.20 per share contained in the proposal by Parent was fair to the Public Shareholders of the Company from a financial point of view. The Special Committee requested an increase in the Merger Consideration, but representatives of the Parent were unwilling to increase the Merger Consideration from the $1.20 per share initially contained in the proposal. At a special called meeting of the full Board of Directors on the same date, the Special Committee reported the receipt of the fairness opinion of the Advisor and the Special Committee's recommendation that the proposal be pursued on behalf of the Company. The full Board of Directors approved the recommendation of the

Special Committee and authorized the Special Committee to negotiate the final terms of a transaction with Parent based upon the proposal.

     During the course of the next week, representatives of the Special Committee and of Parent negotiated the terms of the Merger Agreement generally incorporating the terms set forth in the proposal. On June 3, 1999, the Special Committee met and approved the final terms of the Agreement including the Merger Consideration and recommended the Merger Agreement to the full Board of Directors. At a specially-called meeting of the full Board of Directors, the Board of Directors approved the terms of the Agreement, authorized the appropriate officers of the Company to enter the Agreement and issued its recommendation to the shareholders of the Company that the Agreement be approved. On August 13, 1999, the Agreement was amended to provide additional flexibility to the Special Committee to consider competing transactions by eliminating the ability of Parent and Merger Sub to terminate the Agreement during the pendency of any negotiations entered with any third party.

PURPOSE AND STRUCTURE OF THE MERGER

     The purpose of the Merger is to enable the Parent to acquire all of the equity interests of the Company (except for 1,000 shares held by each of the Continuing Shareholders) in order to allow for the possible restructuring of the outstanding indebtedness of the Company and to position the Company for a return to profitability. In the Merger, each Public Share will be converted into the right to receive an amount of cash equal to the Merger Consideration, without interest. The acquisition of the Public Shares has been structured as a cash merger in order to provide a prompt and orderly transfer to Parent of ownership of the equity interests represented by the Public Shares in a single transaction and to provide the Public Shareholders with prompt payment in cash in exchange for the Public Shares.

     In determining to acquire the Public Shares at this time, Parent focused on a number of factors, including the fact that the Merger would (i) satisfy the objections of the Continuing Shareholders to negotiating a restructuring of the senior and subordinated debt; (ii) provide a platform for the restructuring of the senior and subordinated debt of the Company which is due and payable on or before December 31, 1999, thereby creating a sound balance sheet for the Company and a more efficient capital structure; (iii) eliminate annual operating expenses of approximately $100,000 related to compliance with the rules for publicly-traded companies; (iv) facilitate the participation of management in a meaningful equity interest in the Company; and (v) allow Parent to capture all of the Company's future earnings and cash-flow. The primary benefits for the Company's Public Shareholders are (i) the opportunity to sell all of their Common Stock at a price which represents a premium over trading prices in effect immediately prior to the announcement of the Merger, (ii) providing liquidity for their investment in the Common Stock of the Company which has a very small float and limited trading activity, (iii) avoiding the uncertainties and risks that are inherent in the efforts of the Company to complete a financial restructuring of the Company, and (iv) avoiding the uncertainties and risks that are inherent in a business of the size of the Company competing in the golf equipment industry.

PLANS FOR THE COMPANY AFTER THE MERGER

     The business plan for fiscal 1999 was based on the Company achieving lower net sales but realizing higher margins on sales, resulting in break even cash flow from operations as a result of the restructuring of the Company discussed above. This plan will be continued in fiscal 2000 and also includes a realignment of the sales force to expand the Company's account base, a refreshed brand positioning and long-term product development plan for HOTZ golf bags, a new brand positioning, distribution strategy and long-term product development plan for Arnold Palmer golf clubs, a continued product development plan for NancyLopezGolf clubs and accessories, and a brand extension plan for new product categories and the development of new products under new brands. While fiscal 1999 is expected to be a transitional product year for the Company with limited new product introductions, fiscal 2000 will involve wholesale product changes and numerous new product introductions in the HOTZ and Arnold Palmer lines and improvements and new product introductions in the NancyLopezGolf line. Furthermore, the Company in fiscal 2000 is embarking on a plan to develop new channels of distribution to sell its products including: the corporate and special event segment; the internet; additional national mass merchant stores; and the international market. If successfully implemented, and subject to the assumptions made therein, the fiscal 2000 business plan could position the Company for a return to profitability in fiscal 2000. See "Certain Projected Financial Data."

     Upon consummation of the Merger, Parent will begin negotiations with the holders of the senior debt and subordinated debt to convert such debt to equity or compromise its repayment terms. At the same time, the Company will begin discussions with Palmer Enterprises and Nancy Lopez Enterprises, Inc. ("Lopez Enterprises"), to renegotiate the terms of their license agreements with the Company in view of the financial condition of the Company and the level of sales of products covered by such license agreements. Subject to the consummation of the Merger, both Palmer Enterprises and Lopez Enterprises have indicated a willingness to renegotiate their license agreements with the Company.

     Following the Merger, Parent intends to retain the Company as a subsidiary of Parent, and continue its operations in the ordinary course in accordance with the business plan outlined above. However, management will continue to take such actions as may be required in view of the level of sales to enable the Company to operate at a positive cash flow. It is extremely difficult for a business with the level of sales of the Company to compete in the golf equipment industry, and management of the Company will continue to investigate and, if appropriate, consider other strategic alternatives which may enable the Company to operate profitably, including, without limitation, an operation turn around with new borrowings and existing product lines, an operation turn around with different product line configurations, and the raising of new capital for the Company to expand its operations.

     If the Company receives any expression of interest in the acquisition of some or all of its business or assets after the consummation of the Merger, the Company and Parent will consider any such proposal carefully. Since the net operating losses of the Company will not be available to the Parent, the Parent may also consider converting the Company to a flow-through entity for federal and state tax purposes.

     Parent does not plan to make any changes in the management of the Company, but the Board of Directors will be reduced to the five individuals who constitute the Board of Managers of the Parent: John T. Lupton, Arnold D. Palmer, Cindy L. Davis, Joel W. Richardson, Jr., and Charles S. Mechem, Jr.

     Parent does not have any present plans or proposals which relate to, or would result in, an extraordinary corporate transaction, such as a merger, reorganization or liquidation involving the Company or Parent, a sale or transfer of a material amount of assets of the Company or any other material changes in the Company's corporate structure or business.

     As a result of the Merger, the Company will be privately held and there will be no public market for the Common Stock. Upon consummation of the Merger, the registration of the Common Stock under the Securities Exchange Act of 1934 (the "Exchange Act") will be terminated. The termination of registration of the Common Stock under the Exchange Act will eliminate the requirement to provide information to the Securities and Exchange Commission and will make most of the provisions of the Exchange Act, such as the short-swing profit recovery provisions of Section 16(b) and the requirement of furnishing a proxy or information statement in connection with shareholders' meetings, no longer applicable to the Company.

REASONS FOR THE MERGER AND RECOMMENDATION OF THE BOARD OF DIRECTORS

     The terms of the Agreement, including the Merger Consideration, were reached on the basis of arms-length negotiations between the Company through the Special Committee and its legal counsel and Parent and its legal counsel. In reaching the conclusion that the terms of the Agreement are fair to the Company's shareholders from a financial point of view, the Special Committee considered the written opinion of the Advisor regarding the fairness of the Merger Consideration from a financial point of view, recent market prices of the Company's Common Stock, the historical and prospective business of the Company including competitive conditions in the Company's industry, market prices and financial data of companies engaged in the same or similar businesses, the benefits expected from an acquisition by Parent, the risks of nonconsummation of the Merger given the terms of the Agreement, and likelihood of alternatives that might be financially more favorable to the Company's shareholders. The Special Committee believes that the Company's existing financial condition coupled with a general decline in the Company's industry and the existence of more established and well-capitalized competitors jeopardize the future viability of the Company absent the Merger. The Merger will allow the Company to operate without the costs and operational constraints associated with a public company and facilitate negotiations with the holders of the senior and subordinated debt, and the renegotiation of the terms of the license agreements with Palmer Enterprises and Lopez Enterprises. The Special Committee believes that the Merger provides an opportunity for the Public Shareholders of the Company to receive an amount for their shares of the Company at a premium over the prices at which the Common Stock has traded in the recent past. On June 2, 1999, the day preceding the public announcement of the execution of the Agreement, the high and low per share sales prices for the Company's Common Stock were $0.9688 and $0.8125, respectively. Prior to June 2, 1999, the Company's Common Stock had traded at even lower values. See "Price Range of Common Stock." The Special Committee took into consideration the fact that the Public Shareholders will not have the opportunity to participate in the future growth of the Company following consummation of the Merger. The Special Committee noted, however, that because the Merger Consideration is to be paid in cash, following consummation of the Merger, the Public Shareholders will no longer be exposed to the risk that equity securities of the Company may decline in value. The Special Committee also considered and determined that the potential benefits to be received by Parent and the Continuing Shareholders as a result of the Merger did not adversely impact the fairness of the Merger to the Public Shareholders, given the risks associated with a continuing equity ownership in the Company.

     In approving the Merger, the Special Committee relied on the opinion of the Advisor that the Merger Consideration is fair to the Public Shareholders of the Company from a financial point of view. The Special Committee considered the analyses presented to it by the Advisor which are described below in "Opinion of Financial Advisor."

     The Special Committee considered the opportunities available to the Company, including the possibility of: (i) maintaining the status quo, (ii) attempting to solicit competing proposals, (iii) considering a sale at a future date, (iv) pursuing other restructuring alternatives, and (v) accepting Parent's proposal, before concluding for all of the reasons discussed in this Section that the Merger represented the best available alternative for the Public Shareholders and that the Merger Consideration is favorable to the Company's Public Shareholders. These opportunities are discussed in further detail in the following paragraphs.

     In assessing the alternative of the status quo, the Special Committee considered that the Company will be unable to repay the senior and subordinated debt which matures on or before December 31, 1999. The Special Committee also assessed the long-range prospects and risks of the Company's business and its financial condition, results of operations and capital requirements given the highly competitive nature of the golf equipment industry and the existence of larger and better capitalized competitors.

     Given the Company's financial condition and the analyses of the Advisor, the Special Committee determined that it was highly unlikely that any potential competing proposals or future sales transactions would be adequate to satisfy the Company's existing liabilities and provide any benefit to the shareholders or a basis for the future viability of the Company. In making this determination, the Special Committee was made aware of and reviewed the Teardrop proposal which had previously been considered and rejected by the Board of Directors because of the inadequacy of the proposed purchase price.

     In considering other restructuring alternatives, the Special Committee considered the fact that all of the Company's long-term debt and subordinated notes in the approximate amount of $34.0 million are due and payable on or before December 31, 1999. The Special Committee considered the fact that it is unlikely that the long-term debt or subordinated notes could be refinanced through third-party lenders or that the holders thereof, including the Continuing Shareholders, would grant further extensions with respect to the long-term debt and subordinated notes of the Company.

     The Advisor presented the Special Committee with several valuation analyses which estimated the present value of the Company's Common Stock. The comparable public company analysis and the comparable transactions analysis each favorably impacted the Special Committee's fairness determination, based on the Advisor's determination that the implied equity per share values, with the exception of the implied equity per share value based on the 2000 P/E multiple derived from the comparable company analysis, were all of negative value based on the Company's negative EBITDA, EBIT, and net income for the most recent trading twelve month period, its negative book value and large amount of debt. The premiums paid analysis, that in some cases yielded implied per share values that were higher than the Merger

Consideration, was considered in the context of the Company's large amount of net debt relative to its negative book value, its underlying negative operating results and the relative illiquidity of the Company's Common Stock, and as a result did not detract from the Special Committee's fairness determination. These separate analyses considered as a whole demonstrated the attractiveness of the Merger Consideration relevant to traditional valuation measures such as current and historical market prices and net book value. The Advisor did not specifically calculate the Company's going concern value or liquidation value, but did generally discuss these estimated values with the Special Committee. Given the Company's current liabilities of $39.9 million versus total assets of $15.7 million at April 2, 1999, on a book value basis, the Advisor confirmed to the Special Committee that these values would have yielded values for the Company less than the Merger Consideration.

     Given the risks associated with the status quo and the unavailability of feasible alternatives, the Special Committee concluded that Parent's proposal represented the best available alternative for the Public Shareholders. The Special Committee believes that the procedure that was followed in determining the Merger Consideration to be paid to the Shareholders of the Company was procedurally fair to the Public Shareholders. As described above, the Board of Directors of the Company appointed as the only members of the Special Committee two non-employee directors who were independent of the Parent. With the assistance of the Advisor and legal counsel, the Special Committee evaluated the Parent's proposal and determined that it was fair to the Public Shareholders. Thus, although the Merger is not structured to require approval of a majority of the unaffiliated shareholders, the Special Committee nevertheless believes that the procedure that was followed in determining the Merger Consideration is fair to the unaffiliated shareholders. The relevant analyses, including the related assumptions, considered by the Special Committee are described below in "Opinion of Financial Advisor."

     THE SPECIAL COMMITTEE AND THE BOARD OF DIRECTORS BELIEVE THAT THE TERMS OF THE MERGER ARE FAIR TO THE PUBLIC SHAREHOLDERS AND RECOMMEND THAT THE PUBLIC SHAREHOLDERS VOTE FOR THE APPROVAL OF THE AGREEMENT.

OPINION OF FINANCIAL ADVISOR

     The Special Committee of the Board of Directors of the Company retained Scott & Stringfellow, Inc. as its financial advisor (the "Advisor") to render a fairness opinion in connection with the Merger. As of May 27, 1999, the Advisor delivered its written opinion to the Special Committee. On June 3, 1999, the Advisor orally updated its opinion. As of such date and based upon the procedures and subject to the assumptions and qualifications described to the Special Committee and in the written opinion of the Advisor given May 27, 1999 and orally updated June 3, 1999, the Advisor concluded that the Merger Consideration was fair from a financial point of view to the holders of Common Stock.

     The full text of the Advisor's written opinion dated as of May 27, 1999, which sets forth, among other things, the assumptions made, matters considered, and scope and limitations on the review undertaken, is attached as Attachment II hereto and is incorporated herein by reference. Holders of Common Stock are urged to, and should, read the Advisor's opinion carefully and in its entirety. The Advisor's opinion was prepared for the use of the Special Committee of the Board of Directors in connection with its consideration of the Merger and does not constitute a recommendation to the holders of Common Stock as to how they should vote at the Special Meeting in connection with the Merger. In addition, the opinion addresses only the financial fairness of the consideration to be received by the shareholders in the Merger and does not address the relative merits of the Merger or any alternatives, the underlying decision of the Special Committee and the full Board of Directors to engage in the Merger or any other aspect of the Merger. The summary of the Advisor's opinion set forth below should be read together with the full text of the opinion.

     In arriving at its opinion, the Advisor:

     - reviewed publicly available financial statements and other information of the Company;

     - reviewed historical internal financial statements and other financial and operating data concerning the Company prepared by the management of the Company;

     - analyzed financial projections prepared by the management of the Company;

     - discussed the past and current operations and financial condition and the prospects of the Company with management of the Company;

     - reviewed the historical prices and trading activity for the Common Stock of the Company;

     - compared the financial performance of the Company and the prices and trading activity of the Common Stock with that of other comparable publicly-traded companies and their securities;

     - reviewed the financial terms, to the extent publicly available, of comparable acquisitions;

     - reviewed the premiums paid in this transaction to the premiums paid in similarly-sized transactions, as well as comparable sporting and athletic goods transactions, and similar minority purchase transactions one day, one week and four weeks prior to announcement;

     - considered the capitalization, liquidity and financial condition of the Company;

     - reviewed a draft of the Agreement and related documents; and

     - performed such other analyses and considered such other factors as the Advisor deemed appropriate.

     In rendering its opinion, the Advisor assumed and relied upon, without independent verification, the accuracy and completeness of all information reviewed by it for the purposes of its opinion. With respect to the financial projections, the Advisor assumed that they were reasonably prepared on bases reflecting the best currently available estimates and judgments of the future financial performance of the Company and that such forecasts would be realized in the amounts and at the times contemplated. In addition, the Advisor assumed that the Merger would be consummated on the terms set forth in the Agreement and that, in the course of obtaining regulatory and third party consents for the Merger, no restriction would be imposed that would have a material adverse effect on the future results of operations or financial condition of the Company. The Advisor did not make any independent valuation or appraisal of the assets or liabilities of the Company, nor was the Advisor furnished with any such appraisals. The Advisor's opinion was necessarily based on economic, market and other conditions as in effect on, and the information made available to the Advisor as of, the date of the Advisor's opinion.

     In arriving at its opinion, the Advisor was not authorized to solicit, and did not solicit, indications of interest from any party, nor did it have discussions with any party other than Parent with respect to the acquisition of the Company or any of its assets. Furthermore, the Advisor was not authorized to negotiate the terms of the transaction and has based its opinion solely on the terms of the Agreement as negotiated by others.

     Below is a summary of the material analyses performed by the Advisor and reviewed with the Special Committee on May 27, 1999, and orally updated on June 3, 1999, in connection with the preparation of the Advisor's opinion and with its presentation to the Special Committee on those dates.

     COMPARABLE PUBLIC COMPANY ANALYSIS. As part of its analysis, the Advisor compared financial information of the Company with corresponding publicly available information of a group of seven publicly-traded golf equipment manufacturers that the Advisor considered comparable in several respects, including similar product manufactured, similar branding strategies, similar methods of production and distribution and similar operating characteristics reflective of the golf equipment manufacturing industry, with the Company, which included: Adams Golf, Inc.; Aldila, Inc.; Callaway Golf Company; Coastcast Corp.; Coyote Sports, Inc.; S2 Golf, Inc.; and Teardrop Golf Company (the "Comparable Companies").

     The Advisor analyzed the relative performance of the Company by comparing market trading statistics for the Company with those of the Comparable Companies. The market trading information used in ratios provided below is as of June 1, 1999. The market trading information used in the valuation analysis was:

     - market price to the most recent historical ("trailing") twelve months earnings per share ("P/E") ratios. The P/E ratio reflects the price investors are willing to pay for each dollar of earnings. The magnitude of the ratio reflects a variety of company-specific factors, including historical and projected growth rates, predictability of earnings, size, trading liquidity and research sponsorship;

     - market price to calendar 1999 and 2000 estimated earnings per share, or P/E ratios for calendar 1999 and 2000, based on estimates of future earnings as of June 1, 1999;

     - enterprise value to trailing twelve months total revenue, or the ratio of enterprise value, which is stock market equity value plus debt and preferred stock minus cash and marketable securities, to revenues for the latest twelve months. Equity based ratios such as the P/E ratio can be affected by the amount of a company's leverage or borrowings. This enterprise value to revenue ratio is a measurement of the firm performance before the effects of leverage and shows the enterprise value of the firm for each dollar generated in revenues;

     - enterprise value to trailing twelve months EBITDA, which is a ratio that represents a multiple of the cash flow generated by a company. EBITDA means earnings before interest, taxes, depreciation and amortization. The magnitude of this ratio reflects a variety of company-specific factors, including historical and projected growth rates, predictability of earnings, size, trading liquidity and research sponsorship; and

     - enterprise value to trailing twelve months EBIT, which is a ratio that represents a multiple of the operating income generated by a company. The difference between EBITDA and EBIT is that EBIT does not reflect an add-back for depreciation and amortization.

     Earnings estimates for fiscal 1999 and 2000 for the Company were based on projections provided by Company management. Earnings per share estimates for the Comparable Companies were based on First Call estimates as of June 1, 1999, and reflect the calendar year ending December 31, 1999 and December 31, 2000. An analysis of the multiples for the Comparable Companies yielded:

                                COMPARABLE COMPANIES ANALYSIS
---------------------------------------------------------------------------------------------
                                                  MEAN VALUE   MEDIAN VALUE   RANGE OF VALUES
                                                  ----------   ------------   ---------------
P/E LTM.........................................     20.3x         15.8x       9.4x to 40.2x
P/E 1999E.......................................     14.6x         14.3x       9.2x to 20.4x
P/E 2000E.......................................     10.4x         12.5x       3.9x to 14.7x
LTM Revenues....................................      0.9x          0.8x       0.5x to  1.8x
LTM EBITDA......................................     12.0x          7.5x       3.7x to 25.6x
LTM EBIT........................................     21.9x          9.1x       7.2x to 71.8x

     As it pertains to the Comparable Companies Analysis, the Advisor determined that the implied equity per share values, with the exception of the implied equity per share value based on the 2000E P/E multiple, were all of negative value based on the Company's negative EBITDA, EBIT, and Earnings Per Share for the most recent trailing twelve month period as well as for projected 1999, and its large amount of net debt. The Advisor calculated a range of implied equity share values based on the 2000E P/E multiple of $0.61 - $2.30.

     COMPARABLE TRANSACTIONS ANALYSIS. Using publicly available information, the Advisor analyzed three different groups of companies involved in completed or pending transactions categorized as "Small Transactions," "Minority Purchase Transactions," and "Sporting and Athletic Goods Transactions."

     The Small Transactions included transactions with equity values ranging from $2.0 to $10.0 million. The selected transactions used in the analysis were (acquiror/acquiree): Foilmark, Inc./HoloPak Technologies, Inc.; Ziegler Co., Inc./PMC International, Inc.; Sterling Software, Inc./Cayenne Software, Inc.; Derma Sciences, Inc./Genetic Laboratories Wound; RCN Corp./Lancit Media Entertainment Ltd.; Mediware Information Systems/Informedics, Inc.; JW Childs Equity Partners LP/Jilians Entertainment Corp; Nicolet Biomedical, Inc./Imex Medical Systems, Inc.; and Ultimate Electronics, Inc./Audio King Corp.

     The Minority Purchase Transactions involved acquirors who owned at least 25% of the target before the transaction and purchased the remainder of the target. The selected transactions used in the analysis were (acquiror/acquiree):
Nationwide Mutual Insurance Co./Allied Life Financial Corp.; World Access, Inc./ NACT Telecommunications (GST); Marriott International, Inc./ExecuStay Corp.; Forum Group (Crestline Capital)/Forum Retirement Partners LP; Lohrho PLC/Hondo Oil & Gas Co.; COMNET Corp./Group 1 Software, Inc.; Investor Group/COHR, Inc.; 99 Cents Only Stores/Universal International; Investor Group/ International Franchise Systems; and PH II, Inc./THT, Inc.

     The Sporting and Athletic Goods Transactions involved companies in the sporting and athletic goods industry. The selected transactions used in this analysis were (acquiror/acquiree): GolfSmith/Lynx Golf; GolfSmith/Snake Eyes; School Specialty, Inc./Sportime LLC(Genesis Direct); Coyote Sports, Inc./Royal Precision; FPK, LLC/Norwood Promotional Products; Coyote Sports, Inc./West Coast Companies; US Industries, Inc./Unifiber Corp.; Teardrop Golf/RAM Golf; Teardrop Golf/Tommy Armour Golf; Royal Precision/Royal Grip; Callaway Golf Co./Odyssey Sports, Inc.(US Industries); Brunswick Corp./TCR Corp; Hedstrom Corp (Hedstrom Holdings)/ERO, Inc.; American Materials & Techs/Grafloy; Coyote Sports, Inc./Apollo Companies; American Brands, Inc./Cobra Golf, Inc.; Ajay Sports/Palm Springs.

     The Advisor compared the relative performance of the Company to certain transaction multiples implied in the comparable transactions. In each comparable transaction, the Advisor calculated for the target company:

     - enterprise value as a multiple of trailing twelve months revenues;

     - enterprise value as a multiple of trailing twelve months EBITDA;

     - enterprise value as a multiple of trailing twelve months EBIT;

     - equity value as a multiple of trailing twelve months net income; and

     - equity value as a multiple of current book value.

     This analysis yielded:

                   COMPARABLE TRANSACTIONS ANALYSIS (SMALL TRANSACTIONS)
--------------------------------------------------------------------------------------------
                                                 MEAN VALUE   MEDIAN VALUE   RANGE OF VALUES
                                                 ----------   ------------   ---------------
LTM Revenues...................................      0.7x          0.5x       0.1x to  1.8x
LTM EBITDA.....................................     24.8x          5.7x       4.3x to 74.7x
LTM EBIT.......................................     52.4x         52.4x      34.7x to 70.1x
LTM Net Income.................................       --            --             -- to --
Book Value.....................................      5.1x          2.3x       0.5x to 15.5x

              COMPARABLE TRANSACTIONS ANALYSIS (MINORITY PURCHASE TRANSACTIONS)
---------------------------------------------------------------------------------------------
                                                  MEAN VALUE   MEDIAN VALUE   RANGE OF VALUES
                                                  ----------   ------------   ---------------
LTM Revenues....................................      2.0x          1.1x       0.3x to  7.0x
LTM EBITDA......................................     11.2x         11.7x       4.0x to 18.1x
LTM EBIT........................................     18.6x         20.3x       4.9x to 29.9x
LTM Net Income..................................     32.0x         22.1x       7.7x to 87.9x
Book Value......................................      3.5x          2.4x       1.5x to 11.3x

         COMPARABLE TRANSACTIONS ANALYSIS (SPORTING AND ATHLETIC GOODS TRANSACTIONS)
---------------------------------------------------------------------------------------------
                                                  MEAN VALUE   MEDIAN VALUE   RANGE OF VALUES
                                                  ----------   ------------   ---------------
LTM Revenues....................................      1.2x          0.9x       0.2x to  3.5x
LTM EBITDA......................................      9.4x          7.6x       6.1x to 19.6x
LTM EBIT........................................     12.9x         11.0x       7.8x to 36.8x
LTM Net Income..................................     24.0x         17.5x       7.9x to 93.4x
Book Value......................................      4.6x          4.0x       0.9x to  9.0x

     As it pertains to the Comparable Transactions Analysis, the Advisor determined that the implied median equity per share values for the three types of transactions, were all of negative value based on the Company's negative EBITDA, EBIT, and Net Income for the most recent training twelve month period, its negative book value and its large amount of net debt.

     The following table sets forth the implied multiples of the current transaction:

                 ARNOLD PALMER GOLF COMPANY TRANSACTION MULTIPLES
----------------------------------------------------------------------------------
                                                              TRANSACTION MULTIPLE
                                                              --------------------
LTM Revenues................................................           2.0x
LTM EBITDA..................................................          (4.8x)
LTM EBIT....................................................          (4.4x)
LTM Net Income..............................................          (0.4x)
Book Value..................................................          (0.2x)

     When the multiples of the current transaction are compared to the three types of comparable transactions, the revenue multiple exceeds all median revenue multiples and the EBITDA, EBIT, Net Income and Book Value multiples are negative, and therefore are not meaningful valuation measurements.

     PREMIUMS PAID ANALYSIS. The Advisor reviewed purchase price premiums paid for the stock of the Small Transactions, the Minority Purchase Transactions, and the Sporting and Athletic Goods Transactions. In all three analyses, the Advisor measured the average purchase price premiums paid by acquirors over the prevailing stock market prices of acquirees one day, one week, and four weeks prior to the announcement of the transactions. These premiums were applied to the prices of Common Stock for the same periods, resulting in mathematical ranges of implied values for the Company's shares.

     The Small Transactions premiums analysis resulted in:

                       PREMIUMS PAID ANALYSIS (SMALL TRANSACTIONS)
------------------------------------------------------------------------------------------
                                             MEAN VALUE   MEDIAN VALUE    RANGE OF VALUES
                                             ----------   ------------   -----------------
One day prior..............................     13.6%          4.0%      (23.2%) to  60.0%
One week prior.............................     30.1%          1.4%      (14.3%) to  77.8%
One month prior............................     25.9%          1.4%      (53.8%) to 104.4%

     The Advisor calculated an overall median range of implied equity share values for small transactions of $1.01 -- $1.20.

     The Minority Purchase Premiums analysis resulted in:

                 PREMIUMS PAID ANALYSIS (MINORITY PURCHASE TRANSACTIONS)
------------------------------------------------------------------------------------------
                                             MEAN VALUE   MEDIAN VALUE    RANGE OF VALUES
                                             ----------   ------------   -----------------
One day prior..............................     31.2%         32.1%         3.2% to  71.6%
One week prior.............................     36.5%         32.2%         7.2% to  89.1%
One month prior............................     38.2%         25.3%         6.7% to 116.7%

     The Advisor calculated an overall median range of implied equity share values for minority purchase transactions of $1.25 -- $1.53.

     The Sporting and Athletic Goods premiums analysis resulted in:

            PREMIUMS PAID ANALYSIS (SPORTING AND ATHLETIC GOODS TRANSACTIONS)
------------------------------------------------------------------------------------------
                                             MEAN VALUE   MEDIAN VALUE    RANGE OF VALUES
                                             ----------   ------------   -----------------
One day prior..............................     20.4%         19.3%         12.5% to 30.3%
One week prior.............................     22.5%         20.6%         16.9% to 32.1%
One month prior............................     30.7%         31.6%         23.6% to 36.0%

     The Advisor calculated an overall median range of implied equity share values for sporting and athletic goods transactions of $1.21 -- $1.38.

     The premiums to APGC shareholders were:

          - 3.8% one day prior to the announcement of the offer;

          - 20.0% one week prior to the announcement of the offer, and;

          - 20.0% one month prior to the announcement of the offer.

     No company or transaction used in the comparable company analysis, the comparable transactions analysis or the premiums paid analysis as a comparison is identical to the Company or the Merger. Accordingly, an analysis of the results of the foregoing is not mathematical; rather, it involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies considered and other factors that could affect the public trading value of the companies to which the Company and the Merger are being compared. In performing the premiums paid analysis, the Advisor assigned the premiums paid analysis less weight in arriving at its opinion than the weight assigned to each of the other material analyses described herein due to the inability of the premiums paid analysis to accurately depict the leverage of the Company relative to its negative book value, its underlying negative operating results and the relative illiquidity of the Company's stock.

     DISCOUNTED CASH FLOW ANALYSIS. The Advisor determined that a discounted cash flow analysis was not relevant due to the short-term nature (through December 31, 2000) of the projections provided by Company management.

     The preparation of a fairness opinion is a complex process and is not necessarily susceptible to a partial analysis or summary description. In arriving at its opinion, the Advisor considered the results of all its analyses as a whole and did not attribute any particular weight to any analysis or factor considered by it. The Advisor believes that selecting any portion of the Advisor's analyses, without considering all analyses, would create an incomplete view of the process underlying its opinion. In addition, the Advisor may have deemed various assumptions more or less probable than other assumptions, so that the ranges of valuations resulting for any particular analysis described above should not be taken to be the Advisor's view of the actual value of the Company.

     In performing its analyses, the Advisor made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of the Company. The analyses performed by the Advisor are not necessarily indicative of actual value, which may be significantly more or less favorable than suggested by such analyses. Such analyses were performed solely as part of the Advisor's analysis of whether the consideration to be received by the holders of Common Stock of the Company pursuant to the Agreement was fair from a financial point of view to such holders, and were conducted in connection with the delivery of the Advisor's opinion. The analyses do not purport to be appraisals or to reflect the prices at which the Company or its assets might actually be sold.

     As described above, the Advisor's opinion provided to the Special Committee was one of a number of factors taken into consideration by the Special Committee in making its determination to recommend adoption of the Agreement and the transactions resulting from it. Consequently, the Advisor's analyses described above should not be viewed as determinative of the opinion of the Special Committee or the view of the management with respect to the value of the Company. The consideration to be received by the holders of Common Stock of the Company pursuant to the Agreement was determined through negotiations between the Special Committee on behalf of the Company and Parent and was approved by the Special Committee as well as the entire Board of Directors.

     The Advisor was selected by the Company to render a fairness opinion in connection with the Merger because of the Advisor's reputation and expertise as an investment banking firm. The Advisor, as part of its investment banking business, is regularly engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, underwritings of equities, private placements and valuations for estate, corporate and other purposes. In the ordinary course of its business, the Advisor may actively trade the equity securities of the Company for its own account and for the accounts of customers and, accordingly, may at any time hold a long or short term position in such securities.

     In accordance with its engagement letter, the opinion of the Advisor is addressed to the Special Committee for its use in connection with its review and evaluation of the Merger. Neither the opinion nor the underlying financial analysis may be relied upon by any person other than the members of the Special Committee without the prior written consent of the Advisor. Accordingly, under the terms of the engagement letter and the opinion letter prepared pursuant to the engagement letter, no shareholder of the Company may rely or allege any reliance on the Advisor's opinion or analysis in connection with the shareholder's consideration of the merits of the Merger or otherwise. It is the Advisor's position that its duties in connection with its fairness opinion are solely to the Special Committee, and that it has no legal responsibility to any other persons, including shareholders of the Company, under the laws of the Commonwealth of Virginia, the governing law of the engagement letter. The Advisor would likely assert the substance of this disclaimer as a defense to claims, if any, that might be brought against it by shareholders of the Company with respect to its fairness opinion. Further, courts interpreting Virginia law have strictly limited the persons who can sue for professional negligence to the parties to the agreement engaging the professional. The Advisor believes that the principles adopted in these cases would limit its liability solely to the Special Committee. However, since no Virginia court has ruled specifically on these issues in the context of a financial advisory engagement, they necessarily would have to be resolved by a court of competent jurisdiction. Furthermore, there can be no assurance that a court of competent jurisdiction would apply Virginia state law to the resolution of this issue if it were ever to be presented. In any event, the availability or non-availability of this defense will have no effect on the Advisor's rights and responsibilities under the federal securities laws, or the rights and responsibilities of the directors of the Company under the governing state fiduciary law or under the federal securities laws.

     Pursuant to the engagement letter agreement between the Company and the Advisor, dated May 5, 1999, the Company agreed to pay the Advisor (i) a non-refundable retainer of $25,000; (ii) an additional $75,000 payable upon initial delivery of its preliminary analysis to the Special Committee; and (iii) an additional $50,000 payable upon closing of the transaction. In addition to any fees for professional services, the Advisor will also be reimbursed for expenses incurred in connection with the Advisor's representation of the Company. The Company has also agreed to indemnify the Advisor against specified liabilities, including liabilities under the federal securities laws, related to, arising out of or in connection with the engagement of the Advisor by the Company.

     The foregoing summary does not purport to be a complete description of the analyses performed by the Advisor and is qualified in its entirety by reference to the Advisor's opinion attached as Attachment II to this Proxy Statement. A complete copy of the Advisor's report is available for inspection and copying at the principal executive offices of the Company during its regular business hours by any interested shareholder or a shareholder's representative designated in writing.

POSITION OF PARENT, MERGER SUB, JOHN T. LUPTON, THE LUPTON TRUST AND ARNOLD D. PALMER AS TO FAIRNESS OF THE MERGER

     Parent, Merger Sub, Mr. Lupton, the Lupton Trust and Arnold D. Palmer have considered the factors examined by the Special Committee and the Board (described in detail in "Special Factors -- Reasons for the Merger and Recommendation of the Board of Directors") and based upon the analysis of the Special Committee and the Board, which they have expressly adopted as their own, believe that the Merger is fair to the Company's unaffiliated shareholders from a financial point of view. Parent, Merger Sub, Mr. Lupton, the Lupton Trust and Mr. Palmer make no recommendation as to how the Company's shareholders should vote on the Merger. Mr. Lupton, the Lupton Trust and Mr. Palmer have financial interests in the Merger. See "Special Factors -- Interests of Certain Shareholders and Directors in the Merger." Except for the approval and recommendation of the Merger by the Board, no director or executive officer of the Company has made a recommendation as to how the Company's shareholders should vote on the Merger. See "Special Factors -- Reasons for the Merger and Recommendation of the Board of Directors."

INTERESTS OF CERTAIN SHAREHOLDERS AND DIRECTORS IN THE MERGER

     In considering the recommendations of the Board of Directors with respect to the Merger, shareholders should be aware that John T. Lupton, Arnold D. Palmer, Cindy L. Davis, the Lupton Trust and Palmer Enterprises are members of Parent and interested in entering into this transaction with the Company through Parent and Merger Sub. Messrs. Lupton and Palmer and the Lupton Trust collectively hold an aggregate of 1,597,717 shares of the Company's outstanding common stock which comprises approximately 41 percent of all outstanding shares, have agreed to contribute their shares of Common Stock to Parent at the request of Parent in connection with the closing of the proposed Merger and intend to vote their shares in favor of the Merger. In addition, David S. Gonzenbach, Nancy Lopez, Charles S. Mechem, Jr. and Joel W. Richard-son, Jr., directors of the Company, otherwise have interests in connection with the Merger. See "Certain Information Regarding the Company, Parent and Merger Sub" and "Business of the Company -- Licenses, Patents, Etc." To avoid any potential conflicts of interest, the Board of Directors of the Company appointed the Special Committee consisting of two directors not affiliated with management or the Continuing Shareholders to consider the Merger on behalf of the Public Shareholders. If the Merger is consummated, Parent and the Continuing Shareholders will own all of the outstanding shares of Common Stock of the Company. Parent will have complete control over the management and conduct of the Company's business, will be in a position to negotiate with the Company's debtholders to restructure the existing debt of the Company and will benefit from any future increase in the Company's value.

     As of the Effective Time, all options to purchase Common Stock outstanding under any employee benefit plan of the Company and all warrants to purchase Common Stock previously issued in connection with the debt financings of the Company, whether vested or unvested, shall be deemed immediately vested and exercisable in full, some of which are held by certain officers and directors of the Company. See "Voting Securities and Principal Holders Thereof." The letter of transmittal for use by the Public Shareholders shall be distributed to all option and warrant holders and shall provide a mechanism for allowing holders of such options or warrants to exercise their options or warrants in accordance with all of the other terms thereof and thereby obtain the Merger Consideration issuable with respect to the number of shares of Common Stock for which the options or warrants are exercised. Any such options or warrants to purchase shares of Common Stock which are not so exercised by the holders thereof in accordance with the procedures set forth in the letter of transmittal within six months of the Effective Time shall thereafter be deemed null and void. All such options and warrants are exercisable only at prices in excess of the Merger Consideration.

SOURCE OF FUNDS FOR THE MERGER

     Parent intends that financing for the Merger will be provided from capital contributions of approximately $3,000,000 from certain members of Parent. These capital contributions, which are in addition to the members' commitment to contribute the outstanding shares of Common Stock held by the members to Parent at the request of Parent, will be furnished to Parent at the time of the closing of the Merger. The Parent does not expect to be required to borrow funds for purposes of financing the Merger.

     The Agreement provides that all costs and expenses incurred in connection with the Merger will be paid by the party incurring the expense; provided, however, that if the Agreement is terminated by Parent or Merger Sub due to the Company entering discussions or negotiations regarding a competing transaction, the Company will reimburse Parent and Merger Sub for their out-of-pocket fees and expenses incurred in connection with the Merger. Estimated fees and expenses incurred or to be incurred by the Company in connection with the Merger are investment banking fees and expenses of $150,000, legal fees and expenses of $50,000, and miscellaneous fees and expenses of $20,000. Estimated fees and expenses incurred or to be incurred by Parent and Merger Sub in connection with the Merger are investment banking fees and expenses of $25,000, legal fees and expenses of $100,000, and miscellaneous fees and expenses of $10,000.

PAYMENT FOR THE SHARES OF COMMON STOCK AFTER THE MERGER

     If the Agreement is approved by the shareholders of the Company and the Merger is effected, each outstanding share of Common Stock other than shares held by Parent, the Continuing Shareholders or shareholders perfecting their dissenters rights under Tennessee law will, upon consummation of the Merger, be converted into the right to receive $1.20 in cash, subject to any required withholding.

     Promptly after the Effective Time, each shareholder of record of the Common Stock at the Effective Time will be sent instructions describing the procedure for surrendering stock certificates in exchange for the cash to which such shareholder is entitled and a form letter of transmittal. Payment for shares will be made as soon as practicable after the stock certificates and letters of transmittal have been duly delivered to the Company in accordance with such written instructions. All holders of stock certificates will be required to surrender their certificates to receive the cash to which they are entitled. Any shareholder who has lost his or her stock certificates should promptly make arrangements (which may include the posting of a bond or other satisfactory indemnification) with the Company's transfer agent for replacement.

     After the Effective Time and until stock certificates are surrendered, each outstanding certificate will be deemed for all purposes to represent only the right to receive the Merger Consideration. No transfer of the Public Shares of Common Stock will be made on the stock transfer books of the Company after the Effective Time.

     If payment is to be made to a person other than the one in whose name the stock certificate is issued, it will be a condition to such payment that the (i) certificate surrendered be properly endorsed (with such signature guarantees as may be required) and be otherwise in proper form for transfer, and (ii) person requesting such payment (a) pay any transfer or other taxes required by reason of the payment to a person other than the registered holder or (b) establish to the satisfaction of the Company that such tax has been paid or is not applicable.

     Payment will be made through an exchange agent selected by Parent (the "Exchange Agent"). Parent will be required to deliver sufficient funds to the Exchange Agent prior to the Effective Time to pay the aggregate Merger Consideration. Any portion of the funds made available by Parent to the Exchange Agent that remains unclaimed by the shareholders six months after the Effective Time will be returned to Parent. Any shareholder who has not exchanged his or her shares at the time the funds are returned to Parent must look to Parent for payment thereafter.

     SHAREHOLDERS SHOULD NOT SUBMIT THEIR STOCK CERTIFICATES TO THE COMPANY OR TO PARENT UNTIL AFTER THEY HAVE RECEIVED INSTRUCTIONS FROM THE COMPANY, WHICH WILL INCLUDE A FORM LETTER OF TRANSMITTAL.

FEDERAL INCOME TAX CONSEQUENCES

     A shareholder who exchanges his or her shares of the Common Stock for cash in the Merger will generally recognize gain or loss for federal income tax purposes. The gain or loss will be equal to the difference between the cash received and the shareholder's adjusted tax basis in the Common Stock. Gain or loss will be treated as capital gain or loss if the shares of the Common Stock are held as a capital asset by the shareholder. The capital gain or loss will be long-term if the Common Stock has a holding period of more than one year in the hands of the shareholder at the time of exchange.

     A shareholder may be subject to backup withholding at the rate of 31 percent with respect to "reportable payments," which may include payments of dividends and the gross proceeds of a sale of shares of stock. The Company, the Parent and/or the Merger Sub will be required to deduct and withhold the prescribed amounts unless such shareholder: (i) is a corporation or falls within other exempt categories and, when required, verifies this representation or (ii) provides a correct taxpayer identification number, certifies that there has been no loss of exemption from backup withholding and otherwise complies with the requirements set forth in the backup withholding rules. Amounts paid as backup withholding are not an additional tax. Consequently, any amount withheld will be credited against the shareholder's federal income tax liabilities, provided the required information is delivered to the Internal Revenue Service (the "IRS"). The Company will report to the IRS the amount of any "reportable payments" and the amount of tax withheld, if any, with respect to payments for the Common Stock.

     For federal income tax purposes, neither the Parent, Merger Sub, the Continuing Shareholders nor the Company will recognize gain or loss as a consequence of the Merger. It is possible, however, that the Company will be subject to certain limitations and special rules (e.g., sections 382 and 383 of the Internal Revenue Code) as a consequence of the changes in ownership structure triggered by the Merger.

     No ruling from the IRS concerning the federal income tax consequences of the Merger and consequent exchange of Common Stock for cash has been or will be requested. The consequences set forth in this discussion are not binding on the IRS or the courts and no assurance can be given that contrary positions will not be successfully asserted by the IRS or adopted by a court if the issues are litigated. If a contrary position was successfully asserted by the IRS, Parent, Merger Sub, the Continuing Shareholders or the Company could be subject to the assessment of additional taxes, penalties and interest.

     The above summary discusses the federal income tax consequences of the Merger but does not discuss all of the tax consequences that may be relevant to a particular shareholder or to certain types of investors subject to special treatment under the federal income tax laws (such as securities dealers, life insurance companies, tax-exempt organizations and foreign taxpayers). There may be other federal, state, local or foreign tax considerations applicable to the circumstances of a particular shareholder. Each shareholder of the Company is urged to consult his or her own tax advisor to determine the particular tax consequences of the Merger to him or her (including the applicability and effect of state, local and other tax laws).

ACCOUNTING TREATMENT

     The Merger will be accounted for as a purchase. Each asset acquired and liability assumed shall remain at its historical basis in proportion to the Continuing Shareholders ownership in the Company prior to the Merger. The remaining portion of each asset acquired and liability assumed shall be recorded to reflect its respective fair value as of the date of the Merger.

APPRAISAL RIGHTS OF DISSENTING SHAREHOLDERS

     Pursuant to Section 48-23-101 et seq. of the Tennessee Business Corporation Act (the "Act"), shareholders will have the right to dissent from the Merger and elect to have the fair value of their shares judicially determined. A copy of the relevant provisions of the Act is attached as Attachment III.

     In order to be eligible to exercise the right to dissent, a Company shareholder must file with the Company a written objection to the Merger stating that the shareholder intends to dissent if the Merger is effected. Such statement must be filed before the vote is taken at the Special Meeting. It is not necessary for a dissenting shareholder to vote against the Merger to preserve dissenters' rights; however, such rights will be lost if the shareholder votes in favor of the Merger.

     If the Merger is approved, the Company will deliver a written notice to dissenting shareholders no later than ten days after adoption of the Merger. The written notice will set forth where the dissenting shareholders' payment demands must be sent and where and when certificates must be deposited and will supply a form for dissenting shareholders demanding payment. A dissenting shareholder must deliver his payment demand to the Company no later than the date set forth in the written notice to dissenting shareholders, which may not be fewer than one nor more than two months after the written notice is delivered (the "Demand Period"). Merely abstaining from or voting against the Merger will not satisfy the two requirements that the shareholder (a) object in writing to the Merger and (b) file a written demand for payment within the Demand Period. Failure of a shareholder to file a written demand for payment during the Demand Period binds such shareholder to the terms of the Merger and precludes exercise of dissenters' rights.

     Within the Demand Period, a dissenting shareholder must submit the certificates representing his shares to the Company in accordance with the terms of the notice to dissenting shareholders. As soon as practicable after the Merger is effected, or upon receipt of a dissenting shareholder's payment demand, whichever is later, the Company shall pay each dissenting shareholder the fair value of his or her shares, plus accrued interest.

     If a dissenting shareholder believes that the amount paid by the Company is less than the fair value of his shares or that interest due was incorrectly calculated, the dissenting shareholder must, within one month after the Company has made payment to the dissenting shareholder, demand payment of his estimate of the fair value. If a demand for payment remains unsettled, the Company must commence a suit in a court having equity jurisdiction located in Hamilton County, Tennessee, within two months after receiving the dissenting shareholder's payment demand. If the Company fails to bring such a suit within such time, it shall pay each dissenting shareholder whose demand remains unsettled the amount demanded. The court shall determine the dissenting shareholder's right to receive payment or the fair value of his or her shares plus accrued interest or both. The costs and expenses of such proceedings shall be assessed against the Company unless the court shall find the actions of a dissenting shareholder who is a party to the suit to be arbitrary, vexatious or not in good faith.

     Section 48-23-101 of the Act provides that "fair value" shall be determined immediately prior to the Merger, "excluding any appreciation or depreciation of shares in anticipation of such corporate action." The value so determined could be more or less than the value of the Merger Consideration into which shares are to be converted pursuant to the Merger.

     IN VIEW OF THE COMPLEXITIES OF THE FOREGOING PROVISIONS OF THE ACT, COMPANY SHAREHOLDERS WHO ARE CONSIDERING PURSUING THEIR DISSENTERS' RIGHTS MAY WISH TO CONSULT WITH LEGAL COUNSEL.

                                 THE AGREEMENT

     A copy of the Agreement among the Company, the Parent and Merger Sub is attached to this Proxy Statement as Attachment I. While the Company believes the information contained in this Proxy Statement provides an accurate summary of the Agreement, shareholders are urged to read the Agreement in its entirety.

THE PARTIES

     THE COMPANY. The Company manufactures, markets and distributes golf products, including PALMER and NancyLopezGolf equipment and HOTZ golf bags and luggage. The Company's principal market is the United States. The Company owns, subject to certain exceptions, the exclusive worldwide right to the Arnold Palmer and Nancy Lopez trade names in connection with the Company's manufacture, sale and distribution of golf products. The Company sells primarily to retailers and golf specialty stores. The principal executive offices of the Company are located at 6201 Mountain View Road, Ooltewah, Tennessee 37363 and its telephone number is (423) 238-5890.

     PARENT. Parent is a Delaware limited liability company which was formed by Cindy L. Davis, President and Chief Executive Officer of the Company, and John
T. Lupton and Arnold D. Palmer, shareholders and directors of the Company, and the Lupton Trust and Arnold Palmer Enterprises, Inc. ("Palmer Enterprises") for the purpose of acquiring the Common Stock of the Company. The principal executive offices of Parent are located at Suite 702, Tallan Building, Two Union Square, Chattanooga, Tennessee 37402 and its telephone number is (423) 756-0611. Pursuant to the formation of Parent, Messrs. Lupton and Palmer and the Lupton Trust have agreed to contribute the shares of Common Stock of the Company held by them to Parent at the request of Parent in conjunction with the closing of the Merger.

     MERGER SUB. Merger Sub is a Tennessee corporation and a wholly-owned subsidiary of Parent, organized solely for the purpose of effecting the transactions contemplated by the Agreement, including the Merger. The principal executive offices of Merger Sub are located at Suite 702, Tallan Building, Two Union Square, Chattanooga, Tennessee 37402 and its telephone number is (423) 756-0611. Merger Sub will not engage in any business activity prior to the Merger, other than in connection therewith.

EFFECTIVE TIME

     If the Agreement is approved, it is expected that the Merger will be consummated as soon as possible after the Special Meeting and after all governmental and regulatory approvals required for the Merger, if any, are received and all other conditions are satisfied. The Merger will become effective upon the filing of Articles of Merger with the Tennessee Secretary of State or at such later time and date as may be set forth in such Articles of Merger (the "Effective Time").

THE MERGER

     Pursuant to the terms of the Agreement at the Effective Time: (i) Merger Sub shall be merged with and into the Company and the separate corporate existence of Merger Sub shall thereupon cease; (ii) the Company shall be the surviving corporation in the Merger and a majority-owned subsidiary of Parent;
(iii) each outstanding share of the Company's Common Stock, other than shares held by Parent and 1,000 shares held by each of the Continuing Shareholders and shares held by shareholders who have perfected their right to dissent under Tennessee law, will be converted into the right to receive the Merger Consideration.

After the Merger, existing shareholders of the Company other than Parent and the Continuing Shareholders will have no further interest in the Company except to receive the Merger Consideration for their stock.

MERGER CONSIDERATION

     In accordance with the terms of the Agreement, each share of the Company's Common Stock issued and outstanding immediately prior to the Effective Time other than shares held by Parent or the 1,000 shares held by each of the Continuing Shareholders will, by virtue of the Merger and without any action on the part of the holder thereof, at the Effective Time be converted into the right to receive cash in the amount of $1.20 per share, without interest.

     After the consummation of the Merger, holders of certificates that prior to the Merger represented issued and outstanding shares of the Company's Common Stock will have no rights with respect to such shares except the right to exchange the certificates for the Merger Consideration. As a result of the Merger, Parent will become the owner of all of the issued and outstanding shares of capital stock of the Company other than the 1,000 shares held by each of the Continuing Shareholders and the former shareholders of the Company other than the Continuing Shareholders will no longer have any ownership interest in the Company.

CONDITIONS AND COVENANTS

     The respective obligations of Parent, Merger Sub and the Company under the Agreement to consummate the Merger are conditioned upon the satisfaction of certain conditions. These conditions include: (i) the shareholders of the Company and Parent and Merger Sub shall have approved the Agreement; (ii) neither Parent, Merger Sub nor the Company shall be subject to any order, decree or injunction of any court or administrative agency which enjoins or prohibits the consummation of the Merger; and (iii) the Advisor shall have reaffirmed its opinion to the Board of Directors of the Company that the Merger Consideration is fair to the shareholders of the Company from a financial point of view.

     The obligations of Parent and Merger Sub to effect the Merger are subject to the satisfaction of the following additional conditions: (i) the Company shall have performed all material covenants and agreements required to be performed by it under the Agreement; (ii) the representations and warranties of the Company set forth in the Agreement shall be true and correct in all material respects as of the date of the Agreement and as of the Effective Time as though made on and as of the Effective Time; and (iii) all necessary third party consents or approvals for the Merger shall have been obtained.

     The obligations of the Company to effect the Merger are subject to the satisfaction of the following similar conditions: (i) Parent and Merger Sub shall have performed all covenants and agreements required to be performed by them under the Agreement; (ii) the representations and warranties of Parent and Merger Sub set forth in the Agreement shall be true and correct in all material respects as of the date of the Agreement and shall be true and correct for Parent and Merger Sub as of the Effective Time as though made on and as of the Effective Time; and (iii) all necessary third party consents or approvals for the Merger shall have been obtained.

GOVERNMENTAL AND REGULATORY APPROVALS

     Transactions such as the Merger are often required to be reviewed prior to closing by the Antitrust Division of the Department of Justice and the Federal Trade Commission pursuant to the requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"). Under the HSR Act due to the size of the Merger, the Company and Parent and Merger Sub are not required to file notification and report forms with the Department of Justice and the FTC and no approval is necessary from the Department of Justice or the FTC.

     The Company is aware of no other governmental or regulatory approvals required for the closing of the Merger other than necessary filings with the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended, and the filing of Articles of Merger with the Secretary of State of Tennessee.

TERMINATION, AMENDMENTS AND EXPENSES

     The Agreement may be terminated and the Merger contemplated thereby abandoned at any time prior to the consummation of the Merger, whether before or after approval by the shareholders of the Company, by mutual consent of the Company and Parent and Merger Sub, by either party if the other party has materially breached any of its representations, warranties or covenants, which breach has not been cured within ten days after the non-breaching party has notified the other party of its intent to terminate the Agreement, or if there should be any order, writ, injunction or decree prohibiting or restricting either party from consummating the transactions contemplated thereby. In addition, any party may terminate the Agreement if the Effective Time has not occurred on or before October 31, 1999, or if, the approval of the Shareholders of the Company of the Merger is not obtained at the Special Meeting or if, prior to the Effective Time, the Special Committee of the Board of Directors of the Company, in its good faith judgment and in the exercise of its fiduciary duties, enters an agreement committing the Company to a competing transaction to the Merger. In addition, Parent and Merger Sub may terminate the Agreement if persons holding more than ten percent of the outstanding shares of the Company (excluding shares held by Parent or the Continuing Shareholders) have indicated their intention to exercise their right to dissent from the transaction under applicable Tennessee law or if any litigation or other proceeding has been commenced or threatened challenging the Merger, or if the Company suffers a material adverse effect in its business or condition (other than as a result of the death of John T. Lupton, Arnold D. Palmer or Nancy Lopez).

     The Agreement may be amended at any time prior to the Effective Time by mutual agreement of the Company and Parent and Merger Sub through a written amendment duly executed by the parties thereto.

     Each party has agreed to pay its own expenses incurred in connection with the Agreement, including fees and expenses of its own financial consultants, accountants and counsel. If the Agreement is terminated by Parent and Merger Sub due to the Company entering discussions or negotiations regarding a competing offer, the Company will reimburse Parent and Merger Sub for their out-of-pocket fees and expenses incurred in connection with the Merger and the transactions contemplated pursuant to the Merger.

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

     The Company has made certain representations and warranties in connection with the Agreement, including representations and warranties relating to such matters as: (i) the organization and authority of the Company to enter into the Agreement; (ii) the capitalization of the Company; (iii) non-contravention of the proposed Merger with existing law or agreements of the Company; (iv) the absence of required filings, consents or approvals in connection with the Merger; (v) the absence of misstatements in this proxy statement; (vi) the absence of brokers or finders in connection with the Merger (other than the Advisor); and (vii) the delivery and continuing efficacy of the opinion of the Advisor.

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

     Parent and Merger Sub have made certain representations and warranties in connection with the Agreement, including representations and warranties relating to such matters as: (i) the organization of Parent and Merger Sub; (ii) the authority of Parent and Merger Sub to enter into the Agreement; (iii) non-contravention of the proposed Merger with existing law or agreements of Parent or Merger Sub; (iv) the absence of material misstatements by Parent or Merger Sub in the Agreement or in other information provided to the Company; (v) the absence of brokers or finders in connection with the Merger other than Parent's financial advisor; (vi) the absence of required filings, consents or approvals in connection with the Merger; (vii) the absence of material misstatements by Parent or Merger Sub in information submitted to the Company in connection with filings made to the Commission in connection with the Merger; and (viii) the availability of adequate financing for the payment of the Merger Consideration.

CONDUCT OF BUSINESS PENDING THE MERGER

     Pursuant to the Agreement, the Company has agreed to operate and conduct its business only in the ordinary course in accordance with prior practices, and furthermore, the Company has specifically agreed to:

(i) refrain from issuing, selling or repurchasing any of its capital stock or making any distributions or payments in respect of its capital stock; (ii) provide Parent and Merger Sub with access and assistance in reviewing the Company and its operations; (iii) take such further action and render reasonable efforts to cause the consummation of the Merger; (iv) take the procedural steps necessary to convene a special meeting of shareholders to consider the Merger; and (v) provide prompt notice to Parent and Merger Sub of certain matters, including the receipt of demands for appraisal of shares from shareholders dissenting from the Merger.

     In addition, the Company has agreed not to solicit, encourage or authorize any person or to solicit from any third party any inquiries or proposals relating to the disposition of a significant portion of its business or assets other than in the ordinary course of business, or the acquisition of a significant portion of its voting securities, or the merger of the Company or any of its subsidiaries with any person other than Parent or Merger Sub, or assist, or negotiate with any person in furtherance of such inquiries or to obtain a proposal, or provide any such person with information; provided, however, that a proposal may be considered if the Special Committee has determined in the exercise of its fiduciary obligations that entering such discussion or negotiations is in the best interests of the shareholders. If the Company determines that it must consider an alternative proposal and the Agreement is thereafter terminated by Parent and Merger Sub in accordance with its terms, Parent and Merger Sub will be entitled to reimbursement of their out-of-pocket fees and expense incurred in connection with the Merger.

                            BUSINESS OF THE COMPANY

GENERAL

     The Company was incorporated in Tennessee in 1932 and began operations as the Professional Golf Co., Inc. In 1966 it merged with First Flight Co. and in 1975 changed its name to ProGroup, Inc. In July 1996, the Company changed its name to "The Arnold Palmer Golf Company." The Company manufactures, markets and distributes a full line of golf products, including PALMER, NancyLopezGolf and First Flight golf equipment, and HOTZ golf bags and luggage. The Company owns, subject to certain exceptions, the exclusive worldwide right to the Arnold Palmer and Nancy Lopez trade names in connection with the Company's manufacture, sale and distribution of golf products.

PRINCIPAL PRODUCTS

     The Company manufactures and markets golf clubs, golf bags, golf accessories and luggage.

MARKETS

     The principal market for the products sold by the Company is the United States. Certain golf equipment is manufactured and distributed on a contract basis to other wholesalers. Branded golf products are sold to pro shops and retailers.

METHODS OF DISTRIBUTION

     The principal method of distribution of the Company's products is through employee sales representatives and independent sales representatives. The Company's products are sold through separate and distinct trade channels, golf courses and resorts; golf shops not affiliated with golf courses; and major retailers.

SOURCES OF SUPPLIES OR RAW MATERIALS

     The Company's major sources of supplies or raw materials are as follows:

                           SOURCE                                 RAW MATERIAL
                           ------                                 ------------
Mortex International Ltd. ..................................  Bag material/hardware
SungLing Golf & Casting Co., LTD. ..........................  Iron club heads, metal
Dynamic Precision Casting Co., LTD. ........................  wood club heads
Aldila, Inc., True Temper Sports, Inc.......................  Shafts

     While the Company has not experienced significant delays in receiving supplies or raw materials, it does recognize the fact that, in some cases, only a limited number of suppliers are available.

LICENSES, PATENTS, ETC.

     As of March 1, 1992, the Company entered into an agreement (the "Palmer Agreement") with Palmer Enterprises, pursuant to which the Company obtained a license to use the name, likeness and endorsement of Arnold D. Palmer, a director of the Company, in connection with the advertisement, promotion and sale of golf clubs, bags, balls, gloves and other products.

     The Palmer Agreement grants to the Company an exclusive worldwide right, subject to certain exceptions, to use words or symbols, photographic representations, images, likenesses or endorsements of Palmer in connection with the Company's manufacture, sale and distribution of golf products. The Company also has the right under the Palmer Agreement to sublicense to third parties the right to use the licensed trademarks. The Palmer Agreement also gives the Company the right to acquire the use of the Palmer identification in connection with the manufacture, sale and distribution of certain other products upon the termination of certain licensing arrangements with third party licensees. In exchange for the grant of such license, the Company pays Palmer Enterprises as a royalty a specified percentage of net sales ranging from 1% to 5% of each different product category. The Company also pays a minimum annual royalty regardless of the royalty amount determined as a percentage of product sales. The Palmer Agreement also sets forth the manner in which the Company and Palmer Enterprises divide sublicensing royalties. In addition to the foregoing, the Palmer Agreement contains provisions relative to the appearances of Palmer to promote the licensed products and product usage by Palmer. The term of the Palmer Agreement extends through March 1, 2007.

     Effective January 1, 1998, the Company entered into a licensing agreement (the "Lopez Agreement") with Lopez Enterprises, whereby the Company was granted the exclusive world wide rights to use of the name, likeness, endorsement and trademarks of Nancy Lopez, a director of the Company, in connection with the advertisement, promotion, and sale of licensed products. Licensed products include golf clubs, bags, gloves, shoes, balls, apparel and other related golf products. The Company was also granted the right to sublicense to third parties the right to use the licensed trademarks. In exchange for the rights granted to the Company in the agreement, the Company will pay to Lopez Enterprises, royalties equal to 3.25% of its net sales of licensed products in addition to fixed royalties regardless of the amount of royalties payable as a percentage of product sales. In addition to the foregoing, Lopez agrees to provide ancillary marketing services to the Company at times and locations mutually convenient for Lopez and the Company. Such ancillary services provided by Lopez will relate to development and review of licensed products and production of print and television advertising. The term of the Lopez Agreement extends through December 31, 2007.

SEASONAL BUSINESS

     Golf equipment manufactured and marketed by the Company is largely for warm weather recreation. The spring quarter of the Company's fiscal year is the start of the golf season and typically the Company's sales are at their highest level of the year. Sales for the summer quarter consist largely of reorders to fill in customer service levels. The fall and winter quarters generate a lower level of sales.

WORKING CAPITAL PRACTICES

     It is necessary for the Company and the industry to begin purchasing raw material inventory during the winter months to meet customer demands in the spring and summer months.

     The Company and the industry provide extended payment terms to customers due to the seasonal nature of the business in an effort to generate higher sales. Also, the Company and the industry provide rights to return merchandise in certain circumstances.

CUSTOMERS

     The Company's three largest customers, KMart Corporation, Wal-Mart Stores Inc., and Nevada Bob's Pro Shop, Inc., have accounted for up to approximately 20.0% of the Company's total sales in recent periods.

BACKLOGS

     With regard to continuing operations, the Company's backlog of unshipped orders is not expected to be material.

GOVERNMENT CONTRACTS

     No material portion of the Company's business is subject to renegotiation of profits on termination of contracts or subcontracts at the election of any governmental agency.

COMPETITIVE CONDITIONS

     The Company's principal methods of competition are through customer service, pricing and the quality of the products sold. One negative factor pertaining to the competitive position of the Company is that the number of suppliers for raw materials such as shafts and club heads for making golf clubs is limited. Another negative factor is the proliferation of competitive products available resulting in keen price competition in the golf industry. Among the Company's competitors are numerous companies that have substantially greater financial resources, manufacturing capabilities, and larger design, sales and marketing staffs than the Company.

RESEARCH

     The Company's expenditures on product research and development have not been material during recent periods. Similarly, the Company has not spent a material amount during such periods on customer-sponsored research activities relating to the development of new products, services or techniques or the improvement of existing products, services or techniques.

ENVIRONMENTAL MATTERS

     Compliance with federal, state and local provisions which have been enacted or adopted regulating the discharge of materials into the environment, or otherwise relating to the protection of the environment, has not had, and is not expected to have any material adverse effect upon the capital expenditures, earnings or competitive position of the Company.

EMPLOYEES

     The Company currently employs approximately 120 people.

OPERATIONS AND SALES TO FOREIGN COUNTRIES

     The Company markets its products on a limited basis in foreign countries. The revenue derived from such foreign sales was less than 2.0% of net sales for recent fiscal years.

                                   PROPERTIES

     The Company owns or leases the following material properties:

     (a) 6201 Mountain View Road, Ooltewah, Tennessee, is a leased building of cinder block and wood construction containing approximately 95,000 square feet and is used for the corporate offices of the Company.

     (b) Hotze Road, Pocahontas, Arkansas, is an owned facility consisting of a building of metal structure containing 72,000 square feet. This facility is used for manufacturing golf clubs and golf bags and warehousing raw materials.

     (c) 300 Tanger Boulevard, Suite 405, Branson, Missouri is a leased unit in a building of cinder block and concrete construction, said unit containing 2,900 square feet. This facility is used for retail sales.

                               LEGAL PROCEEDINGS

     The Company is not a party to any material pending legal proceedings, other than ordinary routine litigation incidental to the business, nor is any of its property the subject of any such proceedings.

                   PRICE RANGE OF COMMON STOCK AND DIVIDENDS

     The Company's Common Stock is quoted is traded over-the-counter through the OTC -- Bulletin Board under the symbol "APGC." The following table sets forth the high and low sales prices for the Company's Common Stock for the periods indicated, as reported through the OTC -- Bulletin Board. References to quarters mean fiscal quarters of the Company.

1997                                                        HIGH        LOW
----                                                       -------    -------
First quarter............................................  $4.2500    $3.8750
Second quarter...........................................  $4.5000    $4.2500
Third quarter............................................  $3.7500    $3.3750
Fourth quarter...........................................  $3.2500    $2.9375

1998                                                        HIGH        LOW
----                                                       -------    -------
First quarter............................................  $2.9375    $1.7500
Second quarter...........................................  $2.8750    $1.5000
Third quarter............................................  $3.0625    $1.5000
Fourth quarter...........................................  $3.0000    $0.5625


1999                                                        HIGH        LOW
----                                                       -------    -------
First quarter............................................  $0.9687    $0.2500
Second quarter...........................................  $1.5000    $0.2812
Third quarter............................................  $1.1875    $0.7500
Fourth quarter through August 19, 1999...................  $1.2188    $0.8750


     On June 2, 1999, the day preceding the public announcement of the execution of the Merger Agreement, the high and low per share sales prices for the Company's Common Stock were $0.9688 and $0.8125, respectively.

     As of August 15, 1999, the Company's Common Stock was held by approximately 1,600 holders of record.

     Payment of dividends is subject to certain conditions contained in the Company's loan agreements and is at the discretion of the Company's Board of Directors and depends, among other factors, on earnings, capital requirements for planned growth and the operating and fiscal condition of the Company. No dividends have been paid during recent fiscal periods.

                        CERTAIN PROJECTED FINANCIAL DATA

     The Company does not, as a matter of course, make public forecasts or projections as to future sales, earnings or other income statement data, cash flows or balance sheet and financial position information. However, in order to aid the evaluation of the Company by the Special Committee and the Advisor and the Advisor's assessment of the fairness, from a financial point of view, of the Merger Consideration, the Company in May 1999 furnished the Special Committee and the Advisor with certain projections (the "Projections") prepared by the Company's management and, therefore, the Projections are included herein. The following summary of the Projections is included in this Proxy Statement solely because such was made available to such parties.

                         THE ARNOLD PALMER GOLF COMPANY

                       (in thousands except percentages)

                                                              PROJECTED FOR FISCAL YEARS
                                                                 1999             2000
                                                              -----------      ----------
Net Sales...................................................   $ 15,947         $24,410
Cost of Sales...............................................     11,668          17,076
                                                               --------         -------
  Standard Margin...........................................      4,279           7,335
                                                                   26.8%           30.0%
Inventory Writedown/Warranty................................        628             592
Manufacturing Variances.....................................        120               0
                                                               --------         -------
  Net Margin................................................      3,532           6,743
                                                                   22.1%           27.6%
Royalties Payable -- Palmer.................................          0             350
Royalties Payable -- Lopez..................................        261             200
Royalties Payable -- Long...................................         98              70
Royalties Payable -- Other..................................          0               0
  Total Royalties Payable...................................        359             620
                                                               --------         -------
  Margin Net of Royalties Payable...........................      3,173           6,123
                                                                   19.9%           25.1%
Licensee Income.............................................        726           1,200
Operating Expenses..........................................      6,808           6,266
                                                               --------         -------
  EBITDA....................................................     (2,909)          1,057
Interest Expense............................................      2,584             443
Depreciation/Amortization...................................          0               0
                                                               --------         -------
  EBT.......................................................     (5,493)            615
Taxes.......................................................          0               0
                                                               --------         -------
  Net Income (Loss).........................................   $ (5,493)        $   615
                                                               ========         =======

     The Projections have been prepared by the Company based upon management's view of the golf equipment industry and estimates of the Company's own performance. The projected results for fiscal 1999 assume that the Company will continue to operate within the expense budget established prior to the beginning of fiscal 1999 and that the Company's current revolving credit line will be sufficient to meet current obligations throughout the remainder of fiscal 1999. The projected results for fiscal 2000 assume that (i) the Company's existing debt will be restructured, (ii) the terms of the Company's license agreements with Palmer Enterprises and Lopez Enterprises will be renegotiated on more favorable terms, (iii) net sales will increase as a result of new and expanded channels of distribution, a realigned sales force and additional product offerings, (iv) operating expenses will remain at fiscal 1999 levels, and (v) the Company's projected revolving credit facility will be sufficient to meet working capital and capital expenditure requirements for fiscal 2000.

     The Projections were not prepared with a view toward public disclosure or compliance with published guidelines of the Securities and Exchange Commission (the "SEC") or the American Institute of Certified Public Accountants regarding forward-looking information or generally accepted accounting principles. Neither the Company's independent auditors, nor any other independent accountants, have compiled, examined, or performed any procedures with respect to the prospective financial information contained herein, nor have they expressed any opinion or given any form of assurance of such information to its achievability, and assume no responsibility for, and disclaim any association with, the prospective financial information. Furthermore, the Projections necessarily make numerous assumptions, many of which are beyond the control of the Company and may prove not to have been, or may no longer be, accurate. Additionally, this information, except as otherwise indicated, does not reflect revised prospects for the Company's businesses, changes in general business and economic conditions, or any other transaction or event that has occurred or that may occur and that was not anticipated at the time such information was prepared. Accordingly, such information is not necessarily indicative of current values or future performance, which may be significantly more favorable or less favorable than as set forth below, and should not be regarded as a representation that they will be achieved.

     The Company has also made certain forward-looking statements in this Proxy Statement and the documents incorporated by reference herein. These statements are based on the Company's management's beliefs and assumptions, based on information available to it at the time such statements were prepared. FORWARD-LOOKING STATEMENTS ARE NOT GUARANTEES OF PERFORMANCE. THEY INVOLVE RISKS, UNCERTAINTIES AND ASSUMPTIONS. THE FUTURE RESULTS AND SHAREHOLDER VALUES OF THE COMPANY MAY MATERIALLY DIFFER FROM THOSE EXPRESSED IN THESE FORWARD-LOOKING STATEMENTS. MANY OF THE FACTORS THAT WILL DETERMINE THESE RESULTS AND VALUES ARE BEYOND THE COMPANY'S ABILITY TO CONTROL OR PREDICT. SHAREHOLDERS ARE CAUTIONED NOT TO PUT UNDUE RELIANCE ON ANY FORWARD-LOOKING STATEMENTS.

     Shareholders should understand that the following important factors, in addition to those discussed elsewhere in the documents which are incorporated by reference into this Proxy Statement, could affect the future results of the Company and could cause results to differ materially from those expressed in such forward-looking statements and the Projections: (i) the effect of general economic conditions; (ii) the Company's outstanding indebtedness and leverage;
(iii) restrictions imposed by the terms of the Company's indebtedness; (iv) future capital requirements; (v) the impact of competition, including its impact on market share and prospects of the Company's business; and (vi) the loss of key employees.

     THE PROJECTIONS ARE NOT GUARANTEES OF PERFORMANCE. THEY INVOLVE RISKS, UNCERTAINTIES AND ASSUMPTIONS. THE FUTURE RESULTS AND SHAREHOLDER VALUE OF THE COMPANY MAY MATERIALLY DIFFER FROM THOSE EXPRESSED IN THE PROJECTIONS. MANY OF THE FACTORS THAT WILL DETERMINE THESE RESULTS AND VALUES ARE BEYOND THE COMPANY'S ABILITY TO CONTROL OR PREDICT. SHAREHOLDERS ARE CAUTIONED NOT TO PLACE UNDUE RELIANCE ON THE PROJECTIONS. THERE CAN BE NO ASSURANCE THAT THE PROJECTIONS WILL BE REALIZED OR THAT THE COMPANY'S FUTURE FINANCIAL RESULTS WILL NOT MATERIALLY VARY FROM THE PROJECTIONS. THE COMPANY DOES NOT INTEND TO UPDATE OR REVISE THE PROJECTIONS.

                         SELECTED FINANCIAL INFORMATION

  FOR FISCAL 1998, 1997, 1996, 1995, AND 1994, AND THE 1996 TRANSITION PERIOD

          AND FOR THE NINE MONTHS ENDED JULY 2, 1999 AND JUNE 26, 1998



                                                                                                               FOR THE NINE
                                                                                                                  MONTHS
                                                                                                                  ENDED
                                                          FISCAL YEAR ENDED                      1996      --------------------
                                          -------------------------------------------------   TRANSITION   JULY 2,    JUNE 26,
                                            1998       1997      1996      1995      1994       PERIOD       1999       1998
                                          --------   --------   -------   -------   -------   ----------   --------   ---------
                                                                (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
STATEMENT OF OPERATIONS INFORMATION:
  Net sales.............................  $ 21,893   $ 28,454   $21,185   $24,621   $24,726    $18,456     $13,126     $17,881
  Net loss from continuing operations...  $(15,223)  $(11,228)  $(5,625)  $(9,460)  $(1,054)   $(2,294)    $(4,240)    $(9,360)
BALANCE SHEET INFORMATION:
  Total assets..........................  $ 20,478   $ 22,753   $18,560   $31,271   $40,258    $24,934     $13,176     $27,922
  Long-term obligations and redeemable
    preferred stock.....................  $ 31,528   $ 31,264   $ 4,671   $ 7,473   $ 3,621    $20,996           0     $31,423
PER COMMON SHARE DATA:
  Net loss per share from continuing
    operations -- basic and dilutive....  $  (5.01)  $  (3.77)  $ (2.15)  $ (3.73)  $  (.42)   $  (.80)    $ (1.08)    $ (3.08)
  Common shares outstanding at end of
    period..............................     3,054      3,004     2,635     2,539     2,537      2,927       3,927       3,054


     The Company changed its fiscal year end from one ending on the Saturday closest to the end of February to one ending September 30, effective September 30, 1996. Therefore, the 1996 transition period relates to the seven-month period ended September 30, 1996. Selected financial data for fiscal 1998, 1997, 1996, 1995, and 1994 relates to the years ended September 30, 1998 and 1997, March 2, 1996, February 25, 1995 and February 26, 1994.

     In May 1995, the Company sold its Duckster apparel line of business. The results of discontinued operations have been reported separately from the results of continuing operations.

                VOTING SECURITIES AND PRINCIPAL HOLDERS THEREOF

     On August 15, 1999, the record date for determining shareholders entitled to notice of, and to vote at, the Special Meeting, the Company had issued and outstanding and entitled to vote 3,927,700 shares of Common Stock. The following table sets forth information regarding beneficial ownership of the Company's Common Stock as of August 15, 1999, except as otherwise noted, with respect to
(i) each person known by the Company to own beneficially more than five percent of the outstanding Common Stock, (ii) each director, (iii) the Chief Executive Officers of the Company and the other most highly compensated executive officer during the fiscal year ended September 30, 1998, and (iv) all directors and executive officers as a group:

                                                               AMOUNT AND NATURE OF      PERCENT OF
NAME OF BENEFICIAL OWNER                                      BENEFICIAL OWNERSHIP(1)     CLASS(2)
------------------------                                      -----------------------    ----------
DIRECTORS

David S. Gonzenbach.........................................             1,000              *
Richard J. Horton...........................................               500(3)           *
Nancy Lopez.................................................            80,000              *
John T. Lupton(4)...........................................         2,233,272(5)           46.7
Charles S. Mechem, Jr.......................................            20,000(6)           *
Arnold D. Palmer(7).........................................           354,445(8)            8.9
Joel W. Richardson, Jr. ....................................                 0              *
A. Alexander Taylor II......................................                 0              *

EXECUTIVE OFFICERS

Cindy L. Davis..............................................            20,000              *
George H. Nichols(9)........................................           200,200               4.9
D. Scudder Graybeal.........................................            29,862              *

5% OR MORE SHAREHOLDERS

C.C. Wang(10)...............................................           538,500(11)          12.6
APGC Holdings Company, LLC(12)..............................         1,597,717(13)          40.7
All Executive Officers and Directors as a group (11
  persons)..................................................         2,729,079              52.4

---------------
  *  Less than 1.0% of the Common Stock.

 (1) Includes the following number of shares subject to purchase pursuant to options that are exercisable within 60 days of August 15, 1999 under the Company's Amended and Restated Employee Incentive Stock Option Plan or the 1992 Stock Option Plan: Ms. Lopez -- 80,000 shares; Mr. Nichols -- 200,000 shares; Ms. Davis -- 20,000 shares; Mr. Graybeal -- 10,000 shares; and all executive officers and directors as a group -- 310,000 shares. Also includes the following numbers of shares subject to purchase pursuant to the exercise of warrants that are exercisable within 60 days of August 15, 1999: Mr. Lupton -- 890,000 shares; Mr. Palmer -- 100,000 shares; and all executive officers and directors as a group -- 990,000 shares.

 (2) For the purpose of computing the percentage of outstanding shares owned by each beneficial owner, the shares issuable pursuant to presently exercisable stock options or warrants held by such beneficial owner are deemed to be outstanding. Such options or warrants are not deemed to be outstanding for the purpose of computing the percentage owned by any other person.

 (3) Includes 500 shares held in a trust for the benefit of Mr. Horton's child, as to which shares Mr. Horton disclaims beneficial ownership.

 (4) The address for this beneficial owner is 702 Tallan Building, Two Union Square, Chattanooga, Tennessee 37402.

 (5) Includes 833,333 shares of Common Stock held by the Thomas Cartter Lupton Trust f/b/o John T. Lupton and issue.

 (6) Includes 20,000 shares held in trust for the benefit of Mr. Mechem.

 (7) The address of this beneficial owner is P.O. Box 52, Youngstown, Pennsylvania 15696.

 (8) Includes 100,000 warrants exercisable within 60 days of August 15, 1999 held by Arnold Palmer Enterprises, Inc., a company in which Mr. Palmer is the majority shareholder.

 (9) Mr. Nichols resigned as Chairman and Chief Executive Officer on November 21, 1997.

(10) The address for this beneficial owner is 600 Third Avenue, New York, New York 10016.

(11) Includes 118,500 shares and 400,000 warrants exercisable within 60 days of August 15, 1999, held by the Wang Group, Inc., an investment company wholly-owned by Mr. Wang, and 20,000 shares held by U.S. Summit Corporation, an investment company controlled by Mr. Wang. This information is based solely upon a Schedule 13D filed by Mr. Wang on July 29, 1994, an Amendment No. 1 to Schedule 13D filed on November 14, 1994 and an Amendment No. 2 to Schedule 13D on December 29, 1994.

(12) The address for this beneficial owner is 702 Tallan Building, Two Union Square, Chattanooga, Tennessee 37402.

(13) Represents the total number of shares which are committed to be contributed to this beneficial owner pursuant to contribution agreements with members of the entity. This amount includes 1,343,242 shares and 254,445 shares reported above for Messrs. John T. Lupton and Arnold D. Palmer, respectively.

        CERTAIN INFORMATION REGARDING THE COMPANY, PARENT AND MERGER SUB


THE COMPANY


     The Board of Directors of the Company is composed of David S. Gonzenbach, Richard J. Horton, Nancy Lopez, John T. Lupton, Charles S. Mechem, Jr., Arnold
D. Palmer, Joel W. Richardson, Jr. and A. Alexander Taylor II.

     Davis S. Gonzenbach has been an executive officer since 1988 and from 1994 has been Chief Financial Executive of The Lupton Company, LLC, a private investment firm. He has been a director of the Company since January, 1995. Mr. Gonzenbach is a citizen of the United States and his business address is 702 Tallan Building, Two Union Square, Chattanooga, Tennessee 37402.

     Richard J. Horton has been the Executive Director and Chief Executive Officer of the Tennessee Section of the Professional Golf Association of America and the Tennessee Golf Association since 1973 and from 1990 has been the President of the Tennessee Golf Foundation. He has been a director of the Company since February, 1996. Mr. Horton is a citizen of the United States and his business address is 400 Franklin Road, Franklin, Tennessee 37069.

     Nancy Lopez is a professional golfer and President of Nancy Lopez Enterprises, Inc. She has been a director of the Company since September, 1998. Ms. Lopez is a citizen of the United States and her business address is 2308 Tara Drive, Albany, Georgia 31707.

     John T. Lupton is a private investor. From 1977 to 1986, he was Chairman of JTL Corp., a soft-drink bottling company. He has been a Director of the Company since January, 1995, and Chairman and Chief Executive Officer from March, 1995 through February, 1997, and from November, 1997 through March, 1998. Mr. Lupton is a citizen of the United States and his business address is 702 Tallan Building, Two Union Square, Chattanooga, Tennessee 37402.

     Charles S. Mechem, Jr. is Chairman of Convergys Corp. From 1996 to 1998, he was Chairman of the Board of Cincinnati Bell Inc. From 1991 to 1995, he was Commissioner of the Ladies Professional Golf Association. He is also a Director of Mead Corporation, Ohio National Life Insurance Company, The J.M. Smucker Company and Firstar Corporation. He has been a Director of the Company since November, 1997. Mr. Mechem is a citizen of the United States and his business address is 201 East 4th Street, 20th Floor, Cincinnati, Ohio 45202.

     Arnold D. Palmer is a professional golfer and President of Arnold Palmer Enterprises, Inc. He is also the President and Director of TBHC, Inc. dba The Bay Hill Club and Lodge and a Director of TCG, Inc. dba The

Golf Channel. He has been a Director of the Company from 1972 to 1990 and since February, 1992. Mr. Palmer is a citizen of the United States and his business address is P.O. Box 52, Youngstown, Pennsylvania 15696.

     Joel W. Richardson, Jr. is an officer of the Lupton Company, LLC, a private investment firm. From 1977 to 1997, he was a partner and since 1997, of counsel, with the law firm of Miller & Martin LLP, general counsel to the Company. He has been a Director of the Company since July, 1996. Mr. Richardson is a citizen of the United States and his business address is 702 Tallan Building, Two Union Square, Chattanooga, Tennessee 37402.

     A. Alexander Taylor II is President and Chief Operating Officer of Chattem, Inc., a marketer and manufacturer of branded consumer products. From 1983 to 1998, he was a partner with the law firm of Miller & Martin LLP, general counsel to the Company. He is also a director of U.S. Xpress Enterprises, Inc. and The Krystal Company. He has been a Director of the Company since March, 1999. Mr. Taylor is a citizen of the United States and his business address is 1715 West 38th Street, Chattanooga, Tennessee 37409.

     The executive officers of the Company are: Cindy L. Davis, President and Chief Executive Officer; D. Scudder Graybeal, Vice President-Special Markets; and David J. Kirby, Vice President-Finance.

     Cindy L. Davis has been President and Chief Executive Officer of the Company since March 1998. She joined the Company in June 1997 as Executive Vice President. Prior to joining the Company, she served as Vice President of the Ladies Professional Golf Association (LPGA) from 1994 to 1997, and as Executive Director, Teaching & Club Pro Division of the LPGA from 1992 to 1993. Ms. Davis is a citizen of the United States and her business address is 6201 Mountain View Road, Ooltewah, Tennessee 37363.

     D. Scudder Graybeal has been Vice President-Special Markets of the Company since 1998 and a Vice President of the Company in various capacities since 1994. Mr. Graybeal is a citizen of the United States and his business address is 6201 Mountain View Road, Ooltewah, Tennessee 37363.

     David J. Kirby has been Vice President-Finance of the Company since 1996 and Controller of the Company since 1994. Mr. Kirby is a citizen of the United States and his business address is 6201 Mountain View Road, Ooltewah, Tennessee 37363.


PARENT AND MERGER SUB


     The initial members of Parent are Cindy L. Davis, President and Chief Executive Officer of the Company, John T. Lupton and Arnold D. Palmer, shareholders and directors of the Company, and the Lupton Trust and Palmer Enterprises. The Board of Managers for Parent and the Board of Directors of Merger Sub are composed of Ms. Davis, Messrs. Lupton, Palmer, Richardson and Mechem. Prior to the Merger, Palmer Enterprises will assign its membership interests in Parent to Messrs. Palmer and Mechem.

     The trustees of the Lupton Trust are Messrs. Lupton, Gonzenbach, Richardson and Charles C. Gerber and Thomas Cartter Lupton II. Mr. Gerber has been the President of Gerber/Taylor Associates, Inc., a Registered Investment Advisor, since March 1990. Mr. Gerber is a citizen of the United States and his business address is One Commerce Square, Suite 1900, Memphis, Tennessee 38103. Mr. Thomas Cartter Lupton II is a private investor. Mr. Thomas Cartter Lupton II is a citizen of the United States and his business address is 2829 Marshall Boulevard, Sullivans Island, South Carolina 29482.

                             SHAREHOLDER PROPOSALS

     If the Merger is not consummated, or if it is not consummated within the time period currently contemplated, the Company will hold a 2000 Annual Meeting of Shareholders in February 2000. As described in the Company's proxy statement relating to its 1999 Annual Meeting of Shareholders, in order for proposals of the Company's shareholders to be considered for inclusion in the proxy statement relating to its 2000 Annual Meeting of Shareholders, such proposals must be received by the Company no later than September 27, 1999. Any such proposals, as well as any questions relating thereto, should be directed to the attention of David J. Kirby, Vice President-Finance, The Arnold Palmer Golf Company, 6201 Mountain View Road, Ooltewah, Tennessee 37363.

                                    AUDITORS

     The Board of Directors appointed Arthur Andersen LLP, independent public accountants, to serve as auditors for the fiscal year ending September 30, 1999. Representatives of Arthur Andersen LLP will be present at the Special Meeting and will be given an opportunity to make a statement, if they desire, and to respond to questions.

                            SOLICITATION OF PROXIES

     The Company will bear the cost of solicitation of proxies and will reimburse brokers, custodians, nominees and fiduciaries for their reasonable expenses in sending solicitation material to the beneficial owners of the Company's shares. In addition to soliciting proxies through the mail, proxies may also be solicited by officers and employees of the Company by telephone or otherwise.

     Granting a proxy does not preclude the right of the person giving the proxy to vote in person, and a person may revoke his or her proxy at any time before it has been exercised by giving written notice to the Secretary of the Company, by delivering a later dated proxy or by voting in person at the Special Meeting.

     Proxies in the accompanying form that are properly executed and returned will be voted at the Special Meeting and any adjournment(s) thereof in accordance with the directions on such proxies. If no directions are specified, such proxies will be voted according to the recommendations of the Board of Directors as stated on the proxy.

     Management knows of no other matters or business to be presented for consideration at the Special Meeting other than the consideration of the Agreement and Merger. If, however, any other matters properly come before the Special Meeting or any adjournment(s) thereof, it is the intention of the persons named in the enclosed proxy to vote such proxy in accordance with their best judgment on any such matters. The persons named in the enclosed proxy may also, if they deem it advisable, vote such proxy to adjourn the Special Meeting from time to time.


August 23, 1999

                         THE ARNOLD PALMER GOLF COMPANY

                         INDEX TO FINANCIAL INFORMATION

     From the Company's Form 10-K for the Year Ended September 30, 1998:

          Management's Discussion and Analysis of Financial
           Condition and Results of Operation...............   F-2
          Report of Independent Public Accountants..........   F-9
          Balance Sheets as of September 30, 1998 and
           September 30, 1997...............................  F-10
          Statements of Operations for the Years Ended
           September 30, 1998, September 30, 1997, March 2,
           1996 and the Seven-Month Period Ended September
           30, 1996.........................................  F-12
          Statements of Stockholders' Equity (Deficit) for
           the Years Ended September 30, 1998, September 30,
           1997, March 2, 1996 and the Seven-Month Period
           Ended September 30, 1996.........................  F-13
          Statements of Cash Flows for the Years Ended
           September 30, 1998, September 30, 1997, March 2,
           1996 and the Seven-Month Period Ended September
           30, 1996.........................................  F-14
          Notes to Financial Statements.....................  F-15


     From the Company's Form 10-Q for the Quarter Ended July 2, 1999:



          Balance Sheets as of July 2, 1999 (Unaudited) and
           September 30, 1998 (Audited).....................  F-27
          Statements of Operations for the Three and Nine
           Months Ended July 2, 1999 and June 26, 1998
           (Unaudited)......................................  F-28
          Statements of Cash Flows for the Nine Months Ended
           July 2, 1999 and June 26, 1998 (Unaudited).......  F-29
          Notes to Financial Statements (Unaudited).........  F-30
          Management's Discussion and Analysis of Financial
           Condition and Results of Operations..............  F-33

  FROM THE COMPANY'S FORM 10-K FOR THE YEAR ENDED SEPTEMBER 30, 1998:


  MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS.

  Results of Operations

     The Company's revenues for the fiscal year ending September 30, 1998 were approximately $21.9 million compared to $28.5 million for the fiscal year ended September 30, 1997. The net loss for the fiscal year 1998 was approximately $15.2 million, or $5.01 per share, compared to a net loss for fiscal 1997 of approximately $11.2 million, or $3.77 per share.

     In 1998, the Company, like other golf manufacturing companies, endured extremely difficult market conditions that resulted in industry-wide declines in sales and excessive manufacturing and retail inventories. These conditions, combined with financial challenges in the Asian markets, largely reduced manufacturing and retail margins industry-wide. In fiscal 1998 the Company continued to experience difficulty in selling premium and higher retail priced men's golf products, causing inventory buildup and a longer-term evaluation of the product lines' proper marketplace positioning. At the same time, a similar excessive inventory situation, a manufacturing price-cutting environment, and out-dated product designs affected the Company's market for golf bags. The challenging market conditions in fiscal 1998 coupled with the unplanned reduction in Company sales arising from the difficulty experienced by the premium and higher retail priced men's golf products and bag lines resulted in large inventory write-downs and a higher frequency of low margin close-out sales. Also in fiscal 1998, the Company invested substantially in the development and introduction of NancyLopezGolf, a new brand offering of golf equipment, bags, gloves and accessories for women golfers. With the shipment of this product occurring essentially after the peak retail selling months, and facing the same challenging market conditions, the brand achieved strong initial product placement and assisted the Company in creating new distribution ventures, largely with off-course stores.

     Recognizing these marketplace and individual brand challenges as well as the additional ongoing operational and financial difficulties of the Company, the Company's Board of Directors embarked upon numerous strategic business initiatives in an effort to positively restructure the Company for the future. These actions, largely implemented in the last six months of fiscal year 1998, included: a complete management restructuring; the consolidation of the Company's Tennessee-based manufacturing facility to its Arkansas-based manufacturing facility; a downsizing of corporate personnel; a thorough analysis and establishment of a long term plan for each brand's marketing, sales and distribution strategy; and the effectuation of a financial restructuring including the sale of National Golf Suppliers, an asset unrelated to the Company's core business, and the sale of Company's investment in Nevada Bob's Series D preferred stock. The Company also undertook to restructure the Company's existing debt obligations with its third party lender. The Company's restructuring plan is expected to be completed early in calendar 1999.

  Comparison of the Years Ended September 30, 1998 and September 30, 1997

     Net sales for fiscal year 1998 decreased $6.6 million to $21.9 million, a 22.9% decrease from fiscal year 1997 net sales of $28.5 million. The tables below compare the Company's net sales by product line and market segment for the year ending September 30, 1998 to the year ending September 30, 1997.

                             SALES BY PRODUCT LINE

                                                              1998    1997    % CHANGE
                                                              ----    ----    --------
                                                                 ($'S IN MILLIONS)
Club........................................................  11.0    14.1     -22.0%
Bags........................................................   7.8    11.0     -29.0%
Apparel.....................................................   0.2     0.2      -0.9%
Outlet......................................................   0.8     0.7      21.4%
Components..................................................   2.1     2.5     -15.3%
                                                              ----    ----     -----
Total.......................................................  21.9    28.5     -22.9%
                                                              ----    ----     -----

                            SALES BY MARKET SEGMENT

                                                              1998    1997    % CHANGE
                                                              ----    ----    --------
                                                                 ($'S IN MILLIONS)
Pro.........................................................  12.0    14.0     -14.1%
Retail......................................................   6.6    10.1     -33.9%
Outlet......................................................   0.8     0.7      21.4%
Contract....................................................   0.2     0.8     -78.7%
Components..................................................   2.1     2.5     -15.3%
Export......................................................   0.2     0.4     -56.9%
                                                              ----    ----     -----
Total.......................................................  21.9    28.5     -22.9%
                                                              ----    ----     -----

     A $3.1 million decrease in club sales and a $3.2 million decrease in bag sales accounted for essentially all the decrease in the Company's sales for year ending September 30, 1998. Sales to pro accounts (on-course golf shops and off-course golf equipment stores), decreased 14.1% for the year ending September 30, 1998 while retail sales (mass merchants), decreased 33.9%. The sales decrease was mostly attributable to soft market conditions during the year resulting in overstocked inventories in the retail market. Additionally, one of the Company's major mass merchant accounts which accounted for approximately $1.6 million of sales during fiscal year ending September 30, 1997, did not purchase significant amounts of product from the Company during fiscal year 1998.

     Gross profit for the fiscal year ending September 30, 1998 was 5.3% compared to 7.1% for the fiscal year ending September 30, 1997. Inventory write downs and adjustments of approximately $1.8 million accounted for 8.2% margin loss, while approximately 15.1% of the Company's fiscal 1998 sales were closeout sales generating only 4.1% gross profit.

     Total selling and marketing expenses remained essentially unchanged for the fiscal year ending September 30, 1998 compared to the fiscal year ending September 30, 1997. As a percent of net sales, selling and marketing expenses were 34.1% and 26.3% for years ending September 30, 1998 and September 30, 1997. Selling expenses were less variable in fiscal 1998 as the Company replaced its sales force of independent representatives with employee representatives who are compensated on a salary and commission pay structure. The employee representatives are also reimbursed for travel and certain other expenses incurred by the employees.

     General and administrative expenses were $6.8 million for the fiscal year ending September 30, 1998 and included $2.4 million related to the Company's management changes and reorganization. Costs in this category included severance for terminated executives, severance related to the closed Ooltewah, Tennessee club plant (which was consolidated into the Pocahontas, Arkansas plant) and outside consulting services. Excluding these non-recurring items, general and administrative expenses were $4.4 million compared to $5.0 million for the fiscal year ending September 30, 1997. Expense reductions were primarily in salaries and benefits and legal expenses.

     Interest expense for the year ending September 30, 1998 increased 37.3% to $3.0 million from $2.2 million for year ending September 30, 1997. The increase was due to an increase in long term debt of $10.0 million on which the per annum interest expense was 7.97%. Royalty and other income decreased $0.5 million for the year ending September 30, 1998 compared to the same prior year period. The decrease was due to the losses related to the sale of the Company's component division (National Golf Suppliers) and it's idle plant facility in Lumberton, North Carolina. The loss on the sale of the component division was $0.4 million and the loss on the idle plant facility was $0.1 million. A royalty agreement held by the Company provided $1.0 million of royalty income in 1998. Beginning October 1, 1998, the maximum royalty per the agreement will be $50,000 annually and as a result, the Company expects a decrease in royalty income for fiscal 1999.

  Comparison of the Years Ended September 30, 1997 and September 30, 1996

     Net sales for fiscal year 1997 increased $3.6 million to $28.5 million, compared to sales of $24.9 million for the twelve month period ending September 30, 1996. The tables below compare the Company's net sales by product line and market segment for year ending September 30, 1997 to the comparable period ending September 30, 1996.

                             SALES BY PRODUCT LINE

                                                              1997    1996    % CHANGE
                                                              ----    ----    --------
                                                                 ($'S IN MILLIONS)
Club........................................................  14.1    13.5       4.8%
Bags........................................................  11.0    10.6       3.4%
Apparel.....................................................   0.2     0.0       0.0%
Outlet......................................................   0.6     0.5      26.5%
Components..................................................   2.5     0.3         *
                                                              ----    ----      ----
Total.......................................................  28.5    24.9      14.4%
                                                              ----    ----      ----

                            SALES BY MARKET SEGMENT

                                                              1997    1996    % CHANGE
                                                              ----    ----    --------
                                                                 ($'S IN MILLIONS)
Pro.........................................................  14.0    12.3      13.4%
Retail......................................................  10.1    11.7     -13.7%
Outlet......................................................   0.6     0.5      26.5%
Contract....................................................   0.8     0.0       0.0%
Components..................................................   2.5     0.3         *
Export......................................................   0.4     0.1         *
                                                              ----    ----     -----
Total.......................................................  28.5    24.9      14.4%
                                                              ----    ----     -----

---------------
* Due to insignificance of 1996 sales, percent change is not meaningful.

     Although combined sales for clubs and bags increased 4.2% to $24.1 million, the most significant increase in sales was in the Company's component division. The Company acquired its component division, National Golf Suppliers, in June 1996, therefore 1996 component sales are fiscal fourth quarter sales only. Pro sales (primarily to off-course golf equipment stores), increased $1.7 million in fiscal 1997 to $14.0 million. Pro club sales were adversely affected by returns of approximately $370,000 in fiscal 1997 resulting from a license claim by COBRA Golf in which the Company voluntarily pulled its Standard Plus II product from customers and ceased selling the product. Retail sales decreased 13.7% in fiscal 1997 to $10.1 million. The decrease was primarily attributable to overstocked inventories in the retail market as merchants entered their Fall 1996 and Spring 1997 buying season.

     Gross profit for fiscal 1997 was 7.1% compared to 19.4% for the twelve months ending September 30, 1996. Excess inventory write-downs to lower of cost or market of $2.4 million ($1.4 million in clubs and club raw material and $1.0 million in bags and bag raw materials), accounted for 8.3% of the decrease in gross profit contribution. The write-downs were taken due to an approximate 50% reduction in club and bag stock keeping units, in order to better manage inventory levels and to improve manufacturing and customer service operations. The Company believes the write downs were necessary to market the discontinued products in alternate trade channels to protect its current product line. In addition to the above, write downs on the Company's Standard Plus II product were $618,000 for fiscal 1997 and accounted for 2.2% of the gross profit decrease. Write downs on plant assets and other costs associated with plant restructuring totaled $471,000, or

1.7% of net sales. Fiscal 1997 gross profits were also lower due to closeout pricing on approximately $4.2 million of discontinued merchandise.

     Selling and marketing expenses increased $1.2 million in fiscal 1997. The increase was primarily due to costs associated with replacing the Company's sales force consisting of non-employee sales agents with employee-sales representatives and regional sales management personnel. Fiscal 1997 selling expense also includes a $335,000 write off of point-of-purchase display units not currently being used. General and administrative expenses increased $1.1 million in fiscal 1997, of which approximately $0.5 million were in increased legal fees. The increase in legal expenses related primarily to litigation between the Company and its former CEO, and the dispute between the Company and COBRA Golf, regarding the Standard Plus II product. Other increases in general and administrative expenses reflect a full year of expenses from the Company's component division (National Golf Suppliers) and additional senior management personnel.

     Other income increased $0.2 million in fiscal 1997, due to increased royalty payments from the Company's sub-licensees. Interest expense decreased 8.3% from $2.4 million to $2.2 million for fiscal 1997. Cash interest expense increased $0.6 million due to interest expense on higher average revolving credit facility balances during fiscal 1997 and interest on the Company's $12 million long term note. The increase in cash interest expense was offset by a $0.8 million decrease in non-cash interest expense relating to amortization of the Company's subordinated debt discount and subordinated notes in 1996, which was not as significant in 1997.

  Comparison of the Seven-Month Periods Ended September 30, 1996 and September 30, 1995

     Net sales from continuing operations for the seven month transition period ending September 30, 1996, increased $3.7 million or 25.0% compared to the same period in 1995. As shown in the table below, the Company's significant growth was in golf club sales, which increased 63.9% to $10.0 million, and accounted for 54.0% of the Company's total net sales for the 1996 transition period.

                             SALES BY PRODUCT LINE

                                                              1996    1995    % CHANGE
                                                              ----    ----    --------
                                                                 ($'S IN MILLIONS)
Clubs.......................................................  10.0     6.1      63.9%
Bags........................................................   7.3     8.1      -9.9%
Outlet......................................................   0.6     0.4      50.0%
Other.......................................................   0.6     0.2     200.0%
                                                              ----    ----     -----
Total.......................................................  18.5    14.8      25.0%
                                                              ----    ----     -----

                            SALES BY MARKET SEGMENT

                                                              1996    1995    % CHANGE
                                                              ----    ----    --------
                                                                 ($'S IN MILLIONS)
Pro.........................................................   9.6     6.8      41.2%
Retail......................................................   7.7     7.4       4.1%
Outlet......................................................   0.6     0.4      50.0%
Other.......................................................   0.6     0.2     200.0%
                                                              ----    ----     -----
Total.......................................................  18.5    14.8      25.0%
                                                              ----    ----     -----

     The decrease in bag sales of $0.8 million was attributable to a decline in retail bag sales, which declined 26.5% from 1995 sales of $3.4 million. Pro bag sales were $4.8 million compared to $4.7 million in 1995.

     The most favorable sales increase for the Company was a 41.2% increase in its pro business segment, which increased to $9.6 million in 1996 from $6.8 million in 1995. Essentially all the increase in the pro business was in golf club sales. The increase in club sales was primarily in the off-course golf equipment stores. Pro sales accounted for 51.9% of the Company's total sales in the 1996 transition period compared to 45.9% in the comparable 1995 period. Net margins on total sales increased to 27.9% compared to 25.5% in 1995, and was attributable to the more favorable product mix and higher margins in pro clubs. While total bag net margins remained constant with prior year at 28.8%, total club margins increased to 32.3% compared to 29.7% in 1995. A decrease in retail club margins to 28.1% in 1996 from 32.2% in 1995, was offset by a significant increase in pro club margins of 40.0% in 1996, compared to 29.4% in 1995.

     Selling and marketing expenses increased $1.7 million for the seven months ending September 30, 1996. A substantial portion of the increase was in advertising and promotion as the Company was not investing significant resources in this area in the prior year. Additionally, commission and royalty expenses were greater than prior year due to sales growth. General and administrative expenses increased $1.2 million over 1995 primarily resulting from expenditures relative to the Company's ongoing training and implementation of its new fully integrated management information systems.

     Interest expense decreased 38.8% to $1.1 million for the seven months ending September 30, 1996. This was due to a decrease in non-cash interest expense relating to amortization of the Company's subordinated debt discounts and subordinated notes. Interest expense was also reduced due to the sale of certain properties and the retirement of related debt.

     Other income for the 1996 transition period increased approximately $0.8 million over the same prior year period, most of which was royalty income from the Company's licensing agreement for its patented hosel design (PHD) technology. In the 1996 transition period, the Company also recognized $0.2 million in other income related to the increase in the net pension asset recognized on the balance sheet. None was recognized in the seven months ending September 30, 1995.

     The Company recorded a $0.9 million charge against other income for the period ending September 30, 1996. The Company was due to receive $1.2 million on October 10, 1996, as final payment for the sale of its Duckster apparel division to DeLong Sportswear. In September 1996, the Company became aware that DeLong Sportswear would default on the final payment, and in lieu of payment accepted manufacturing equipment and certain apparel items with a fair market value of approximately $0.3 million in addition to other considerations beneficial for the Company. The charge against other income reflects the writedown of the note plus accrued interest, to $0.3 million.

  Liquidity and Capital Resources

     The Company generally relies upon internally generated cash and short-term borrowings to satisfy working capital and capital expenditure requirements. Generally, short-term borrowings increase from December to April, because the Company builds inventory through the winter to support its spring shipping season. Capital expenditures for 1999 are expected to be minimal.

     The Company had negative working capital of $4.2 million as of September 30, 1998 and a current ratio of 0.74 to one. This compares to working capital of $10.5 million and a current ratio of 3.8 to one at September 30, 1997. As of September 30, 1998, the Company's outstanding balance on its revolving credit facility was $12.3 million compared to $0.2 million at September 30, 1997. The outstanding balance at September 30, 1998 was due to mature on December 31, 1998. In addition, the Company had long term debt of $22.0 million as of September 30, 1998 which was due to mature December 31, 1999.

     Due to the continued losses of the Company, the board of Directors embarked upon numerous strategic business initiatives including the effectuation of a financial restructuring plan as more fully discussed above. With the consent of the Company's Chairman, the guarantor of the Company's existing indebtedness (the "Guarantor"), the Company sold National Golf Suppliers, an asset unrelated to the Company's core business, and the Company's investment in Nevada Bob's Series D preferred stock. The Company also entered into negotiations to replace the existing third-party lender of the Company with an affiliate of the Guarantor. With the financial support of the Guarantor and of his affiliates, the Company has been able to meet its outstanding financial commitments.

     On October 20, 1998, an affiliate of the Guarantor, the Thomas C. Lupton Trust, ("Trust"), purchased the Company's $5.0 million investment in Nevada Bob's Holdings, Inc. Series D Preferred Stock at cost. Proceeds from the sale of the Series D Shares were used to pay $5.0 million on the Company's September 30, 1998 revolver balance of $12.3 million. On October 30, 1998, the Trust purchased the remaining current revolver debt of $7.3 million and the Company's long term debt of $22.0 million from the bank which held the notes.

     The Trust has agreed to suspend interest payments on the revolver debt and the term debt, and to amend the due date on the revolver debt to December 31, 1999.

     Also subsequent to September 30, 1998, a $5.0 million revolving credit facility was established with a bank. This credit facility is an unsecured promissory note due on December 30, 1999, and is guaranteed by the Guarantor. The Company believes this facility will satisfy working capital and capital expenditure requirements through fiscal 1999.

  Impact of Inflation and Changing Prices

     Management believes that the impact of inflation and other changes in prices during fiscal 1998, 1997 and 1996 and the 1996 transition period, had no material effect on the Company's financial condition or operating results.

  Recent Accounting Pronouncements

     In June 1998, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Instruments and Hedging Activities" (SFAS No. 133"). SFAS No. 133 establishes accounting and reporting standards requiring that every derivative instrument (including certain derivative instruments embedded in the contracts) be recorded in the balance sheet as either an asset or liability measured at its fair value. SFAS No. 133 requires that changes in the derivative's fair value be recognized currently in earnings unless specific hedge accounting criteria are met. Special accounting for qualifying hedges allows a derivative's gains and losses to offset related results on the hedged item in the income statement, and requires that a company must formally document, designate, and assess the effectiveness of transactions that receive hedge accounting.

     SFAS No. 133 is effective for fiscal years beginning after June 15, 1999. The Company may also implement the Statement as of the beginning of any fiscal quarter after issuance (that is, fiscal quarters beginning June 16, 1998 and thereafter). SFAS No. 133 cannot be applied retroactively. SFAS No. 133 must be applied to (a) derivative instruments and (b) certain derivative instruments embedded in hybrid contracts that were issued, acquired, or substantively modified after December 31, 1997 (and, at the Company's election, before January 1, 1998).

     SFAS No. 133 could increase the volatility in earnings and other comprehensive income, however, based on the Company's current and anticipated level of derivative instruments and hedging activities, the Company does not believe the impact would be material.

  Year 2000

     The Company's information system and business processes applications operate on an IBM AS/400 mid range computer. The hardware and its related License Internal Code (LIC) have been upgraded to a Year 2000 compliant level. The Company's software applications operating on the AS/400 are fully integrated management information system developed by JBA International. The Company began the conversion to the JBA software in mid calendar year 1996. The only remaining JBA application to be implemented is Fixed Assets, which the Company anticipates having implemented no later than July 1999. The Company's PC based applications, which consist primarily of Lotus Smart Suite and cc: Mail, have been in the process of upgrading to a Year 2000 compliance level with an anticipated completion date no later than mid calendar year 1999. The cost for completing the PC based applications upgrade is not expected to be material.

     The Company does not believe there are any significant risks to its continuing operations related to Year 2000 issues. Certain customers in the mass merchandise market, submit their orders via EDI processing to the Company. These customers have notified the Company that their systems will be Year 2000 compliant within the required time frame to ensure uninterrupted data interchange related to order fulfillment. The Company has also received notification from certain raw material suppliers that their systems will be Year 2000 compliant within the required time frame. Although the Company does not anticipate any issues related to timely supply of raw materials, it is seeking confirmation from its other major suppliers that their systems will likewise be Year 2000 compliant.

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To The Arnold Palmer Golf Company:

     We have audited the accompanying balance sheets of THE ARNOLD PALMER GOLF COMPANY (a Tennessee corporation) as of September 30, 1998 and 1997 and the related statements of operations, stockholders' equity (deficit) and cash flows for the years ended September 30, 1998 and 1997, the seven-month period ended September 30, 1996, and the year ended March 2, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of The Arnold Palmer Golf Company as of September 30, 1998 and 1997, and the results of its operations and its cash flows for the years ended September 30, 1998 and 1997, the seven-month period ended September 30, 1996, and the year ended March 2, 1996, in conformity with generally accepted accounting principles.

/s/ ARTHUR ANDERSEN LLP

Chattanooga, Tennessee
December 4, 1998

                         THE ARNOLD PALMER GOLF COMPANY

                                 BALANCE SHEETS
                          SEPTEMBER 30, 1998 AND 1997
                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                     ASSETS

                                                               1998       1997
                                                              -------    -------
CURRENT ASSETS:
  Cash......................................................  $   371    $   703
  Accounts receivable, less allowance for doubtful accounts
     of $977 and $843 at September 30, 1998 and 1997........    3,514      5,311
  Inventories...............................................    7,004      7,375
  Prepaid expenses and other................................    1,162        847
                                                              -------    -------
          Total current assets..............................   12,051     14,236
                                                              -------    -------
PROPERTY, PLANT, AND EQUIPMENT, NET.........................    1,669      1,493
                                                              -------    -------
OTHER ASSETS:
  Investment in Nevada Bob's Holdings, Inc..................    5,000      5,000
  Property held for sale....................................       94        170
  Goodwill..................................................       85        502
  Other.....................................................    1,579      1,352
                                                              -------    -------
          Total other assets................................    6,758      7,024
                                                              -------    -------
                                                              $20,478    $22,753
                                                              =======    =======

   The accompanying notes are an integral part of these financial statements.

                         THE ARNOLD PALMER GOLF COMPANY

                                 BALANCE SHEETS
                          SEPTEMBER 30, 1998 AND 1997
                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                 LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)

                                                                1998        1997
                                                              --------    --------
CURRENT LIABILITIES:
  Current maturities of long-term obligations...............  $      3    $    102
  Short-term borrowings from bank...........................    12,250         150
  Accounts payable..........................................     1,573       2,121
  Accrued liabilities.......................................     2,389       1,370
                                                              --------    --------
          Total current liabilities.........................    16,215       3,743
                                                              --------    --------
LONG-TERM OBLIGATIONS, NET OF CURRENT MATURITIES............    26,525      26,162
                                                              --------    --------
COMMITMENTS AND CONTINGENCIES (NOTE 12)
REDEEMABLE PREFERRED STOCK, $.50 par value, 833,333 shares
  authorized, issued, and outstanding (liquidation
  preference of $5,000 plus accumulated dividends)..........     5,000       5,000
                                                              --------    --------
STOCKHOLDERS' EQUITY (DEFICIT):
  Common stock, $.50 par value, 10,000,000 shares
     authorized; 3,054,367 and 3,004,367 shares issued and
     outstanding at September 30, 1998 and 1997.............     1,527       1,502
  Additional paid-in capital................................     6,401       6,313
  Accumulated deficit.......................................   (35,190)    (19,967)
                                                              --------    --------
          Total stockholders' equity (deficit)..............   (27,262)    (12,152)
                                                              --------    --------
                                                              $ 20,478    $ 22,753
                                                              ========    ========

   The accompanying notes are an integral part of these financial statements.

                         THE ARNOLD PALMER GOLF COMPANY

                            STATEMENTS OF OPERATIONS
                              FOR THE YEARS ENDED
                SEPTEMBER 30, 1998 AND 1997, MARCH 2, 1996, AND
                THE SEVEN-MONTH PERIOD ENDED SEPTEMBER 30, 1996
                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                            FISCAL YEARS                 1996
                                                   -------------------------------    TRANSITION
                                                     1998        1997       1996        PERIOD
                                                   --------    --------    -------    ----------
NET SALES........................................  $ 21,893    $ 28,454    $21,185     $18,456
COST OF SALES....................................    20,730      26,447     17,983      13,301
                                                   --------    --------    -------     -------
     Gross profit................................     1,163       2,007      3,202       5,155
SELLING EXPENSES.................................     7,469       7,479      4,559       4,466
GENERAL AND ADMINISTRATIVE
  EXPENSES.......................................     6,775       4,955      2,573       2,405
                                                   --------    --------    -------     -------
                                                    (13,081)    (10,427)    (3,930)     (1,716)
                                                   --------    --------    -------     -------
OTHER INCOME (EXPENSE):
  Interest expense, net..........................    (3,038)     (2,212)    (2,965)     (1,129)
  Royalty and sub-license income, net............     1,459       1,402        974         937
  Writedown of note receivable...................         0           0          0        (894)
  Other, net.....................................      (563)          9        296         508
                                                   --------    --------    -------     -------
                                                     (2,142)       (801)    (1,695)       (578)
                                                   --------    --------    -------     -------
     Loss from continuing operations before
       income taxes..............................   (15,223)    (11,228)    (5,625)     (2,294)
                                                                                       -------
PROVISION FOR INCOME TAXES.......................         0           0          0           0
                                                   --------    --------    -------     -------
LOSS FROM CONTINUING OPERATIONS..................   (15,223)    (11,228)    (5,625)     (2,294)
                                                   --------    --------    -------     -------
DISCONTINUED OPERATIONS (Note 13):
  Income from discontinued operations............         0           0        348           0
                                                   --------    --------    -------     -------
                                                          0           0        348           0
                                                   --------    --------    -------     -------
NET LOSS.........................................  $(15,223)   $(11,228)   $(5,277)    $(2,294)
                                                   ========    ========    =======     =======
BASIC AND DILUTIVE NET INCOME (LOSS) PER SHARE
  FROM:
  Continuing operations..........................  $  (5.01)   $  (3.77)   $ (2.15)    $  (.80)
  Discontinued operations........................       .00         .00        .13         .00
                                                   --------    --------    -------     -------
                                                   $  (5.01)   $  (3.77)   $ (2.02)    $  (.80)
                                                   ========    ========    =======     =======

   The accompanying notes are an integral part of these financial statements.

                         THE ARNOLD PALMER GOLF COMPANY

                  STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIT)
                              FOR THE YEARS ENDED
                  SEPTEMBER 30, 1998 AND 1997, MARCH 2, 1996,
              AND THE SEVEN-MONTH PERIOD ENDED SEPTEMBER 30, 1996
                                 (IN THOUSANDS)

                                            COMMON STOCK      ADDITIONAL
                                          ----------------     PAID-IN      ACCUMULATED
                                          SHARES    AMOUNT     CAPITAL        DEFICIT       TOTAL
                                          ------    ------    ----------    -----------    --------
BALANCE AT FEBRUARY 25, 1995............  2,539     $1,270      $4,118       $ (1,168)     $  4,220
  Net loss..............................      0          0           0         (5,277)       (5,277)
  Issuance of warrants for 232 shares of
     common stock.......................      0          0         139              0           139
  Issuance of common stock..............     96         47         537              0           584
                                          -----     ------      ------       --------      --------
BALANCE AT MARCH 2, 1996................  2,635      1,317       4,794         (6,445)         (334)
  Net loss..............................      0          0           0         (2,294)       (2,294)
  Conversion of subordinated convertible
     note into 192 shares of common
     stock..............................    192         96         863              0           959
  Issuance of common stock..............    100         50         334              0           384
                                          -----     ------      ------       --------      --------
BALANCE AT SEPTEMBER 30, 1996...........  2,927      1,463       5,991         (8,739)       (1,285)
  Net loss..............................      0          0           0        (11,228)      (11,228)
  Issuance of common stock..............     77         39         322              0           361
                                          -----     ------      ------       --------      --------
BALANCE AT SEPTEMBER 30, 1997...........  3,004      1,502       6,313        (19,967)      (12,152)
  Net loss..............................      0          0           0        (15,223)      (15,223)
  Issuance of common stock..............     50         25          88              0           113
                                          -----     ------      ------       --------      --------
BALANCE AT SEPTEMBER 30, 1998...........  3,054     $1,527      $6,401       $(35,190)     $(27,262)
                                          =====     ======      ======       ========      ========

   The accompanying notes are an integral part of these financial statements.

                         THE ARNOLD PALMER GOLF COMPANY

                            STATEMENTS OF CASH FLOWS
                              FOR THE YEARS ENDED
                  SEPTEMBER 30, 1998 AND 1997, MARCH 2, 1996,
              AND THE SEVEN-MONTH PERIOD ENDED SEPTEMBER 30, 1996
                                 (IN THOUSANDS)

                                                            FISCAL YEARS                 1996
                                                   -------------------------------    TRANSITION
                                                     1998        1997       1996        PERIOD
                                                   --------    --------    -------    ----------
OPERATING ACTIVITIES:
  Net loss.......................................  $(15,223)   $(11,228)   $(5,277)    $(2,294)
  Adjustments to reconcile net loss to net cash
     used in operating activities:
     Depreciation................................       457         407        400         140
     Amortization................................       454         364      1,674         433
       (Gain) loss on disposal of property,
          plant, and equipment...................       269         (11)      (100)        (98)
     Loss on disposal of National Golf
       Suppliers.................................       476           0          0           0
     Writedown of note receivable................         0           0          0         894
     Writedown of property, plant and
       equipment.................................        76         727          0           0
       Changes in operating assets and
          liabilities, net of effects from the
          purchase and sale of National Golf
          Suppliers:
       Accounts receivable.......................     1,599         319      3,409      (1,778)
       Inventories...............................      (327)      2,116      2,479         489
       Prepaid expenses and other................       233         254        452        (481)
       Accounts payable..........................      (533)        (18)    (2,400)        251
       Accrued liabilities.......................     1,157        (557)    (1,577)        (12)
                                                   --------    --------    -------     -------
          Net cash used in operating
            activities...........................   (11,362)     (7,627)      (940)     (2,456)
                                                   --------    --------    -------     -------
INVESTING ACTIVITIES:
  Additions to property, plant, and equipment....    (1,137)     (1,041)      (150)       (291)
  Proceeds from sale of property, plant, and
     equipment...................................       214          23      3,855         125
  Investment in Nevada Bob's Holdings, Inc.......         0           0          0      (5,000)
  Payments received on note receivable...........         0           0      1,600           0
                                                   --------    --------    -------     -------
          Net cash provided by (used in)
            investing activities.................      (923)     (1,018)     5,305      (5,166)
                                                   --------    --------    -------     -------
FINANCING ACTIVITIES:
  Net increase (decrease) in short-term
     borrowings from bank........................    12,100       9,354     (1,733)      2,700
  Proceeds from debt obligations.................         0       1,109          0           0
  Principal payments on debt obligations.........      (147)     (1,162)    (2,656)        (41)
  Issuance of redeemable preferred stock.........         0           0          0       5,000
                                                   --------    --------    -------     -------
          Net cash provided by (used in)
            financing activities.................    11,953       9,301     (4,389)      7,659
                                                   --------    --------    -------     -------
NET INCREASE (DECREASE) IN CASH..................      (332)        656        (24)         37
CASH, BEGINNING OF PERIOD........................       703          47         34          10
                                                   --------    --------    -------     -------
CASH, END OF PERIOD..............................  $    371    $    703    $    10     $    47
                                                   ========    ========    =======     =======
SUPPLEMENTAL DISCLOSURES OF CASH FLOW
  INFORMATION:
  Cash payments (refunds) during the period for:
     Interest....................................  $  2,390    $  1,810    $ 1,085     $   613
                                                   ========    ========    =======     =======
     Income taxes, net...........................  $      0    $      0    $    (5)    $     0
                                                   ========    ========    =======     =======

   The accompanying notes are an integral part of these financial statements.

                         THE ARNOLD PALMER GOLF COMPANY

                         NOTES TO FINANCIAL STATEMENTS

     For purposes of these financial statements and notes to these financial statements, "fiscal 1998 and 1997" relates to the years ended September 30, 1998 and 1997, while "fiscal 1996" pertains to the year ended March 2, 1996. The "1996 transition period" relates to the seven-month period ended September 30, 1996. All monetary amounts are expressed in thousands of dollars unless otherwise indicated.

1.  NATURE OF OPERATIONS

     The Arnold Palmer Golf Company (the "Company") manufactures, markets and distributes golf products, including PALMER and NancyLopezGolf equipment and HOTZ golf bags and luggage. The Company's principal market is the United States. The Company owns, subject to certain exceptions, the exclusive worldwide right to the Arnold Palmer and Nancy Lopez trade names in connection with the Company's manufacture, sale and distribution of golf products. The Company sells primarily to retailers and golf specialty stores and grants credit to customers based on defined payment terms. The Company performs ongoing credit evaluations and generally does not require collateral. Three large customers accounted for 21%, 17%, 25%, and 32%, of net sales from continuing operations for fiscal 1998 and 1997, the 1996 transition period, and fiscal 1996, respectively.

     In July 1996, the Company changed its name to The Arnold Palmer Golf Company from ProGroup, Inc.

2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  Discontinued Operations

     As discussed in Note 13, on May 5, 1995, the Company sold its Duckster line of headwear, outerwear, and shirts. Consistent with the provisions of Accounting Principles Board Opinion No. 30, the results of discontinued operations have been reported separately from the results of continuing operations, and a provision was made in fiscal 1995 for the loss on the disposal of the Duckster line of business.

  Revenue Recognition

     Revenue is recognized when the Company's products are shipped to its customers.

  Inventories

     Inventories are valued at the lower of cost or market using the first-in, first-out (FIFO) method. Cost includes material, labor and factory overhead. Market is net realizable value for finished goods. For raw materials and work-in-process, market is replacement cost.

  Property, Plant, and Equipment

     Property, plant, and equipment are recorded at cost, less accumulated depreciation and amortization. Expenditures for maintenance and repairs are charged to expense as incurred. The property, plant, and equipment balances consisted of the following at September 30, 1998 and 1997:

                                                            1998       1997
                                                           -------    -------
Land.....................................................  $    70    $    70
Buildings and improvements...............................      735        595
Machinery and equipment..................................    2,209      2,936
Furniture and fixtures...................................      805        630
Construction in progress.................................      467        234
                                                           -------    -------
                                                             4,286      4,465
Less accumulated depreciation and amortization...........   (2,617)    (2,972)
                                                           -------    -------
                                                           $ 1,669    $ 1,493
                                                           =======    =======

                         THE ARNOLD PALMER GOLF COMPANY

     Included in property held for sale at September 30, 1998 and 1997 is the Company's idle Lumberton, North Carolina plant, which was sold October 5, 1998.

     Depreciable assets are depreciated principally using the straight-line method for financial reporting purposes and accelerated methods for income tax purposes over the estimated useful lives of the related assets. The estimated useful lives used in computing annual depreciation provisions are as follows:

                                                               YEARS
                                                              -------
Buildings and improvements..................................  5 to 31
Machinery and equipment.....................................  3 to 10
Furniture and fixtures......................................  3 to 10

     During fiscal 1998 and 1997, the Company recorded impairment losses of approximately $76 and $727. The write-down related to a $76 and $101 write-down of its idle Lumberton, North Carolina facility in fiscal 1998 and 1997, respectively, as well as certain construction in progress and tooling costs in 1997, which the Company will not utilize in the future.

  Goodwill

     Goodwill of $85 relates to a business acquired before November 1, 1970, and is not required to be amortized. The Company continually evaluates whether subsequent events and circumstances have occurred that indicate that the remaining balance may not be recoverable. When factors indicate that goodwill should be evaluated for possible impairment, the Company uses an estimate of the future undiscounted net cash flows of the related businesses over the remaining life of the goodwill in measuring whether goodwill is recoverable. The Company recognized $30 of goodwill amortization expense in fiscal 1998 and 1997 related to a business line that was sold September 30, 1998 (Note 3).

  Advertising Expenses

     The Company expenses advertising costs as incurred. Advertising expense for fiscal 1998, 1997, the 1996 transition period, and fiscal 1996 was $869, $1,133, $883, and $547, respectively.

  Fiscal Year

     During the 1996 transition period, the Company's Board of Directors elected to change the Company's year end to September 30, effective September 30, 1996. Fiscal 1996 was based on a 52-53-week period ending on the Saturday closest to the end of February.

  Net Loss Per Share

     Effective for the year ended September 30, 1998, the Company adopted Statement of Financial Accounting Standards No. 128 "Earnings Per Share" ("SFAS No. 128"), which changes the criteria for reporting earnings per share ("EPS") by replacing primary EPS with basic EPS and fully diluted EPS with diluted EPS. Due to losses in each period presented, the diluted EPS calculation includes no common share equivalents due to their anti-dilutive effect. The weighted average number of shares outstanding for fiscal 1998, 1997, the 1996 transition period, and for fiscal 1996 are 3,041,490, 2,978,099, 2,852,213, and 2,615,619,
respectively.

  Use of Estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the

                         THE ARNOLD PALMER GOLF COMPANY
reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

  Stock-Based Compensation

     The Company accounts for its stock-based compensation plans under Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" ("APB No. 25"). Effective in the 1996 transition period, the Company adopted the disclosure option of Statement of Financial Accounting Standards ("SFAS No. 123") "Accounting for Stock-Based Compensation".

  Recent Accounting Pronouncement

     In June 1998, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Instruments and Hedging Activities" ("SFAS No. 133"). SFAS No. 133 establishes accounting and reporting standards requiring that every derivative instrument (including certain derivative instruments embedded in other contracts) be recorded in the balance sheet as either an asset or liability measured at its fair value. SFAS No. 133 requires that changes in the derivative's fair value be recognized currently in earnings unless specific hedge accounting criteria are met. Special accounting for qualifying hedges allows a derivative's gains and losses to offset related results on the hedged item in the income statement, and requires that a company must formally document, designate, and assess the effectiveness of transactions that receive hedge accounting.

     SFAS No. 133 is effective for fiscal years beginning after June 15, 1999. The Company may also implement the Statement as of the beginning of any fiscal quarter after issuance (that is, fiscal quarters beginning June 16, 1998 and thereafter). SFAS No. 133 cannot be applied retroactively. SFAS No. 133 must be applied to (a) derivative instruments and (b) certain derivative instruments embedded in hybrid contracts that were issued, acquired, or substantively modified after December 31, 1997 (and, at the Company's election, before January 1, 1998).

     SFAS No. 133 could increase the volatility in earnings and other comprehensive income; however, based on the Company's current and anticipated level of derivative instruments and hedging activities, the Company does not believe the impact would be material.

3.  ACQUISITION AND DISPOSAL OF NATIONAL GOLF SUPPLIERS, INC.

     In June 1996, the Company issued 100,000 shares of its common stock in exchange for certain assets and liabilities of National Golf Suppliers, Inc. ("NGS"), a wholesaler of golf club component parts located in Louisville, KY.

     The acquisition of NGS was accounted for under the purchase method of accounting. Accordingly, the operating results of NGS have been included in the Company's results of operations from the date of acquisition. The excess of the aggregate purchase price over the fair value of net assets acquired was recorded as goodwill and was being amortized on a straight-line basis over a 15 year period. The impact of the acquisition on pro forma net loss and loss per share, as if the acquisition had taken place at the beginning of fiscal 1996, was not significant for the 1996 transition period and fiscal 1996.

     On September 30, 1998, the Company sold NGS for a $538 short-term receivable which was paid in full in October 1998, a $230 installment promissory note, and a minority ownership interest in the successor entity. The Company does not exercise significant influence over the successor entity and the investment is accounted for under the cost method of accounting. The sale resulted in a loss of approximately $476. The promissory note is due to be repaid through September 2001, and bears interest at the rate of 9.5%

                         THE ARNOLD PALMER GOLF COMPANY

4.  INVENTORIES

     Inventories as of September 30, 1998 and 1997 consisted of the following:

                                                              1998      1997
                                                             ------    ------
Raw materials..............................................  $3,503    $3,602
Work-in-process............................................       9        14
Finished goods.............................................   3,492     3,759
                                                             ------    ------
                                                             $7,004    $7,375
                                                             ======    ======

5.  INVESTMENT IN NEVADA BOB'S HOLDINGS, INC.

     In August 1996, the Company purchased 625,000 mandatorily redeemable, convertible shares of Series D Preferred Stock ("Series D Shares") of Nevada Bob's Holdings, Inc. ("NBHI") for $5,000. The shares are convertible to common shares of NBHI at any time at the currently effective conversion rate, as defined, and will automatically convert to common shares if NBHI successfully completes an initial public offering of at least $20,000. If the Series D Shares are not converted to common shares of NBHI by August 21, 2000, NBHI shall redeem 33 1/3% of the shares annually over a three year period at 150% of the original cost per share plus any declared but unpaid dividends. This investment is classified as held-to-maturity and is accounted for using the cost method of accounting.

     In October 1998, the Series D Shares were sold for $5,000 to a trust (the "Trust") affiliated with the Company's Chairman (the "Guarantor"). The Trust has agreed to maintain the sharing agreement with the Company on any investment gains the Series D Shares yield (Note 11).

6.  SHORT-TERM BORROWINGS

     Short-term borrowings consist of advances under a $12,000 line of credit agreement and a separate $2,000 line of credit agreement with a bank . The lines of credit and long-term obligations are collaterized by accounts receivable, inventory, and other business assets and are guaranteed by the Guarantor.

     There are no financial covenants under the lines of credit. Advances under the lines of credit bear interest at the bank's prime rate less .5% (7.75% at September 30, 1998). Interest is payable monthly. At September 30, 1998, advances outstanding under the lines of credit were $12,250, letters of credit outstanding were $520, and $1,230 was unused.

     The line of credit was scheduled to mature December 31, 1998. However, subsequent to September 30, 1998, the Company reduced outstanding borrowings on the line of credit $5,000 from the sale of its investment in NBHI, and the Trust purchased the remaining $7,250 from the bank. The Trust has agreed to extend the due date and suspend interest payments on the $7,250 until December 31, 1999.

     In fiscal 1997, the Company borrowed and repaid $1,100 from the Guarantor.

                         THE ARNOLD PALMER GOLF COMPANY

7.  LONG-TERM OBLIGATIONS

     Long-term obligations consisted of the following at September 30, 1998 and 1997:

                                                               1998       1997
                                                              -------    -------
Term loan with bank, interest payable monthly at 8.25%, due
  December 31, 1999.........................................  $12,000    $12,000
Term loan with bank, interest payable monthly at LIBOR plus
  2% (7.97% at September 30, 1998), due December 31, 1999...   10,000     10,000
Subordinated notes ($5,000 face amount) to related parties,
  net of discount of $478 and $853 at September 30, 1998 and
  1997, interest payable monthly at 6.0% (effective interest
  rate of 15.9%), due November 2, 1999......................    4,522      4,147
Other obligations...........................................        6        117
                                                              -------    -------
                                                               26,528     26,264
Less: current maturities....................................       (3)      (102)
                                                              -------    -------
                                                              $26,525    $26,162
                                                              =======    =======

     In November 1994, the Company completed a private placement of $5,000 in subordinated notes. The holders of the $5,000 subordinated notes (which include the Guarantor and another director of the Company) also received warrants to purchase up to 1,000,000 shares of common stock of the Company at $5.50 per share. The estimated fair value of the warrants was recorded as additional paid-in capital.

     Future scheduled maturities of long-term obligations as of September 30, 1998, were as follows:

1999...............................................  $     3
2000...............................................   26,525

     Subsequent to September 30, 1998, the Trust purchased the outstanding $22,000 of term loans from the bank. The Trust has agreed to suspend any interest or principal payments until the maturity date of December 31, 1999.

8.  INCOME TAXES

     There was no current income tax provision or benefit recorded during fiscal 1998, 1997, the 1996 transition period, and fiscal 1996 due to the losses sustained by the Company.

     Deferred income tax assets and liabilities reflect the impact of temporary differences between the amounts of assets and liabilities for financial reporting and income tax reporting purposes. Temporary

                         THE ARNOLD PALMER GOLF COMPANY
differences and carryforwards which give rise to deferred tax assets and liabilities at September 30, 1998 and 1997, are as follows:

                                                            1998       1997
                                                           -------    -------
Deferred tax assets:
  Tax loss carryforwards.................................  $18,004    $12,086
  Inventory and receivables reserves.....................      943      1,221
  Other accruals and reserves............................      591        550
                                                           -------    -------
                                                            19,538     13,857
                                                           -------    -------
Deferred tax assets valuation allowance..................  (18,860)   (13,114)
                                                           -------    -------
Deferred tax liabilities:
  Pension asset..........................................      457        417
  LIFO to FIFO change....................................       65        222
  Prepaid expenses.......................................        0         32
  Excess tax depreciation................................      156         72
                                                           -------    -------
                                                               678        743
                                                           -------    -------
Net deferred tax asset...................................  $     0    $     0
                                                           =======    =======

     At September 30, 1998 and 1997, the Company had federal tax loss carryforwards of approximately $48,300 and $32,300 which expire in years 2009 through 2013 if not utilized earlier.

     The difference between the provision for income taxes and the amount computed by multiplying the loss from continuing operations before income taxes by the statutory rate is summarized as follows:

                                                       FISCAL YEARS              1996
                                                --------------------------    TRANSITION
                                                 1998      1997      1996       PERIOD
                                                ------    ------    ------    ----------
Expected tax benefit..........................  $5,746    $3,818    $1,913      $ 780
Change in valuation allowance.................  (5,746)   (3,818)   (1,913)      (780)
                                                ------    ------    ------      -----
  Provision for income taxes from continuing
     operations...............................  $    0    $    0    $    0      $   0
                                                ======    ======    ======      =====

9.  EMPLOYEE BENEFIT PLANS

  Pension Plans

     The Company has a noncontributory defined benefit pension plan covering substantially all salaried and hourly employees. The plan provides benefits based on years of service and compensation levels. In the opinion of management, the Company's funding policy is consistent with the requirements of the Employee Retirement Income Security Act of 1974. Plan assets are invested primarily in common stocks and corporate debt securities.

                         THE ARNOLD PALMER GOLF COMPANY

     Pension income for fiscal 1998, 1997, the 1996 transition period, and fiscal 1996 included the following components:

                                                      FISCAL YEARS              1996
                                                -------------------------    TRANSITION
                                                1998     1997      1996        PERIOD
                                                -----    -----    -------    ----------
Service cost..................................  $  38    $  56    $    86      $  36
Interest cost on projected benefit
  obligation..................................    337      346        365        199
Actual return on plan assets..................     (1)    (864)    (1,047)      (342)
Net amortization and deferral.................   (478)     161        430        (35)
Net loss due to special early retirement
  benefits....................................      0      251          0          0
                                                -----    -----    -------      -----
Net pension income............................  $(104)   $ (50)   $  (166)     $(142)
                                                =====    =====    =======      =====

     The following table sets forth the funded status of the plan as of September 30, 1998 and 1997:

                                                              1998      1997
                                                             ------    ------
Actuarial present value of benefit obligation:
  Vested benefit obligation................................  $5,260    $4,223
  Nonvested benefit obligation.............................     112       110
                                                             ------    ------
Accumulated benefit obligation.............................  $5,372    $4,333
                                                             ======    ======
Projected benefit obligation...............................  $5,484    $4,433
Plan assets at fair value..................................   5,612     6,103
                                                             ------    ------
Plan assets in excess of projected benefit obligation......     128     1,670
Unrecognized net (gain) loss...............................   1,165      (451)
Unrecognized prior service cost............................     140       156
Unrecognized initial net asset.............................    (231)     (277)
                                                             ------    ------
Net pension asset recognized on the balance sheet..........  $1,202    $1,098
                                                             ======    ======

     The following assumptions were used to measure the net periodic pension income and the projected benefit obligation:

                                                           FISCAL YEARS           1996
                                                       --------------------    TRANSITION
                                                       1998    1997    1996      PERIOD
                                                       ----    ----    ----    ----------
Discount rate used to determine the projected benefit
  obligation.........................................  6.0%    7.5%    7.25%      7.5%
Rate of increase in future compensation levels used
  to determine the projected benefit obligation......  5.0%    5.0%     5.0%      5.0%
Expected long-term rate of return on plan assets used
  to determine net periodic pension income...........  8.0%    9.0%     9.0%      9.0%

     The Company curtailed the benefits under its defined benefit plan in 1994. Under this curtailment, nonunion employees that were not at least age 50 with at least five years of service accrue no further benefits under the plan.

  401(k) Profit-sharing Plan

     The Company has a 401(k) profit-sharing plan covering substantially all employees at least 21 years of age with six months of service. The plan allows for employees to contribute a portion of their compensation, subject to certain limitations. The Company may make discretionary contributions to the plan. Total

                         THE ARNOLD PALMER GOLF COMPANY
discretionary contributions during fiscal 1998, 1997, the 1996 transition period, and fiscal 1996 were $32, $38, $20, and $39, respectively.

10.  CAPITAL STOCK

  Stock Issuances

     In fiscal 1998 and 1997, the Company issued 50,000 and 77,562 common shares, respectively, to certain professional golfers as compensation under endorsement agreements.

     As consideration to the Guarantor for his guarantee of a line of credit in January 1995, the Company issued an $850 subordinated convertible note and a warrant to purchase up to 390,000 common shares of the Company. The cost of the guarantee was set up as a deferred asset and amortized to interest expense over the life of the note. Additionally, the Guarantor was given preemptive rights through January 27, 2000 with respect to future issuances by the Company sufficient to enable the Guarantor to maintain his fully diluted common stock ownership percentage. In March 1996, the $850 subordinated note plus accrued interest was converted to 191,814 shares of common stock under the terms of the note.

     In March 1995, the Company entered into a revolving credit facility with the Guarantor. For each $100 drawn under this facility, the Guarantor was issued 3,750 shares of the Company's common stock. Under this facility, the Guarantor was issued 80,625 shares in fiscal 1996.

  Stock Option Plans

     The Company has incentive stock option plans which were adopted under a 1981 plan and a 1992 plan for its officers and key employees which provide for issuance of options to purchase up to 950,000 and 324,032 common shares, respectively. The plans are administered by the Executive Committee of the Board of Directors.

     At September 30, 1998, the total number of shares available for options was as follows:


Reserved for:
  Outstanding stock options...............................    631,127
  Stock options authorized but not granted................    482,805
                                                            ---------
                                                            1,113,932
                                                            =========

     Stock options are exercisable at the market price on the date of grant and expire on various dates through 2007. Stock options generally vest ratably over a 3 year period from the date of grant or date of hire.

                         THE ARNOLD PALMER GOLF COMPANY

     Stock option activity for fiscal 1998, 1997, the 1996 transition period, and fiscal 1996, was as follows:

                                                                     WEIGHTED
                                                                     AVERAGE
                                                       SHARES     EXERCISE PRICE
                                                      --------    --------------
Outstanding at February 25, 1995....................   425,732        $ 8.68
  Granted at market price...........................   241,000          4.09
  Canceled or expired...............................   (70,200)        11.23
                                                      --------
Outstanding at March 2, 1996........................   596,532          6.53
  Granted at market price...........................    80,000          5.38
  Canceled or expired...............................   (20,000)         7.63
                                                      --------
Outstanding at September 30, 1996...................   656,532          6.36
  Granted at market price...........................   152,000          3.89
  Canceled or expired...............................  (179,137)         7.14
                                                      --------
Outstanding at September 30, 1997...................   629,395          5.54
  Granted at market price...........................   320,000          3.39
  Canceled or expired...............................  (318,268)         6.56
                                                      --------
Outstanding at September 30, 1998...................   631,127          3.93
                                                      ========

     Of the options outstanding at September 30, 1998, 120,000 have an exercise price of $1.55 and a remaining contractual life of 8.9 years. Options to exercise an additional 466,000 shares have exercise prices between $3.0 and $5.38, with a weighted average exercise price of $4.07 and a weighted average remaining contractual life of 10 years. Of these options, 200,334 are exercisable at a weighted average exercise price of $3.94. The remaining 45,127 options have exercise prices between $7.12 and $10.93, with a weighted average exercise price of $8.82, and a weighted average contractual life of 1.2 years. All of these options are exercisable at a weighted average price of $8.82.

     Of the options outstanding at September 30, 1998, 1997, and 1996, and March 2, 1996, total shares exercisable were 245,461, 315,729, 362,199, and 348,865, respectively, with weighted average price of $4.84, $7.10, $8.11, and $8.19, respectively.

     The Company accounts for the plans under APB No. 25, under which no compensation cost has been recognized for stock options granted with exercise prices equal to the fair value of the Company's common shares on the date of grant. The Company adopted SFAS No. 123 for disclosure purposes only in the 1996 transaction period. Had compensation cost for these plans been determined consistent with SFAS No. 123, the Company's net loss and loss per share would have been increased to the following pro forma amounts:

                                                      FISCAL YEARS                  1996
                                           ----------------------------------    TRANSITION
                                             1998        1997         1996         PERIOD
                                           --------    --------    ----------    ----------
Net loss:
  As reported..........................    $(15,223)   $(11,228)    $(5,277)      $(2,294)
  Pro Forma............................     (15,478)    (11,335)     (5,364)       (2,490)
Loss per share:
  As reported..........................    $  (5.01)   $  (3.77)    $ (2.02)      $ (0.80)
  Pro Forma............................       (5.09)      (3.81)       (.05)        (0.87)

     Because the SFAS No. 123 method of accounting has not been applied to options granted prior to February 26, 1995, the resulting pro forma compensation cost may not be representative of that to be expected in future years.

                         THE ARNOLD PALMER GOLF COMPANY

     The fair value of option grants is estimated on the date of grant using the Black-Scholes option pricing model with the following weighted average assumptions used for grants in fiscal 1998 and 1997, the 1996 transition period, and fiscal 1996, respectively: risk-free interest rates of 5.49, 6.05, 6.30, and
5.40 percent; expected dividend yields of 0 percent; expected lives of one year after vesting; expected volatility of 72%, 60%, 73%, and 73%. Using these assumptions, the fair value of the stock options granted in fiscal 1998 and 1997, the 1996 transition period and fiscal 1996 is $253, $264, $165, and $503, respectively, which would be amortized as compensation over the vesting period of the options. The weighted average fair value of options granted during fiscal 1998 and 1997, the 1996 transition period, and fiscal 1996 is $0.79, $1.74, $2.13, and $2.09, respectively.

  Stock Purchase Warrants

     The Company, in conjunction with the November 1994 issuance of its $5,000 subordinated notes, issued warrants to purchase 1,000,000 shares of common stock at an exercise price of $5.50. Each warrant may be exercised with $5.50 in cash or principal value of the notes at any time during the life of the warrants, which expire on November 3, 1999.

     In connection with the January 1995 guarantee of the Company's line of credit, the Guarantor was issued a warrant to purchase up to 390,000 common shares at $6.25 per share. These warrants expire January 27, 2000. In March 1995, all 390,000 warrants were immediately vested and subject to a reset price of $5.00 per share.

  Preferred Stock

     The Company's shareholders have authorized the issuance of up to 1 million shares of preferred stock, having a par value of $.50 per share. The designation, powers, preferences, and rights of the shares shall be determined by the Company's Board of Directors prior to issuance. As discussed in Note 11, 833,333 shares of preferred stock have been issued.

11.  REDEEMABLE PREFERRED STOCK

     In August 1996, the Company issued 833,333 shares of Series NB Preferred Stock ("NB Shares") for $5,000 to the Guarantor to fund the Company's investment in NBHI. The NB Shares, which were subsequently transferred to the Trust, have a stated value of $6 per share and are convertible at any time to common stock on a one to one ratio. The NB Shares are entitled to cumulative dividends equal to 30% of the earnings realized by the Company from its investment in NBHI's Series D Shares. The NB Shares shall have a preference in liquidation of $5,000 plus accumulated dividends and are required to be redeemed upon sale or redemption of the Series D Shares of NBHI.

     In October 1998, the Trust converted all the NB Shares to 833,333 shares of common stock.

12.  COMMITMENTS AND CONTINGENCIES

  Operating Leases

     The Company has entered into various operating leases for buildings and office equipment. Rent expense was approximately $821, $768, $405, and $433, for fiscal 1998, 1997, the 1996 transition period, and fiscal 1996, respectively. Approximate future minimum rental commitments for the next five years for noncancelable operating leases as of September 30, 1998, were as follows:

1999..................................................  $553
2000..................................................   347
2001..................................................    49

                         THE ARNOLD PALMER GOLF COMPANY

     Included in fiscal 1998 and 1997 rent expense is $166 and $82, respectively, of lease payments to an entity controlled by the Guarantor, the owner of the Company's Ooltewah, Tennessee headquarters since April 1997.

  Litigation

     The Company is party to certain legal proceedings incidental to its business. In the opinion of management, based in part on the advice of legal counsel, the ultimate disposition of these matters will not have a material adverse effect on the Company's financial position or results of operations.

  Royalty Commitments

     The Company pays royalties under a license agreement with Arnold Palmer Enterprises, Inc., a company controlled by a shareholder and a member of the Company's Board of Directors. The Company has the right to sub-license its rights under this agreement. The agreement expires March 1, 2007, but may be extended for successive five-year periods. Under the terms of the agreement, the Company will pay royalties of 1% to 5% of net sales of specified products and a portion of sub-licensing royalties. The Company has committed to pay minimum royalties of $750 through 2007. During fiscal 1998, 1997, the 1996 transition period, and fiscal 1996, the Company incurred royalty expense under this agreement of approximately $750, $700, $442, and $500, respectively.

     Effective January 1, 1998, the Company entered into a license agreement with Nancy Lopez Enterprises, Inc., a company controlled by a member of the Company's Board of Directors. The Company has the right to sub-license its rights under this agreement. The agreement expires December 31, 2007 and provides that the Company will pay royalties of 3.25% of net sales of licensed products, as defined. The Company has committed to pay minimum royalties ranging from $207 in calendar year 1998 to $426 in calendar year 2007 and make minimum advertising expenditures for promotion of specified products ranging from $1,000 in calendar year 1998 to $2,700 in calendar year 2007. During fiscal 1998 the Company incurred royalty expense under this agreement of approximately $174.

13.  DISCONTINUED OPERATIONS -- SALE OF DUCKSTER

     On May 5, 1995, the Company sold its Duckster line of headwear, outerwear, and shirts for approximately $3,000 in cash and a $2,726 installment promissory note. The Company also retained approximately $4,200 in existing accounts receivable. The sale resulted in an estimated loss on disposal of $1,244, which was included as a component of discontinued operations in fiscal 1995.

     Approximately $1,126 of the promissory note receivable was not repaid by the buyer. In lieu of payment, the buyer turned over certain manufacturing equipment and other consideration to the Company. As a result, in the 1996 transition period the Company wrote the note receivable and related accrued interest receivable down $894 to $300, the estimated fair value of the consideration received.

14.  CHANGE IN FISCAL YEAR

     During the 1996 transition period, the Company changed its fiscal year end to September 30 from the Saturday closest to the end of February. Accordingly, the September 30, 1996 results of operations are for a seven-month period.

                         THE ARNOLD PALMER GOLF COMPANY

     Following are selected financial data for the seven-month periods ended September 30, 1996 and 1995:

                                                         1996         1995
                                                        -------    -----------
                                                                   (UNAUDITED)
Net sales.............................................  $18,456      $14,777
Gross profit..........................................    5,155        3,765
Loss from continuing operations.......................   (2,294)      (1,446)
Income from discontinued operations...................        0          348
Net loss..............................................   (2,294)      (1,098)
Loss per share from continuing operations -- basic and
  diluted.............................................    (0.80)       (0.55)
Loss per share -- basic and diluted...................    (0.80)       (0.42)

15.  FAIR VALUE OF FINANCIAL INSTRUMENTS

     The carrying value of cash, accounts receivable, accounts payable and accrued liabilities are reasonable estimates of their fair values because of the short maturity of these financial instruments. Due to the fact that no liquid market exists for: a) the Company's investment in the NBHI Series D Shares, b) the subordinated notes payable, and c) the Company's Series NB Preferred Stock, it is not practicable to estimate the fair value of these financial instruments. Due to the guarantee of the lines of credit and term loans by the Guarantor, it is not practicable to estimate the fair value of these financial instruments.

16.  CURRENT VULNERABILITY DUE TO CERTAIN CONCENTRATIONS

     The Company currently outsources a significant portion of its bag manufacturing from one supplier in the Far East. Transactions with this entity are subject to government regulations. Although there are a limited number of manufacturers of golf bags, management believes that other suppliers could provide a similar product on reasonably comparable terms. Also, the Company could manufacture bags at its Pocahontas, Arkansas plant. A change in suppliers, however, could cause a delay in manufacturing and a possible loss of sales, which would affect operating results adversely.

17.  SUBSEQUENT EVENT

     Subsequent to year-end, the Company and a bank entered into a $5,000 unsecured loan commitment due December 30, 1999, which is guaranteed by the Guarantor. The proceeds are to be used to meet working capital requirements.

     FROM THE COMPANY'S FORM 10-Q FOR THE QUARTER ENDED JULY 2, 1999:



                         THE ARNOLD PALMER GOLF COMPANY



                                 BALANCE SHEETS


                      JULY 2, 1999 AND SEPTEMBER 30, 1998


                   ($ IN THOUSANDS EXCEPT PER SHARE AMOUNTS)



                                                                JULY 2,      SEPTEMBER 30,
                                                                 1999            1998
                                                              -----------    -------------
                                                              (UNAUDITED)
ASSETS
Current assets:
  Cash......................................................   $  1,032        $    371
  Trade receivables.........................................      4,677           4,491
     less: allowance for doubtful accounts..................       (705)           (977)
                                                               --------        --------
       Net receivables......................................      3,972           3,514
  Inventories, net..........................................      4,529           7,004
  Prepaid expenses and other................................        138           1,162
                                                               --------        --------
          Total current assets..............................      9,671          12,051
Property, plant and equipment...............................      4,281           4,286
  less: accumulated depreciation............................     (2,875)         (2,617)
                                                               --------        --------
       Net property, plant and equipment....................      1,406           1,669
Other assets:
  Investment in NBHI........................................         --           5,000
  Property held for sale....................................         --              94
  Goodwill..................................................         85              85
  Other.....................................................      2,014           1,579
                                                               --------        --------
                                                                  2,099           6,758
                                                               --------        --------
          TOTAL ASSETS......................................   $ 13,176        $ 20,478
                                                               ========        ========
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Current maturities of long-term obligations...............   $ 34,098        $      3
  Short-term borrowings.....................................      1,800          12,250
  Accounts payable..........................................        623           1,573
  Accrued liabilities.......................................      2,092           2,389
                                                               --------        --------
          Total current liabilities.........................     38,613          16,215
Long-term obligations, net of current maturities............         --          26,525
Redeemable preferred stock..................................         --           5,000
Stockholders' equity (deficit):
  Common stock, $.50 par value, 10,000,000 shares
     authorized, 3,927,700 and 3,054,367 shares issued and
     outstanding at July 2, 1999 and September 30, 1998,
     respectively...........................................      1,964           1,527
  Additional paid-in capital................................     12,029           6,401
  Accumulated deficit.......................................    (39,430         (35,190)
                                                               --------        --------
          Total stockholders' equity (deficit)..............    (25,437)        (27,262)
                                                               --------        --------
          TOTAL LIABILITIES & STOCKHOLDERS' EQUITY..........   $ 13,176        $ 20,478
                                                               ========        ========



   The accompanying notes are an integral part of these financial statements

                         THE ARNOLD PALMER GOLF COMPANY



                            STATEMENTS OF OPERATIONS


           THREE AND NINE MONTHS ENDED JULY 2, 1999 AND JUNE 26, 1998


                                  (UNAUDITED)


                   ($ IN THOUSANDS EXCEPT PER SHARE AMOUNTS)



                                                      THREE MONTHS ENDED      NINE MONTHS ENDED
                                                      -------------------    -------------------
                                                      JULY 2,    JUNE 26,    JULY 2,    JUNE 26,
                                                       1999        1998       1999        1998
                                                      -------    --------    -------    --------
Net sales...........................................  $ 4,978    $ 8,306     $13,126    $17,881
Cost of sales.......................................    3,805      8,075      10,167     16,039
                                                      -------    -------     -------    -------
  Gross profit......................................    1,173        231       2,959      1,842
Selling and marketing expenses......................    1,159      2,188       3,392      5,922
General and administrative expenses.................      734      1,138       1,934      3,600
Severance and restructuring expenses................       --         --          --        797
                                                      -------    -------     -------    -------
  Loss from operations..............................     (720)    (3,095)     (2,367)    (8,477)
Other income (expense):
  Royalty and sub-license income, net...............      239        423         593      1,127
  Other, net........................................       (5)        37          13        124
                                                      -------    -------     -------    -------
                                                          234        460         606      1,251
Loss before interest and income taxes...............     (486)    (2,635)     (1,761)    (7,226)
Interest expense....................................      808        798       2,479      2,134
                                                      -------    -------     -------    -------
Loss before income taxes............................   (1,294)    (3,433)     (4,240)    (9,360)
Provision for income taxes..........................       --         --          --         --
                                                      -------    -------     -------    -------
Net loss............................................  $(1,294)   $(3,433)    $(4,240)   $(9,360)
                                                      =======    =======     =======    =======
Net loss per share  -- basic and diluted............  $ (0.33)   $ (1.12)    $ (1.08)   $ (3.01)
                                                      =======    =======     =======    =======



   The accompanying notes are an integral part of these financial statements.

                         THE ARNOLD PALMER GOLF COMPANY



                            STATEMENTS OF CASH FLOWS


                NINE MONTHS ENDED JULY 2, 1999 AND JUNE 26, 1998


                                  (UNAUDITED)


                                ($ IN THOUSANDS)



                                                              JULY 2,     JUNE 26,
                                                                1999        1998
                                                              --------    --------
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss....................................................  $ (4,240)   $(9,360)
Adjustments to reconcile net income to net cash used for
  operating activities --
  Depreciation..............................................       309        460
  Amortization..............................................       329        309
  Changes in operating assets and liabilities --
     Receivables............................................      (458)    (2,607)
     Inventories............................................     2,475     (2,288)
     Prepaid expenses and other.............................       634        623
     Accounts payable.......................................      (950)     2,342
     Accrued liabilities....................................       768        586
                                                              --------    -------
Net cash used for operating activities......................    (1,133)    (9,935)
                                                              --------    -------
CASH FLOWS FROM INVESTING ACTIVITIES:
Additions to property, plant and equipment..................       (46)    (1,053)
Proceeds from sale of property, plant & equipment...........        --         --
Proceeds from sale of investments...........................     5,000         --
Other.......................................................        40         --
                                                              --------    -------
  Net cash provided by (used for) investing activities......     4,994     (1,053)
                                                              --------    -------
CASH FLOWS FROM FINANCING ACTIVITIES:
Net increase (decrease) in short-term borrowings............   (10,450)   $11,300
Issuance of common stock....................................        --        113
Proceeds from debt obligations..............................        --         --
Principle payments on debt obligations......................     7,250        (90)
                                                              --------    -------
  Net cash provided by (used for) financing activities......    (3,200)    11,323
                                                              --------    -------
NET CHANGE IN CASH..........................................       661        335
CASH, beginning of period...................................       371        703
                                                              --------    -------
CASH, end of period.........................................  $  1,032    $ 1,038
                                                              ========    =======
Supplemental disclosures of cash flow information:
  Cash paid during the period for:
     Interest...............................................  $    407    $ 1,715
                                                              ========    =======
     Income taxes...........................................  $     --    $    --
                                                              ========    =======



   The accompanying notes are an integral part of these financial statements.

                         THE ARNOLD PALMER GOLF COMPANY



                         NOTES TO FINANCIAL STATEMENTS


                          QUARTER ENDED APRIL 2, 1999


                                  (UNAUDITED)



                                     NOTE 1



SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:



     The quarterly financial statements included herein have been prepared by the Company, without audit, pursuant to the rules and regulations of the Securities and Exchange Commission for interim financial information. Certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted pursuant to such rules and regulations, although the Company believes that the disclosures are adequate to make the information presented not misleading. These condensed financial statements should be read in conjunction with the Company's latest annual report on Form 10-K. In the opinion of management of the Company, all adjustments necessary, consisting only of normal recurring adjustments, to present fairly (1) the financial position of The Arnold Palmer Golf Company as of July 2, 1999; (2) the results of its operations and its cash flows for the nine months ended July 2, 1999 and June 26, 1998; and (3) the results of its operations for the three months ended July 2, 1999 and June 26, 1998, have been included. The results of operations for the interim periods are not necessarily indicative of the results for the full year.



     Reference is also made to the Company's annual report on Form 10-K for the year ended September 30, 1998, for a discussion of the Company's significant accounting policies.



                                     NOTE 2


INCOME TAXES:



     The Company has federal tax loss carry forwards of approximately $48.3 million at September 30, 1998. There was no current income tax provision or benefit recorded during the nine months ending July 2, 1999 due to the losses sustained by the Company.



                                     NOTE 3


SHORT-TERM BORROWINGS:



     Short-term borrowings consist of advances under a $5.0 million line of credit agreement with a bank. There are no financial covenants under the line of credit, which is unconditionally guaranteed by the Company's Chairman (the "Guarantor"), and which the bank may put to the John T. Lupton Trust u/w Thomas Cartter Lupton ("TCL Trust").



     At the option of the Company, advances under the line of credit bear interest at prime minus 0.50% or one, two or three month LIBOR plus 1.5% (7.75% at July 2, 1999).



     On October 20, 1998, an affiliate of the Guarantor, TCL Trust purchased the Company's $5.0 million investment in Nevada Bob's Holdings, Inc. Series D Preferred Stock at cost. Proceeds from the sale of the investment were used to pay $5.0 million on the Company's September 30, 1998 revolver balance of $12.3 million. On October 30, 1998, the bank put the revolving credit line and the term loans to the TCL Trust, and the TCL Trust purchased them for their outstanding balance of $7.3 million and $22.0 million respectively.



     The TCL Trust agreed to extend the maturity date of the revolving credit loan to December 31, 1999 and has agreed to waive the payment of interest on the debt due to the TCL Trust. Also on March 31, 1999, the Trust agreed to contribute to paid in capital of the Company, accrued interest in the amount of $1,051,000 owed on the debt to the Trust for the period October 1998 through March 1999. Interest since March 1999 has continued to be accrued.

                         THE ARNOLD PALMER GOLF COMPANY

     All the Company's long-term debt and subordinated notes are due and payable on or before December 31, 1999, and are therefore classified as current obligations on the Company's balance sheet.



                                     NOTE 4


NET LOSS PER COMMON SHARE:



     The computation of basic net loss per share is based on the weighted average number of common shares outstanding during the period. Diluted earnings per share would also include dilutive common share equivalents outstanding. Due to the Company's net loss for all periods presented, all common stock equivalents would be anti-dilutive to Basic EPS.



                                                    THREE MONTHS ENDED         NINE MONTHS ENDED
                                                  -----------------------   -----------------------
                                                   JULY 2,      JUNE 26,     JULY 2,      JUNE 26,
                                                     1999         1998         1999         1998
                                                  ----------   ----------   ----------   ----------
Net loss (in thousands).........................  $   (1,294)  $   (3,433)  $   (4,240)  $   (9,360)
Weighted average shares.........................   3,927,700    3,054,367    3,914,077    3,036,895
Net loss per share -- basic and diluted.........  $    (0.33)  $    (1.12)  $    (1.08)  $    (3.08)



     At July 2, 1999, there were options outstanding to purchase 631,127 shares of stock, with per share prices ranging from $1.55 to $10.93. Additionally there were warrants outstanding to purchase 1,390,000 shares of stock with per share prices ranging from $5.00 to $5.50.



                                     NOTE 5


INVENTORIES:



     Inventories as of July 2, 1999 and September 30, 1998, were as follows (in thousands):



                                                              JULY 2,    SEPTEMBER 30,
                                                               1999          1998
                                                              -------    -------------
Raw Materials...............................................  $2,337        $3,503
Work-in-process.............................................       9             9
Finished Goods..............................................   2,183         3,492
                                                              ------        ------
Total.......................................................  $4,529        $7,004
                                                              ------        ------



                                     NOTE 6


RECENT ACCOUNTING PRONOUNCEMENTS



     In June 1998, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Instruments and Hedging Activities" (SFAS No. 133"). SFAS No. 133 establishes accounting and reporting standards requiring that every derivative instrument (including certain derivative instruments embedded in the contracts) be recorded in the balance sheet as either an asset or liability measured at its fair value. SFAS No. 133 requires that changes in the derivative's fair value be recognized currently in earnings unless specific hedge accounting criteria are met. Special accounting for qualifying hedges allows a derivative's gains and losses to offset related results on the hedged item in the income statement, and requires that a company must formally document, designate, and assess the effectiveness of transactions that receive hedge accounting. SFAS No. 133 is effective for fiscal years beginning after June 15, 2000. The Company may also implement the Statement as of the beginning of any fiscal quarter after issuance (that is, fiscal quarters beginning June 16, 1998 and thereafter). SFAS No. 133 cannot be applied retroactively. SFAS No. 133 must be applied to (a) derivative instruments and (b) certain

                         THE ARNOLD PALMER GOLF COMPANY
derivative instruments embedded in hybrid contracts that were issued, acquired, or substantively modified after December 31, 1997 (and, at the Company's election, before January 1, 1998).



     SFAS No. 133 could increase the volatility in earnings and other comprehensive income, however, based on the Company's current and anticipated level of derivative instruments and hedging activities, the Company does not believe the impact would be material.



                                     NOTE 7


AGREEMENT FOR BUY-OUT



     The Company has entered into a merger agreement with APGC Holdings Company, LLC, pursuant to which APGC Acquisition Corp., a wholly-owned subsidiary of APGC Holdings Company, LLC, will merge with the Company with the public shareholders of the Company receiving $1.20 per share cash. APGC Holdings Company, LLC, is a closely held company formed by Cindy L. Davis, President and Chief Executive Officer of the Company, and John T. Lupton and Arnold D. Palmer, directors and shareholders of the Company, and certain of their affiliates.



     The board of directors of the Company, relying upon the recommendation of a specially-appointed committee of disinterested directors that such transaction is fair from a financial point of view to the Company shareholders, has approved the transaction and recommended to the Company shareholders that the merger be approved.



     The merger is conditioned upon a majority of outstanding shares of the Company common stock voting in favor of the transaction and certain other customary conditions. Under the merger agreement, the transaction can be terminated by APGC Holdings Company, LLC in certain circumstances, including a materiel adverse change in the business of the Company, and can be terminated by the Company in the event it receives an unsolicited competing offer and pursuant to the exercise of its fiduciary responsibilities enters into an agreement with a third party and in certain other circumstances.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS



FINANCIAL CONDITION



     The Company generally relies upon internally generated cash and short-term borrowings to satisfy working capital and capital expenditure requirements. Generally, short-term borrowings increase from December to April, because the Company builds inventory through these months to support its spring shipping season. Capital expenditures for 1999 are expected to be minimal.



     All the Company's long-term debt and subordinated notes (as discussed below), are due and payable on or before December 31, 1999, and are therefore classified as current obligations on the Company's balance sheet. As of July 2, 1999, the Company had negative working capital of $28.9 million and a current ratio of 0.25 to one. This compares to negative working capital of $4.2 million and a current ratio of 0.74 to one at September 30, 1998. As of July 2, 1999, the Company's outstanding balance on its revolving credit facility was $1.8 million compared to $12.3 million at September 30, 1998.



     On October 20, 1998, an affiliate of the Guarantor, the Thomas C. Lupton Trust, ("Trust"), purchased the Company's $5.0 million investment in Nevada Bob's Holdings, Inc. Series D Preferred Stock at cost. Proceeds from the sale of the investment were used to pay $5.0 million on the Company's September 30, 1998 revolver balance of $12.3 million. On October 30, 1998, the bank put the revolving credit line and the term loans to the TCL Trust, and the TCL trust purchased them for their outstanding balance of $7.3 million and $22.0 million respectively.



     The TCL Trust agreed to extend the maturity date of the revolving credit loan to December 31, 1999 and has agreed to waive the payment of interest on the debt due to the TCL Trust. Also on March 31, 1999, the Trust agreed to contribute to paid in capital of the Company, accrued interest in the amount of $1,051,000 owed on the debt to the Trust for the period October 1998 through March 1999. Interest since March 1999 has continued to be accrued.



     On December 1, 1998, a $5.0 million revolving credit facility was established with a bank. This credit facility is an unsecured promissory note due on December 30, 1999, and is guaranteed by the Guarantor and which the bank may put to the TCL Trust. The Company believes this facility will satisfy working capital and capital expenditure requirements through fiscal 1999.



     In November 1994, the Company completed a private placement of $5.0 million in subordinated notes to related parties. These notes, which bear interest payable monthly at 6%, are due to mature on November 2, 1999. The Company's Chairman and another director, who collectively hold $3.0 million of the notes, agreed to forego interest payments and agreed that accrued interest would be added to the principal balance due in November 1999. The note balance at July 2, 1999 was $4.8 million (the face value of $5.0 million less the unamortized portion of the original subordinated debt discount), and is carried on the Company's balance sheet as current obligations.



     The Company has deferred pursuing discussions with the holders of its long-term debt and subordinated notes regarding the restructuring of such debt, pending the consideration of the buy-out proposal by the shareholders. It is unlikely that the long-term debt and subordinated notes can be refinanced through third party lenders. Accordingly, the liquidity of the Company is dependent upon the ability of the Company to restructure the long-term debt and subordinated notes with the current holders of the long-term debt and subordinated notes. Only with the financial support of the Guarantor and of his affiliates, has the Company been able to meet its outstanding financial commitments.

RESULTS OF OPERATIONS



     The tables below compare net sales by product line and market segment for the Company's third quarter and nine months ending July 2, 1999, to the comparable prior year periods.



                             SALES BY PRODUCT LINE


                               ($'S IN THOUSANDS)



                                                    THREE MONTHS ENDED             NINE MONTHS ENDED
                                               ----------------------------   ----------------------------
                                               JULY 2,   JUNE 26,             JULY 2,   JUNE 26,
                                                1999       1998     %CHANGE    1999       1998     %CHANGE
                                               -------   --------   -------   -------   --------   -------
Clubs........................................  $2,352     $4,596     (48.8)   $ 5,882   $ 8,816     (33.3)
Bags.........................................   2,447      2,635      (7.1)     6,773     6,693       1.2
Outlet.......................................     162        307     (47.2)       411       679     (39.5)
Components...................................      --        718    (100.0)        --     1,497    (100.0)
Apparel......................................      17         50     (66.0)        60       196     (69.4)
                                               ------     ------    ------    -------    ------     ------
          Total..............................  $4,978     $8,306     (40.1)   $13,126   $17,881     (26.6)
                                               ======     ======    ======    =======   =======     ======



                            SALES BY MARKET SEGMENT


                               ($'S IN THOUSANDS)



                                                    THREE MONTHS ENDED             NINE MONTHS ENDED
                                               ----------------------------   ----------------------------
                                               JULY 2,   JUNE 26,             JULY 2,   JUNE 26,
                                                1999       1998     %CHANGE    1999       1998     %CHANGE
                                               -------   --------   -------   -------   --------   -------
Pro..........................................  $2,676     $4,980     (46.3)   $ 7,122    $ 9,860     (27.8)
Retail.......................................   2,140      2,248      (4.8)     5,593      5,517       1.4
Contract.....................................      --         53    (100.0)        --        328    (100.0)
Outlet.......................................     162        307     (47.2)       411        679     (39.5)
Components...................................      --        718    (100.0)        --      1,497    (100.0)
                                               ------     ------    ------    -------     ------    ------
          Total..............................  $4,978     $8,306     (40.1)   $13,126    $17,881     (26.6)
                                               ======     ======    ======    =======    =======    ======


     Net sales for the quarter ending July 2, 1999 were $5.0 million compared to $8.3 million for the comparable prior year period, a decrease of 40.1%. Sales for the nine month period decreased 26.6% to $13.1 million, from $17.9 million in the prior year same nine month period. The Company's prior year sales include component sales generated by its component division (National Golf Suppliers), which the Company sold in September 1998. Excluding these sales from prior year, the Company's decrease in sales were 34.4% and 19.9% for its third quarter and nine months ending July 2, 1999. Excluding component sales from prior year figures, over eighty percent of the decline in the Company's sales during its third quarter and nine months ending July 2, 1999 were in its pro-line products. This trend was due in part to the continuing depressed market conditions within the golf industry.


     The Company's gross profit as a percentage of net sales for the third quarter and nine month period ending July 2, 1999, was 23.6% and 22.5% respectively. Gross profit for the comparable prior year periods was 2.8% and 10.3%. Gross profit for the period ending June 26, 1998 included a $1.6 million charge for inventory reserves. Excluding the prior year charge for inventory reserves, the Company's gross profit for its third quarter and nine months ending June 26, 1998 were 21.5% and 19.0% respectively.


     Selling and marketing expenses decreased $1.0 million and $2.5 million for the three months and nine months ending July 2, 1999 from the comparable prior year periods. During the nine month period ending July 2, 1999, the most significant decreases were in salaries and related payroll costs -- $0.8 million, travel and living -- $0.4 million, advertising and promotion -- $0.6 million, royalties -- $0.4 million and research and development -- $0.1 million. Royalty expenses decreased due to the waiver of royalty payments required under a licensing agreement with a licensor. Marketing expenses related to the Company's component division (National Golf Suppliers) accounted for $0.2 million of the decrease as the Company sold its component division in September 1998.

     General and administrative expenses decreased $0.4 million and $1.7 million for the quarter and year to date periods ending July 2, 1999 over the same prior year periods. For the nine months ending July 2, 1999, salaries and related payroll costs decreased $0.2 million and legal and other professional services decreased $1.2 million. Prior year other professional services included $1.1 million related to the Company's management change and reorganization in 1998. General and administrative expenses related to the Company's component division were $0.3 million for the prior year nine month period ending June 26, 1998.



     Other income for the nine months ending July 2, 1999 decreased $0.6 million from the prior year nine month period. The decrease was primarily due to a licensing agreement held by the Company which provided for annual royalty income of $1.0 million through September 30, 1998. Beginning October 1, 1998, the maximum annual royalty per the agreement is $50,000.



     Interest expense for the nine months ending July 2, 1999 was $2.5 million compared to $2.1 million for nine month period ending June 26, 1998. The increase was due to higher debt balances during the Company's current nine month period compared to the same prior year period. Average short-term and long-term debt for the nine months ending July 2, 1999 was $30.9 million compared to an average debt balance of $27.6 million for the same prior year period. Cash paid for interest expense during the nine months ending July 2, 1999 was $0.4 million compared to $1.7 million during the same prior year period. The decrease in cash interest payments was due to the suspension of interest payments to the Trust as described above.



RECENT ACCOUNTING PRONOUNCEMENTS



     In June 1998, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Instruments and Hedging Activities" (SFAS No. 133"). SFAS No. 133 establishes accounting and reporting standards requiring that every derivative instrument (including certain derivative instruments embedded in the contracts) be recorded in the balance sheet as either an asset or liability measured at its fair value. SFAS No. 133 requires that changes in the derivative's fair value be recognized currently in earnings unless specific hedge accounting criteria are met. Special accounting for qualifying hedges allows a derivative's gains and losses to offset related results on the hedged item in the income statement, and requires that a company must formally document, designate, and assess the effectiveness of transactions that receive hedge accounting. SFAS No. 133 is effective for fiscal years beginning after June 15, 2000. The Company may also implement the Statement as of the beginning of any fiscal quarter after issuance (that is, fiscal quarters beginning June 16, 1998 and thereafter). SFAS No. 133 cannot be applied retroactively. SFAS No. 133 must be applied to (a) derivative instruments and (b) certain derivative instruments embedded in hybrid contracts that were issued, acquired, or substantively modified after December 31, 1997 (and, at the Company's election, before January 1, 1998).



     SFAS No. 133 could increase the volatility in earnings and other comprehensive income, however, based on the Company's current and anticipated level of derivative instruments and hedging activities, the Company does not believe the impact would be material.



YEAR 2000



     The Company's information system and business processes applications operate on an IBM AS/400 mid range computer. The hardware and its related License Internal Code (LIC) has been upgraded to a Year 2000 Compliance level. The Company's software applications operating on the AS/400, is a fully integrated management information system developed by JBA International. The Company began the conversion to the JBA software in mid calendar year 1996. The only remaining JBA application to be implemented is Fixed Assets, which the Company anticipates having implemented no later than September 30, 1999. The Company's PC based applications, which primarily involves Lotus Smart Suite and cc: Mail, have been upgraded to a Year 2000 Compliant level. The cost for completing the upgrades are expected to be minimal.



     The Company does not feel there are any significant risks to its continuing operations related to Year 2000 issues. Certain customers in the mass merchandise market, submit their orders via EDI processing to the Company. These customers have notified the Company that their systems will be Year 2000 compliant within the required time frame to ensure uninterrupted data interchange related to order fulfillment. The Company has also received notification from certain raw material suppliers that their systems will be Year 2000 compliant within the required time frame. Although the Company does not anticipate any issues related to timely supply of raw materials, it is seeking confirmation from its other major suppliers that their systems will likewise be Year 2000 compliant.



FORWARD LOOKING STATEMENTS



     This Management's Discussion and Analysis of Financial Condition and Results of Operations may contain "forward looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, which are based on management's beliefs and assumptions about expectations, estimates, strategies and projections for the Company. These statements are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in such forward looking statements. The Company undertakes no obligation to update publicly any forward looking statements whether as a result of new information, future events or otherwise.



     The risks, uncertainties and assumptions regarding forward looking statements include, but are not limited to, the Company's operations, performance, financial condition and discussions with holders of the Company's long-term debt and subordinated notes, product demand and market acceptance risks, product development risks, such as delays or difficulties in developing, producing and marketing new products, the impact of competitive products, pricing and advertising, constraints resulting from the financial condition of the Company, including the degree to which the Company is leveraged, debt service requirements and the ability of the Company to meet its obligations and other risks described in the Company's Securities and Exchange Commission filings.



Note: The safe harbor provided in Section 21E of the Securities Exchange Act of 1934, as amended, does not apply to a forward looking statement made in connection with a going private transaction, or that is included in this Proxy Statement or Schedule 13E-3.

ATTACHMENT I

                          AGREEMENT AND PLAN OF MERGER

                                  BY AND AMONG

                          APGC HOLDINGS COMPANY, LLC,

                             APGC ACQUISITION CORP.

                                      AND

                         THE ARNOLD PALMER GOLF COMPANY

                                  JUNE 3, 1999

                               TABLE OF CONTENTS


ARTICLE I.
THE MERGER..................................................    1
  1.01  The Merger..........................................    1
  1.02  Effective Time......................................    1
  1.03  Conversion of Shares................................    2
  1.04  Exchange of Certificates............................    2
  1.05  Stock Options.......................................    3
  1.06  Effect of the Merger................................    3
ARTICLE II.
CHARTER AND BYLAWS AND OFFICERS AND DIRECTORS OF THE
  SURVIVING CORPORATION.....................................    4
  2.01  Charter.............................................    4
  2.02  Bylaws..............................................    4
  2.03  Directors...........................................    4
  2.04  Officers............................................    4
ARTICLE III.
REPRESENTATIONS OF THE COMPANY..............................    4
  3.01  Organization and Authorization......................    4
  3.02  Authorized and Outstanding Stock....................    4
  3.03  No Conflict.........................................    5
  3.04  Required Filings, Consents and Approvals............    5
  3.05  Disclosure Documents................................    5
  3.06  Brokerage...........................................    5
  3.07  Opinion of Financial Advisor........................    5
ARTICLE IV.
REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB.....    6
  4.01  Organization........................................    6
  4.02  Authorization.......................................    6
  4.03  No Conflict.........................................    6
  4.04  Disclosure..........................................    6
  4.05  Brokerage...........................................    6
  4.06  Required Filings and Consents.......................    6
  4.07  Information for Company Disclosure Documents........    7
  4.08  Financing...........................................    7
ARTICLE V.
COVENANTS...................................................    7
  5.01  Conduct of the Business Pending the Merger..........    7
  5.02  Access..............................................    7
  5.03  Further Action; Reasonable Efforts..................    8
  5.04  Competing Transaction...............................    8
  5.05  Proxy Statement.....................................    8
  5.06  Indemnification.....................................    9
  5.07  Public Announcements................................    9
  5.08  Notice of Certain Matters...........................   10
  5.09  Dissenting Shareholders.............................   10

ARTICLE VI.
CONDITIONS..................................................   10
  6.01  Conditions to the Obligation of Each Party..........   10
  6.02  Additional Conditions to the Obligations of Parent
        and Merger Sub......................................   11
  6.03  Additional Conditions to the Obligations of the
        Company.............................................   11
ARTICLE VII.
CLOSING.....................................................   11
  7.01  Closing Date........................................   11
ARTICLE VIII.
TERMINATION PRIOR TO CLOSING................................   11
  8.01  Termination of Agreement............................   11
  8.02  Termination of Obligations..........................   12
ARTICLE IX.
MISCELLANEOUS...............................................   12
  9.01  Entire Agreement....................................   12
  9.02  Amendment...........................................   12
  9.03  Parties Bound by Agreement; Successors and
        Assigns.............................................   13
  9.04  Counterparts........................................   13
  9.05  Headings............................................   13
  9.06  Modification and Waiver.............................   13
  9.07  Expenses............................................   13
  9.08  Notices.............................................   13
  9.09  Governing Law.......................................   14
  9.10  No Third-Party Beneficiaries........................   14
  9.11  Gender and Number...................................   14
  9.12  Nonsurvival of Representations and Warranties.......   14
  9.13  References..........................................   14

                          AGREEMENT AND PLAN OF MERGER

     THIS AGREEMENT AND PLAN OF MERGER (this "Agreement"), is made and entered into as of June 3, 1999, by and among APGC HOLDINGS COMPANY, LLC, a Delaware limited liability company ("Parent"), APGC ACQUISITION CORP., a Tennessee corporation and wholly owned subsidiary of Parent ("Merger Sub") (Parent and Merger Sub are sometimes collectively referred to herein as "Buyer"), and THE ARNOLD PALMER GOLF COMPANY, a Tennessee corporation (the "Company").

                              W I T N E S S E T H:

     WHEREAS, the Company has 3,927,700 shares of issued and outstanding common stock, par value $.50 per share (individually, a "Company Share," collectively, the "Company Shares"); and

     WHEREAS, as of the date hereof, the members of Parent have committed to contribute to Parent an aggregate of 1,594,717 shares (the "Parent Shares") of the Company Shares, representing approximately 40.6% of the total number of Company Shares issued and outstanding as of the date hereof; and

     WHEREAS, Parent has proposed to the Board of Directors of the Company that Parent acquire each of the issued and outstanding Company Shares not owned by Parent other than 1,000 Company Shares held by each of Arnold D. Palmer, John T. Lupton and the Thomas Cartter Lupton Trust f/b/o John T. Lupton (the "Continuing Shareholders") (the shares to be acquired, the "Public Shares") through a merger (the "Merger") of Merger Sub with and into the Company pursuant to the terms of this Agreement; and

     WHEREAS, the Board of Managers and the Board of Directors respectively of each of Parent and Merger Sub believe that it is in the best interests of each of Parent and Merger Sub and their respective members and shareholders, and the Board of Directors of the Company believes that it is in the best interests of the Company and its shareholders, to enter into this Agreement and to consummate the merger of Merger Sub with and into the Company in accordance with the terms of this Agreement; and

     WHEREAS, a committee (the "Special Committee") consisting of disinterested and independent members of the Board of Directors of the Company has unanimously recommended that the entire Board of Directors of the Company approve and authorize this Agreement and the Merger, which recommendation was based in part on the opinion of independent financial advisors to the Special Committee, that the consideration to be received by the holders of Public Shares in the Merger is fair to such holders from a financial point of view; and

     WHEREAS, the Boards of Directors of the Company and Merger Sub and the Board of Managers of Parent have approved this Agreement and the Merger upon the terms set forth in this Agreement; and

     NOW, THEREFORE, in consideration of the mutual representations, warranties, covenants and agreements, and upon and subject to the terms and the conditions hereinafter set forth, the parties do hereby agree as follows:

                                   ARTICLE I.

                                   THE MERGER

     1.01 THE MERGER. Subject to the terms and conditions of this Agreement, at the Effective Time (as defined in Section 1.02), Merger Sub shall be merged with and into the Company in accordance with this Agreement and the separate corporate existence of Merger Sub shall thereupon cease. The Company shall be the surviving corporation in the Merger (sometimes hereinafter referred to as the "Surviving Corporation") and except for the 1,000 Company Shares held by each of the Continuing Shareholders shall be a wholly-owned subsidiary of Parent.

     1.02  EFFECTIVE TIME.  If all the conditions to the Merger set forth in
Article VI shall have been fulfilled or waived in accordance herewith on the Closing Date and this Agreement shall not have been terminated as provided in
Article VIII, the parties hereto shall cause Articles of Merger in the form of
Exhibit 1.02 hereto

(the "Articles of Merger") to be properly executed and filed with the Secretary of the State of Tennessee on the Closing Date and the Merger Sub shall be merged with and into the Company in accordance with this Agreement. The Merger shall become effective at the time of filing of the Articles of Merger or at such later time which the parties hereto shall have agreed upon and designated in such filing as the effective time of the Merger (the "Effective Time").

     1.03  CONVERSION OF SHARES.

     (a) At the Effective Time, each Public Share outstanding immediately prior to the Effective Time other than Dissenting Shares (as defined in Section 1.03(b)), automatically and without any action on the part of the respective holders thereof (collectively, the "Selling Shareholders"), shall be converted into the right to receive cash in an amount per share equal to One and 20/100 Dollars ($1.20), without interest (the "Merger Consideration"), payable to the holder thereof upon the surrender of the certificate formerly representing such outstanding Public Shares.

     (b) Notwithstanding any provision to the contrary in this Agreement, Public Shares held by a shareholder who has not approved the Merger and who has demanded, and is entitled by law to exercise, appraisal rights for such Public Shares in accordance with the Tennessee Business Corporation Act (the "Act") (such shares, the "Dissenting Shares") shall not be converted into the right to receive any portion of the Merger Consideration, unless such shareholder fails to perfect or withdraws or otherwise loses his or her right to an appraisal in accordance with the Act. If, after the Effective Time, such shareholder fails to perfect or withdraws or loses his or her right to an appraisal, such Dissenting Shares shall be treated as if they had been converted as of the Effective Time into a right to receive the Merger Consideration, as provided herein, without interest thereon.

     (c) Each Parent Share outstanding immediately prior to the Effective Time and the 1,000 Company Shares held by each of the Continuing Shareholders shall be converted into and become one share of common stock of the Surviving Corporation and shall constitute the only outstanding shares of capital stock of the Surviving Corporation.

     (d) Each share of common stock of Merger Sub outstanding immediately prior to the Effective Time shall be canceled and retired and cease to exist and no consideration shall be delivered in exchange therefor.

     1.04  EXCHANGE OF CERTIFICATES.

     (a) From and after the Effective Time, a bank or trust company to be designated by the Parent and reasonably acceptable to the Company (the "Paying Agent") shall act as paying agent in effecting the exchange for the Merger Consideration of certificates that, prior to the Effective Time, represented Public Shares entitled to payment pursuant to Section 1.03. Upon the surrender of each such certificate and the delivery by the Paying Agent of the Merger Consideration in exchange therefor, the certificates that, prior to the Effective Time, represented outstanding Public Shares shall forthwith be canceled. Until so surrendered and exchanged, each such certificate shall represent solely the right to receive the Merger Consideration multiplied by the number of Public Shares represented by such certificate. Upon the surrender and exchange of such outstanding certificate, the holder shall receive the Merger Consideration, without any interest thereon. If any cash is to be paid to a person other than a person in whose name such surrendered certificate is registered, it shall be a condition to such payment or exchange that the person requesting such payment or exchange shall pay to the Paying Agent any transfer or other taxes required by reason of the payment of such cash to a name other than that of the registered holder of such surrendered certificate, or such person shall establish to the satisfaction of the Paying Agent that such tax has been paid or is not applicable. Notwithstanding the foregoing, neither the Paying Agent nor any party to any such exchange shall be liable to a holder of Public Shares for any Merger Consideration delivered to a public official pursuant to applicable abandoned property laws.

     (b) At or prior to the Effective Time, Parent shall provide the Paying Agent with sufficient cash to pay the Merger Consideration to each holder of Public Shares entitled thereto.

     (c) Promptly following the date which is six months after the Effective Time, the Paying Agent shall return to the Surviving Corporation all cash (together with all interest earned thereon) and other instruments in its possession relating to the transactions described in this Agreement, and the Paying Agent's duties shall terminate. Thereafter, each holder of a certificate that immediately prior to the Effective Time represented Public Shares may surrender such certificate to the Surviving Corporation and (subject to applicable abandoned property, escheat and similar laws) receive in exchange therefor the Merger Consideration, without interest, but shall have no greater rights against the Surviving Corporation than may be accorded to general creditors of the Surviving Corporation under Tennessee law.

     (d) Promptly after the Effective Time, the Paying Agent shall mail to each record holder of certificates that immediately prior to the Effective Time represented Public Shares a form of letter of transmittal and instructions for use in surrendering such certificates and receiving the Merger Consideration therefor.

     (e) After the Effective Time, there shall be no transfers on the stock transfer books of the Company or the Surviving Corporation of any Public Shares. If, after the Effective Time, certificates that immediately prior to the Effective Time represented Public Shares are presented to the Surviving Corporation or the Paying Agent, they shall be canceled and exchanged for the Merger Consideration, as provided in Section 1.03 hereof, subject to applicable law in the case of Dissenting Shares.

     1.05  STOCK OPTIONS.

     (a) As of the Effective Time, each option to purchase Company Shares (an "Option") issued pursuant to grants under the Employee Incentive Stock Option Plan, the Amended and Restated Employee Incentive Stock Option Plan, and the 1992 Stock Option Plan (together, the "Stock Option Plans"), and each warrant issued to purchase Company Shares issued in November, 1994 and January, 1995 in connection with debt financings of the Company (the "Warrants") (whether vested or unvested prior to the Merger) shall become immediately vested and exercisable in full. The transmittal materials described in Section 1.04(a) above shall include a means for allowing the holders of the Options and Warrants to exercise such Option and Warrants in accordance with their original terms (including, to the extent applicable, payment of the exercise price either in cash or through the surrender (or deemed surrender, as applicable) of Company Shares already owned by the holder of the Options or Warrants, or any combination of the foregoing). To the extent that holders of the Options or Warrants elect to exercise such Options or Warrants pursuant to the mechanism provided in the letter of transmittal, they thereby shall become entitled to receive the Merger Consideration in lieu of Company Shares which would have been issuable upon exercise of the Options and Warrants prior to the Merger, with the same effect as if such Options or Warrants had been exercised immediately prior to the Effective Time and such Public Shares tendered in accordance with Section 1.04(a) hereof. Any Options or Warrants not exercised in accordance with this
Section 1.05 within six (6) months of the Effective Time, as well as any outstanding options or warrants to acquire Company Shares other than the Options or Warrants, shall be deemed null and void and shall not be exercisable or exchangeable in any manner for the Merger Consideration and, except as otherwise expressly provided in this Section 1.05, from and after the Effective Time, neither the Buyer nor the Surviving Corporation shall have any obligation or liability of any kind with respect to any such securities.

     (b) No further options shall be granted pursuant to the Stock Option Plans and no additional warrants of the Company shall be issued prior to the Effective Time.

     1.06 EFFECT OF THE MERGER. From and after the Effective Time, the Merger shall have the effect set forth in the Act. Without limiting the generality of the foregoing, upon the Effective Time of the Merger, the Surviving Corporation shall possess all assets, rights, privileges, immunities, powers and purposes of each of Merger Sub and the Company and all the debts, liabilities, obligations and commitments of Merger Sub and the Company shall become the debts, liabilities, obligations and commitments of the Surviving Corporation.

                                  ARTICLE II.

                               CHARTER AND BYLAWS
            AND OFFICERS AND DIRECTORS OF THE SURVIVING CORPORATION

     2.01 CHARTER. The charter of the Company as in effect immediately prior to the Effective Time shall be the charter of the Surviving Corporation until duly amended in accordance with applicable law.

     2.02 BYLAWS. The bylaws of the Company in effect immediately prior to the Effective Time shall be the bylaws of the Surviving Corporation, until duly amended in accordance with applicable law.

     2.03 DIRECTORS. The directors of Merger Sub immediately prior to the Effective Time shall be the directors of the Surviving Corporation as of the Effective Time.

     2.04 OFFICERS. The officers of the Company immediately prior to the Effective Time shall be the officers of the Surviving Corporation as of the Effective Time.

                                  ARTICLE III.

                         REPRESENTATIONS OF THE COMPANY

     The Company hereby represents and warrants to Parent and Merger Sub as of the date hereof and as of the Effective Time as follows:

     3.01  ORGANIZATION AND AUTHORIZATION.

     (a) The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Tennessee and has all requisite power and authority, corporate or otherwise, to carry on and conduct its business as it is now being conducted and to own or lease its properties and assets, and is duly qualified and in good standing in the states in which failure to do so would have a "Material Adverse Effect" (as defined below) on the Company. "Material Adverse Effect" shall mean, with respect to any party hereto, any change, event or effect that, when taken together with all other adverse changes, events or effects, is or is reasonably likely to be materially adverse to the business, operations, properties or financial condition of such party and its subsidiaries and affiliates, taken as a whole.

     (b) The Company has the right, power and capacity to execute, deliver and, subject to approval of this Agreement and the Merger by the holders of the Company Shares in accordance with the Act (the "Company Shareholder Approval"), perform this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement, and the consummation of the transactions contemplated hereby, have been duly and validly authorized by all necessary corporate action on the part of the Board of Directors of the Company (including, without limitation, the unanimous recommendation of the Special Committee). Upon the Company Shareholder Approval, the execution, delivery and performance of this Agreement by the Company and the consummation of the transactions contemplated hereby will have been duly authorized by the holders of the Company Shares. This Agreement has been duly and validly executed and delivered by the Company and, subject to the Company Shareholder Approval, constitutes the Company's legal, valid and binding obligation, enforceable in accordance with its terms.

     3.02 AUTHORIZED AND OUTSTANDING STOCK. The authorized capital stock of the Company consists of 1,000,000 shares of preferred stock, par value $.50 per share, and 10,000,000 shares of common stock, par value $.50 per share. There are no other shares of capital stock authorized or issued. As of the date hereof, (i) no shares of preferred stock of the Company are issued and outstanding, (ii) 3,927,700 shares of common stock of the Company are issued and outstanding, (iii) 631,127 shares of common stock of the Company are issuable upon exercise of outstanding stock options under the Stock Option Plans, and
(iv) 1,390,000 shares of common stock of the Company are issuable pursuant to the outstanding Warrants. All of the issued and outstanding shares of capital stock of the Company are validly issued, fully paid and nonassessable. There are no shares of capital stock of any other company held by the Company.

     3.03 NO CONFLICT. The execution and delivery of this Agreement by the Company, the consummation of the transactions contemplated herein by the Company, and the performance of the covenants and agreements of the Company herein will not, with or without the giving of notice or the lapse of time, or both, (i) violate or conflict with any of the provisions of the charter or bylaws of the Company; or (ii) violate, conflict with or result in a breach or default under or cause termination of any term or condition of any mortgage, indenture, contract, license, permit, instrument, trust document, will, or other agreement, document or instrument to which the Company is a party or by which the Company or any of its properties may be bound, which individually or in the aggregate, would have a Material Adverse Effect on the Company; or (iii) violate any provision of law, statute, rule, regulation, court order, judgment or decree, or ruling of any governmental authority, to which the Company or any of its properties may be subject, which individually or in the aggregate, would have a Material Adverse Effect on the Company; or (iv) result in the creation or imposition of any lien, claim, charge, restriction, security interest or encumbrance of any kind whatsoever upon any asset of the Company, which, individually or in the aggregate, would have a Material Adverse Effect on the Company.

     3.04 REQUIRED FILINGS, CONSENTS AND APPROVALS. The execution and delivery of this Agreement by the Company does not, and the performance of this Agreement by the Company will not, require any consent, approval, authorization or permit of, or filing with or notification to, any governmental or regulatory authority, domestic or foreign, except (i) for applicable requirements, if any, of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), state securities laws ("Blue Sky Laws") and filing and recordation of appropriate merger documents as required by the Act and (ii) where failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not, individually or in the aggregate, have a Material Adverse Effect on the Company and its affiliates taken as a whole, or prevent or materially delay the performance by the Company of any of its obligations under this Agreement or the consummation of the Merger.

     3.05  DISCLOSURE DOCUMENTS.

     (a) Each document required to be filed by the Company with the Securities and Exchange Commission (the "Commission") in connection with the transactions contemplated by this Agreement (the "Company Disclosure Documents"), including, without limitation, the Proxy Statement to be filed with the Commission in connection with the Merger, and any amendments or supplements thereto will, when filed, comply as to form in all material respects with the applicable requirements of the Exchange Act.

     (b) At the time the Proxy Statement or any amendment or supplement thereto is first mailed to shareholders of the Company and at the time of the meeting of the Company's shareholders for the purpose of considering and taking action on this Agreement and the Merger (the "Shareholder Meeting"), the Proxy Statement, as supplemented or amended, if applicable, will not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. At the time of the filing of any Company Disclosure Document, if any, other than the Proxy Statement and at the time of any distribution thereof, such Company Disclosure Document will not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. The foregoing notwithstanding, the Company makes no representation or warranty with respect to any information supplied by Parent, Merger Sub or any of their representatives which is contained in any of the Company Disclosure Documents.

     3.06 BROKERAGE. Except for Scott & Stringfellow, Inc. ("Adviser"), no broker, agent, or finder has rendered services to the Company in connection with the transaction contemplated under this Agreement. The Company has heretofore furnished to Parent and Merger Sub a complete and correct copy of all agreements between the Company and Adviser pursuant to which such firm would be entitled to any payment relating to this Agreement or the Merger.

     3.07 OPINION OF FINANCIAL ADVISOR. Adviser has rendered to the Special Committee a written opinion dated as of May 27, 1999, a copy of which has been provided to Parent, to the effect that the Merger Consideration is fair to such shareholders from a financial point of view. Such opinion was delivered orally to the Special Committee not later than the time that consummation of the transactions contemplated hereby was approved by the Company's Board of Directors, and was delivered in writing to the Special Committee prior to the execution of this Agreement. Such opinion has not been withdrawn or modified in any manner adverse to Parent.

                                  ARTICLE IV.

                         REPRESENTATIONS AND WARRANTIES
                            OF PARENT AND MERGER SUB

     Parent and Merger Sub hereby represent and warrant, jointly and severally, to the Company as of the date hereof and as of the Effective Time as follows:

     4.01 ORGANIZATION. Parent is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite power and authority to carry on and conduct its business as it is now being conducted and to own or lease its properties and assets. Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the State of Tennessee and has all requisite power and authority, corporate or otherwise, to carry on and conduct its business as it is now being conducted and to own or lease its properties and assets.

     4.02 AUTHORIZATION. Each of Parent and Merger Sub has the right, power and capacity to execute, deliver and perform this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement, and the consummation of the transactions contemplated hereby, have been duly and validly authorized by all necessary corporate action on the part of Parent and Merger Sub. This Agreement has been duly and validly executed and delivered by Parent and Merger Sub and constitutes each of Parent's and Merger Sub's legal, valid and binding obligation, enforceable in accordance with its terms.

     4.03 NO CONFLICT. The execution and delivery of this Agreement by Parent and Merger Sub, the consummation of the transactions contemplated herein by Parent and Merger Sub, and the performance of the covenants and agreements of Parent and Merger Sub herein will not, with or without the giving of notice or the lapse of time, or both, (i) violate or conflict with any of the provisions of any formation or governing document, bylaw or operating agreement of Parent or Merger Sub; or (ii) violate, conflict with or result in breach or default under or cause termination of any term or condition of any mortgage, indenture, contract, license, permit, instrument, trust document, will, or other agreement, document or instrument to which Parent or Merger Sub is a party or by which Parent or Merger Sub or any of their respective properties may be bound; or
(iii) violate any provision of law, statute, rule, regulation, court order, judgment or decree, or ruling of any governmental authority, to which Parent or Merger Sub is a party or by which Parent or Merger Sub or their respective properties may be bound; or (iv) result in the creation or imposition of any lien, claim, charge, restriction, security interest or encumbrance of any kind whatsoever upon any asset of Parent or Merger Sub.

     4.04 DISCLOSURE. No representations, warranties, assurances or statements by Parent or Merger Sub in this Agreement and no statement contained in any document, certificates or other writings furnished or to be furnished by Parent or Merger Sub (or caused to be furnished by Parent or Merger Sub) to the Company or any of its representatives pursuant to the provisions hereof contains or will contain any untrue statement of material fact, or omits or will omit to state any fact necessary, in light of the circumstances under which it was made, in order to make the statements herein or therein not misleading.

     4.05 BROKERAGE. Except for SunTrust Equitable Securities, Inc., no broker, agent, or finder has rendered services to Parent or Merger Sub in connection with the transaction contemplated under this Agreement.

     4.06 REQUIRED FILINGS AND CONSENTS. The execution and delivery of this Agreement by Parent and Merger Sub do not, and the performance of this Agreement by Parent and Merger Sub will not, require any consent, approval, authorization or permit of, or filing with or notification to, any governmental or regulatory authority, domestic or foreign, except (i) for applicable requirements, if any, of the Exchange Act, Blue Sky

Laws and filing and recordation of appropriate merger documents as required by the Act and (ii) where failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not, individually or in the aggregate, have a Material Adverse Effect on Parent or Merger Sub or prevent or delay the performance by Parent and Merger Sub of any of their respective obligations under this Agreement or the consummation of the Merger.

     4.07 INFORMATION FOR COMPANY DISCLOSURE DOCUMENTS. The information supplied by Parent or Merger Sub for inclusion in the Company Disclosure Documents shall not contain any untrue statement of material fact, or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they are made, not misleading (i) in the case of the Proxy Statement at the time the Proxy Statement or any amendment or supplement thereto is first mailed to shareholders of the Company and at the time of the Shareholder Meeting and (ii) in the case of any Company Disclosure Document other than the Proxy Statement, at the time of the filing thereof and at the time of any distribution thereof and the Shareholders Meeting. The foregoing notwithstanding, neither Parent nor Merger Sub makes any representation or warranty with respect to any information supplied by the Company or any of its representatives which is contained in any of the foregoing documents.

     4.08 FINANCING. Parent has obtained written commitments for sufficient funds to enable it to make timely payment of the Merger Consideration in accordance with the terms hereof, and has heretofore provided a copy of such commitments and subscription agreements for interests in Parent to the Special Committee.

                                   ARTICLE V.

                                   COVENANTS

     5.01  CONDUCT OF THE BUSINESS PENDING THE MERGER.

     (a) The Company covenants and agrees that between the date of this Agreement and the Effective Time, unless Parent and Merger Sub shall otherwise agree in writing, the business of the Company shall be conducted only in, and the Company shall not take any action except in the ordinary course of business and in a manner consistent with prior business practices.

     (b) The Company agrees and covenants that between the date of this Agreement and the Effective Time, the Company shall not:

          (i) declare or pay any dividends on or make other distributions in respect of any of its capital stock;

          (ii) split, combine or reclassify any of its capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock;

          (iii) purchase or otherwise acquire, any shares of its capital stock;
     or

          (iv) issue, deliver or sell, or authorize or propose the issuance, delivery or sale of, any shares of its capital stock or any securities convertible into any such shares of its capital stock, or any rights, warrants or options to acquire any such shares or convertible securities, other than issuance of shares of Common Stock of the Company upon the exercise of Warrants or of Options outstanding as of the date of this Agreement.

     5.02 ACCESS. From the date of this Agreement through the Closing Date, the Company shall (i) provide Parent or Merger Sub and its designees (including officers, counsel, accountants, actuaries, and other authorized representatives) with such information as Parent or Merger Sub may from time to time reasonably request with respect to the Company, including assistance to Parent or Merger Sub in connection with the transactions contemplated by this Agreement; (ii) provide Parent or Merger Sub and its designees, access during regular business hours to the books, records, offices, personnel, counsel, accountants and actuaries of the Company, as Parent or Merger Sub or its designees may from time to time reasonably request; and (iii) permit Parent or Merger Sub and its designees to make such inspections thereof, including conducting customary environmental tests (with Company having prior notice and the right to be present), assessments and audits, as Parent or Merger Sub may reasonably request. Any investigation shall be conducted in such a manner so as not to interfere unreasonably with the operation of the business of the Company. No such investigation shall limit or modify in any way the Company's obligations with respect to any breach of its representations, warranties, covenants or agreements contained herein. Information afforded or furnished to Parent or Merger Sub by the Company pursuant to this Section 5.02 shall be kept confidential by Parent and Merger Sub and shall not be disclosed to third parties by them except: (i) with the prior written consent of the Company; (ii) as may be required by law, regulation or by legal process (including by deposition, interrogatory, request for documents, subpoena, civil investigative demand or similar process); or (iii) as may be necessary in connection with the consummation of the Merger.

     5.03 FURTHER ACTION; REASONABLE EFFORTS. Upon the terms and subject to the conditions hereof, each of the parties hereto shall use its reasonable efforts to take, or cause to be taken, all appropriate action, and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the Merger, including, without limitation, using its reasonable efforts to obtain all licenses, permits, consents, approvals, authorizations, qualifications and orders of governmental authorities and parties to contracts with the Company as are necessary for the consummation of the Merger and to fulfill the conditions to the Merger. In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement, the officers and directors of the Surviving Corporation will be authorized to execute and deliver, in the name and on behalf of the Company or Merger Sub, any deeds, bills of sale, assignments or assurances and to take and do, in the name and on behalf of the Company or Merger Sub, any other actions and things they may reasonably deem desirable to vest, perfect or confirm of record or otherwise in the Surviving Corporation any and all right, title and interest in, to and under any of the rights, properties or assets of the Company acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger.

     5.04 COMPETING TRANSACTION. The Company shall not, and shall not permit its officers, directors, employees, and other representatives and agents to, (i) solicit, initiate or encourage any inquiries or the making of any proposal concerning any merger, sale of assets, sale of shares of capital stock or similar transaction involving the Company or division of the Company (any such transaction being referred to herein as a "Competing Transaction"), (ii) participate in any discussions or negotiations regarding any Competing Transactions, or (iii) enter into any agreement with respect to any Competing Transaction; provided, however, that the Company may review such proposals and participate in such discussions and negotiate with any person, if the Special Committee, after consultation with counsel, determines that such action is necessary in light of the fiduciary obligations of the members of the Special Committee to the Company or the shareholders of the Company.

     5.05 PROXY STATEMENT. As soon as practicable, the Company shall file with the Commission under the Exchange Act, and shall use its best efforts to have cleared by the Commission, a proxy statement with respect to the Shareholder Meeting referred to herein (the "Proxy Statement") and a Schedule 13e-3 as required by the rules and regulations of the Commission. Parent, Merger Sub and the Company shall also take any action required to be taken under Blue Sky Laws in connection with the Merger. Parent, Merger Sub and the Company shall cooperate with each other in taking such action and in the preparation of the Proxy Statement and Schedule 13e-3. Each of the Company, Parent and Merger Sub agrees to use its reasonable efforts, after consultation with the other parties hereto, to respond promptly to all such comments of or requests by the Commission and to cause the Proxy Statement and all required amendments and supplements thereto to be mailed to the holders of Company Shares entitled to vote at the Shareholder Meeting at the earliest practicable time. The Proxy Statement shall include (A) the recommendation of the Board of Directors of the Company that the shareholders of the Company approve and adopt this Agreement, unless the Board of Directors or the Special Committee, after consultation with counsel, determines to withdraw such recommendation in light of their respective applicable fiduciary duties, and (B) the opinion of Adviser that the Merger Consideration to be received by the holders of Public Shares in the Merger is fair to such holders from a financial point of view. The Company shall use its reasonable efforts to solicit from holders of Public Shares entitled to vote at the Shareholders Meeting proxies in favor of such approval. At the Shareholder Meeting, Parent shall cause the shares of Common Stock of the Company owned by Parent to be voted in favor of the approval and adoption of this Agreement and the Merger.

     5.06  INDEMNIFICATION.

     (a) Parent will cause the charter and bylaws of the Surviving Corporation as in effect at the Effective Time to contain the indemnification provisions that the Company's charter and bylaws contain on the date hereof and will not permit those provisions to be amended, repealed or otherwise modified for a period of six years after the Effective Time in any manner that would adversely affect the rights thereunder of individuals who at or prior to the Effective Time were directors, officers, employees or agents of the Company.

     (b) After the Effective Time, each of Parent and the Surviving Corporation will, to the fullest extent permitted under applicable law, indemnify and hold harmless each director, officer, employee and agent of the Company on the date hereof (each, together with such person's heirs, executors or administrators, an "Indemnified Person" and collectively, the "Indemnified Persons") against any costs or expenses (including attorneys fees), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement in connection with any actual or threatened claim, action, suit, proceeding or investigation (each, whether civil, criminal, administrative or investigative, a "Claim"), arising out of, relating to or in connection with any action or omission occurring prior to the Effective Time (including, without limitation, acts or omissions, in connection with such persons serving as an officer, director or fiduciary of any entity if such service was at the request or for the benefit of the Company) or arising out of or pertaining to the transactions contemplated by this Agreement. In the event of any such actual or threatened Claim (whether arising before or after the Effective Time), (i) the Company or Parent and the Surviving Corporation, as the case may be, will pay the reasonable fees and expenses of counsel selected by the Indemnified Persons, promptly after statements therefor are received and will pay all other reasonable expenses in advance of the final disposition of that Claim, and (ii) Parent and the Surviving Corporation will cooperate and use all reasonable efforts to assist in the vigorous defense of any such Claim.

     (c) In the event the Surviving Corporation or Parent or any of their successors or assigns (i) consolidates with or merges into any other person and is not the continuing or surviving corporation or entity of that consolidation or merger or (ii) transfers all or substantially all its properties and assets to any person, then and in each such case Parent and the Surviving Corporation will cause proper provisions to be made so that the successors and assigns of the Surviving Corporation or Parent assumes the obligations set forth in this Section.

     (d) For a period of six years after the Effective Time, Parent will cause to be maintained in effect the current policies of directors' and officers' liability insurance maintained by the Company and its subsidiaries (provided that Parent may substitute therefor policies of at least the same coverage and amounts containing terms and conditions that are no less advantageous in any material respect to the Indemnified Persons and which coverages and amounts must be no less than the coverages and amounts provided at that time for Parent's directors and officers) with respect to matters arising at or before the Effective Time; provided, however, that Parent will not be required to pay an annual premium for such insurance coverage in excess of two times the annual premium amount paid by the Company for such coverage as of the date hereof.

     (e) The rights of each Indemnified Person hereunder will be in addition to any other rights such Indemnified Person may have under employment or indemnification agreements with the Company, the charter or bylaws of the Company, under the Act or otherwise. The provisions of this Section will survive the consummation of the Merger and expressly are intended to benefit each of the Indemnified Persons. Parent will pay all reasonable expenses, including reasonably attorneys' fees, that may be incurred by any Indemnified Person in enforcing the indemnity and other obligations provided in this Section.

     5.07 PUBLIC ANNOUNCEMENTS. Parent and the Company shall consult with each other before issuing any press release or otherwise making any public statements with respect to this Agreement or the Merger and shall not issue any such press release or make any such public statement without the other party's prior consent, except as may be required by law, in which case Parent or the Company, as applicable, shall use its reasonable efforts to consult with the other party before issuing such release or making any such public statement.

     5.08 NOTICE OF CERTAIN MATTERS. The Company shall give prompt written notice to Parent and Merger Sub specifying in reasonable detail:

          (a) Any notice of, or other communication relating to, a default or event which, with notice or lapse of time or both, would become a material default under any agreement, indenture or instrument material to the business, assets, property, condition (financial or otherwise) or the results of operations of the Company, taken as a whole, to which the Company is a party or is subject;

          (b) Any material notice or other communication from any third party alleging that the consent of such third party is or may be required in connection with the transactions contemplated by this Agreement;

          (c) Any material notice or other communication from any regulatory authority (including the Commission) in connection with the transactions contemplated by this Agreement;

          (d) Any event which has or would result in a Material Adverse Effect on the Company;

          (e) Any claims, actions, proceedings or investigations commenced or, to the Company's knowledge, threatened, involving or materially affecting the Company or any of its properties or assets or, to the Company's knowledge, any employee, consultant, director or officer, in his or her capacity as such which, if pending on the date hereof, would have been required to have been disclosed pursuant to this Agreement or which relates to the consummation of the Merger; and

          (f) Any event or action which, if known on the date hereof, would have caused a representation or warranty set forth in Article III hereof to be untrue or incomplete or incorrect in any material respect or would have required it to have been disclosed pursuant to this Agreement.

     5.09 DISSENTING SHAREHOLDERS. The Company shall give Parent prompt notice of any demands received by the Company for appraisal of shares pursuant to the Act, and Parent shall have the right to direct all negotiations and proceedings with respect to such demands.

                                  ARTICLE VI.

                                   CONDITIONS

     6.01 CONDITIONS TO THE OBLIGATION OF EACH PARTY. The respective obligations of Parent, Merger Sub and the Company to effect the Merger are subject to the satisfaction of the following conditions, unless waived in writing by all parties:

          (a) Shareholder Approval. This Agreement and the Merger shall have been approved and adopted by the requisite affirmative vote of the shareholders of the Company to the extent required by the Act and the Company charter and bylaws.

          (b) No Order. No United States or state governmental authority or other agency or commission or United States or state court of competent law shall have issued any rule, regulation, executive order, decree, injunction or other order (whether temporary, preliminary or permanent) which is then in effect and has the effect of: (i) making the acquisition of Shares by Parent or Merger Sub illegal or otherwise restricting, preventing or prohibiting consummation of the Merger; (ii) seeking to prohibit or limit materially the ownership or operation by the Company, Parent or Merger Sub of all or any material portion of the business or assets of the Company, Parent or Merger Sub as a result of the Merger; or (iii) compelling the Company, Parent or Merger Sub or any of their respective subsidiaries or affiliates to dispose of or hold separate all or any material portion of the business or assets of the Company, Parent or Merger Sub as a result of the Merger; provided, however, that each of the parties shall have used its reasonable efforts to prevent the entry of any such injunction or other order and to appeal as promptly as practicable any injunction or other order that may be entered.

          (c) Update of Fairness Opinion. At the Effective Time, the Adviser shall have reaffirmed orally and update subsequently in writing the fairness opinion previously prepared and delivered by it to the Special Committee and the Adviser shall not have withdrawn such opinion.

     6.02  ADDITIONAL CONDITIONS TO THE OBLIGATIONS OF PARENT AND MERGER
SUB. The obligations of Parent and Merger Sub to effect the Merger are subject to the satisfaction of the following further conditions, any or all of which may be waived by Parent and Merger Sub.

          (a) Performance of Covenants, etc. The Company shall have performed in all material respects all of its obligations hereunder required to be performed by it at or prior to the Effective Time, and the representations and warranties of the Company contained in this Agreement shall be true and correct in all respects at and as of the Effective Time (as if made at and as of such time, except that those representations and warranties which address matters only as of a particular date shall remain true and correct as of such date) except where the breach or inaccuracy thereof would not, individually or in the aggregate, have a Material Adverse Effect on the Company.

          (b) Consents and Approvals. Parent and Merger Sub shall have received or be satisfied that they will receive all consents and approvals contemplated by this Agreement and any other consents of third parties necessary in connection with the consummation of the Merger if the failure to obtain any such consent would have a Material Adverse Effect on the Company.

     6.03 ADDITIONAL CONDITIONS TO THE OBLIGATIONS OF THE COMPANY. The obligations of the Company to effect the Merger are subject to the satisfaction of the following further conditions, any or all of which may be waived by the Company through the Special Committee or its Board of Directors:

          (a) Performance of Covenants, etc. Parent and Merger Sub shall have performed in all material respects all of their obligations hereunder required to be performed by them at or prior to the Effective Time, and the representations and warranties of Parent and Merger Sub contained in this Agreement shall be true and correct in all respects, at and as of the Effective Time as if made at and as of such time (except that those representations and warranties which address matters only as of a particular date shall remain true and correct as of such date), except where the breach or inaccuracy thereof would not, individually or in the aggregate, have a Material Adverse Effect on Parent, Merger Sub or the Company.

          (b) Consents and Approvals. The Company shall have received or be satisfied that they will receive all consents and approvals contemplated by this Agreement and any other consents of third parties necessary in connection with the consummation of the Merger if the failure to obtain any such consent would have a Material Adverse Effect on Parent, Merger Sub or the Company.

                                  ARTICLE VII.

                                    CLOSING

     7.01 CLOSING DATE. Subject to the satisfaction or waiver of the conditions set forth herein, the consummation of the Merger (the "Closing") shall take place at 11:00 a.m. Eastern Time on the date of approval of the Merger by the Company's Shareholders in the offices of Miller & Martin LLP, or on such other date at such other time and place as the parties shall agree (the "Closing Date").

                                 ARTICLE VIII.

                          TERMINATION PRIOR TO CLOSING

     8.01 TERMINATION OF AGREEMENT. This Agreement may be terminated at any time prior to the Closing:

          (a) By the mutual written consent of the Company and Parent and Merger Sub;

          (b) By the Company in writing, without liability to the Company, if Parent and Merger Sub shall materially breach any of their representations, warranties or covenants contained herein, which failure or breach is not cured within ten (10) days after the Company has notified Parent and Merger Sub of its intent to terminate this Agreement pursuant to this subparagraph (b);

          (c) By Parent and Merger Sub in writing, without liability to Parent and Merger Sub, if the Company shall materially breach any of its representations, warranties or covenants contained herein, which failure or breach is not cured within ten (10) days after Parent and Merger Sub have notified the Company of their intent to terminate this Agreement pursuant to this subparagraph (c);

          (d) By either of the Company or Parent and Merger Sub in writing, without liability, if there shall be any order, writ, injunction or decree of any court or governmental or regulatory agency binding on the Company or Parent and Merger Sub, which prohibits or restrains the Company or Parent and Merger Sub from consummating the Merger, provided that the Company or Parent or Merger Sub shall have used their reasonable, good faith efforts to have any such order, writ, injunction or decree lifted and the same shall not have been lifted within 30 days after entry, by any such court or governmental or regulatory agency;

          (e) By either the Company or Parent and Merger Sub in writing, without liability, if for any reason the Closing has not occurred by September 30, 1999, other than as a result of the breach of this Agreement by the party seeking to so terminate;

          (f) By Parent and Merger Sub in writing, without liability to Parent and Merger Sub, or by the Company if the Company shall have acted in compliance with Section 5.04 hereof, if the Company's Board of Directors or the Special Committee (i) shall have withdrawn or modified or amended in any respect its recommendation of the Merger, or (ii) the Board of Directors or the Special Committee have entered any discussions or negotiations regarding any Competing Transaction;

          (g) By Parent and Merger Sub in writing, without liability to Parent and Merger Sub, if persons holding more than ten percent (10%) of outstanding Public Shares have indicated their intention to demand payment for their Public Shares pursuant to their right to dissent under the Act prior to the Effective Time, or, if any litigation or other proceeding has been commenced or threatened challenging the Merger or any of the transactions contemplated hereby;

          (h) By the Company or Parent and Merger Sub, without liability, if upon a vote at the Shareholder Meeting, the approval of the shareholders of the Company necessary to consummate the Merger shall not have been obtained; or

          (i) By Parent and Merger Sub in writing, without liability to Parent and Merger Sub, if there shall have been any Material Adverse Effect on the Company's business, assets, properties, prospects or condition (financial or otherwise)(which, for purposes of this Section 8.01(i), shall not include the death of John T. Lupton, Arnold D. Palmer or Nancy Lopez).

     8.02 TERMINATION OF OBLIGATIONS. Termination of this Agreement pursuant to this Article VIII shall terminate all obligations of the parties hereunder, except for the confidentiality obligations under Sections 5.02 and the payment obligations under Section 9.07 hereof; provided, however, that termination pursuant to subparagraphs (b), (c) or (e) of Section 8.01 hereof shall not relieve a defaulting or breaching party from any liability to the other party hereto.

                                  ARTICLE IX.

                                 MISCELLANEOUS

     9.01 ENTIRE AGREEMENT. This Agreement constitutes the sole understanding of the parties with respect to the subject matter hereof; provided, however, that this provision is not intended to abrogate any other written agreement between the parties executed with or after this Agreement.

     9.02 AMENDMENT. No amendment, modification or alteration of the terms or provisions of this Agreement shall be binding unless the same shall be in writing and duly executed by the parties hereto.

     9.03 PARTIES BOUND BY AGREEMENT; SUCCESSORS AND ASSIGNS. The terms, conditions and obligations of this Agreement shall inure to the benefit of and be binding upon the parties hereto and the respective successors and assigns thereof. Without the prior written consent of Parent and Merger Sub, the Company may not assign its rights, duties or obligations hereunder or any part thereof to any other person or entity. Parent and Merger Sub may, upon written notice to the Company and without relieving itself of any liability hereunder, assign its rights and duties hereunder in whole or in part (before or after the Closing) to one or more entities controlling, controlled by or under common control with Parent and Merger Sub.

     9.04 COUNTERPARTS. This Agreement may be executed in multiple counterparts, each of which shall for all purposes be deemed to be an original and all of which shall constitute the same instrument.

     9.05 HEADINGS. The headings of the Sections and paragraphs of this Agreement are inserted for convenience only and shall not be deemed to constitute part of this Agreement or to affect the construction thereof.

     9.06 MODIFICATION AND WAIVER. Any of the terms or conditions of this Agreement may be waived in writing at any time by the party which is entitled to the benefits thereof. No waiver of any of the provisions of this Agreement shall be deemed to or shall constitute a waiver of any other provision hereof (whether or not similar).

     9.07 EXPENSES. If the Merger is not consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses, subject to the rights of such party with respect to a willful breach, violation of default by another party hereto; provided, however, that if the Merger is not consummated due to the termination of this Agreement pursuant to Section 8.01(f) hereof, the Company shall pay Parent and Merger Sub an amount equal to Parent and Merger Sub's actual and reasonably documented out-of-pocket fees and expenses incurred by Parent and Merger Sub in connection with this Agreement and the proposed consummation of the transactions contemplated hereby.

     9.08 NOTICES. Any notice, request, instruction or other document to be given hereunder by any party hereto to any other party hereto shall be in writing and delivered personally or sent by registered or certified mail (including by overnight courier or express mail service), postage or fees prepaid, or sent by facsimile with original sent by overnight courier, if to the Company to:

        The Arnold Palmer Golf Company
        6201 Mountain View Road
        Ooltewah, Tennessee 37363
        Facsimile No. (423) 238-8350
        Attention: Cindy L. Davis
        President and Chief Executive Officer

     with a copy to:

        Special Committee of Board of Directors
        of The Arnold Palmer Golf Company
        c/o Chattem, Inc.
        1715 West 38th Street
        Chattanooga, Tennessee 37409
        Facsimile No. (423) 821-6423
        Attention: A. Alexander Taylor, II
     and to:

        Waller Lansden Dortch & Davis, PLLC
        Nashville City Center
        511 Union Street, Suite 2100
        Nashville, Tennessee 37219
        Facsimile No. (615) 244-6804
        Attention: Alexander B. Buchanan, Esq.

     if to Parent and Merger Sub:

        APGC Holdings Company, LLC
        c/o The Lupton Company
        702 Tallan Building
        Chattanooga, Tennessee 37402
        Facsimile No. (423) 757-0504
        Attention: Joel W. Richardson, Jr., Secretary

     with a copy to:

        Miller & Martin LLP
        Suite 1000, Volunteer Building
        832 Georgia Avenue
        Chattanooga, TN 37402
        Facsimile No. (423) 785-8480
        Attention: Hugh F. Sharber, Esq.

or at such other address for a party as shall be specified by like notice. Any notice which is delivered personally in the manner provided herein shall be deemed to have been duly given to the party to whom it is directed upon actual receipt by such party or the office of such party. Any notice which is addressed and mailed in the manner herein provided shall be conclusively presumed to have been duly given to the party to which it is addressed at the close of business, local time of the recipient, on the third business day after the day it is so placed in the mail or, if earlier, the time of actual receipt.

     9.09 GOVERNING LAW. This Agreement is executed by the parties hereto in and shall be construed in accordance with and governed by the laws of the State of Tennessee without giving effect to the principles of conflicts of law thereof.

     9.10 NO THIRD-PARTY BENEFICIARIES. With the exception of the parties to this Agreement, there shall exist no right of any person to claim a beneficial interest in this Agreement or any rights occurring by virtue of this Agreement.

     9.11 GENDER AND NUMBER. Where the context requires, the use of a pronoun of one gender or the neuter is to be deemed to include a pronoun of the appropriate gender, singular words are to be deemed to include the plural, and vice versa.

     9.12 NONSURVIVAL OF REPRESENTATIONS AND WARRANTIES. None of the representations and warranties in this Agreement or any instrument delivered pursuant to this Agreement shall survive the Merger.

     9.13 REFERENCES. Whenever reference is made in this Agreement to any Article Section, such reference shall be deemed to apply to the specified Article or Section of this Agreement to this Agreement.

     IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement and Plan of Merger to be duly executed on its behalf as of the date indicated on the first page hereof.

                                          THE COMPANY:

                                          THE ARNOLD PALMER GOLF COMPANY

                                          By:      /s/ CINDY L. DAVIS
                                            ------------------------------------
                                            Cindy L. Davis, President

                                          PARENT:

                                          APGC HOLDINGS COMPANY, LLC

                                          By:  /s/ JOEL W. RICHARDSON, JR.
                                            ------------------------------------
                                            Joel W. Richardson, Jr.,
                                            Vice President and Secretary

                                          MERGER SUB:

                                          APGC ACQUISITION CORP.

                                          By:  /s/ JOEL W. RICHARDSON, JR.
                                            ------------------------------------
                                            Joel W. Richardson, Jr.,
                                            Vice President and Secretary

                   AMENDMENT TO AGREEMENT AND PLAN OF MERGER

     THIS AMENDMENT TO AGREEMENT AND PLAN OF MERGER (this "Amendment"), is made and entered into as of August 13, 1999, by and among APGC HOLDINGS COMPANY, LLC, a Delaware limited liability company ("Parent"), APGC ACQUISITION CORP., a Tennessee corporation and wholly owned subsidiary of Parent ("Merger Sub"), and THE ARNOLD PALMER GOLF COMPANY, a Tennessee corporation (the "Company") .

                              W I T N E S S E T H:

     WHEREAS, Parent, Merger Sub and the Company have entered into an Agreement and Plan of Merger dated as of June 3, 1999 (the "Agreement"), under the terms of which Parent will acquire each of the issued and outstanding share of Common Stock of the Company not owned by Parent other than 1,000 shares of Common Stock of the Company held by each of Arnold D. Palmer, John T. Lupton and the Thomas Cartter Lupton Trust f/b/o John T. Lupton through a merger of Merger Sub with and into the Company with the public shareholders receiving the Merger Consideration of $1.20 per share in exchange for their shares of Common Stock; and

     WHEREAS, a committee (the "Special Committee") consisting of disinterested and independent members of the Board of Directors of the Company desires to amend the Agreement to extend the date after which parties may elect to terminate the Agreement in the event that the Merger has not then closed and to clarify the flexibility of the Special Committee to consider competing transactions to the merger contemplated by the Agreement in the event the Special Committee determines such action to be necessary in light of its fiduciary obligations to the shareholders of the Company, and the Board of Managers of Parent and the Board of Directors of Merger Sub are agreeable to the proposed amendment of the Agreement; and

     NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein, and upon and subject to the terms and the conditions hereinafter set forth, the parties do hereby agree as follows:

     1. Amendment to Sections 8.01(e) and (f). Sections 8.01(e) and (f) of the Agreement relating to the conditions under which the Agreement may be terminated shall be deleted in their entirety and replaced with the following:

          (e) By either the Company or Parent and Merger Sub in writing, without liability, if for any reason the Closing has not occurred by October 31, 1999, other than as a result of the breach of this Agreement by the party seeking to so terminate;

          (f) By Parent and Merger Sub in writing, without liability to Parent and Merger Sub, or by the Company without liability to the Company if the Company shall have acted in compliance with

          Section 5.04 hereof and entered into any definitive agreement committing the Company to any Competing Transaction;

     2. No Further Amendment. In all other respects, the provisions of the Agreement shall be deemed unchanged and in full force and effect.

     IN WITNESS WHEREOF, each of the parties hereto has caused this Amendment to Agreement and Plan of Merger to be duly executed on its behalf as of the date indicated on the first page hereof.

                                          THE COMPANY:

                                          THE ARNOLD PALMER GOLF COMPANY

                                          By: /s/ CINDY L. DAVIS
                                            ------------------------------------
                                            Cindy L. Davis, President

                                          PARENT:

                                          APGC HOLDINGS COMPANY, LLC

                                          By: /s/ JOEL W. RICHARDSON, JR.
                                            ------------------------------------
                                            Joel W. Richardson, Jr.,
                                            Vice President and Secretary

                                          MERGER SUB:

                                          APGC ACQUISITION CORP.

                                          By: /s/ JOEL W. RICHARDSON, JR.
                                            ------------------------------------
                                            Joel W. Richardson, Jr.,
                                            Vice President and Secretary

ATTACHMENT II

                           SCOTT & STRINGFELLOW, INC.
                                ESTABLISHED 1893
                         INVESTMENT BANKERS AND BROKERS
                     P.O. BOX 1575, RICHMOND, VA 23218-1575

                                  May 27, 1999

Special Committee of the Board of Directors
The Arnold Palmer Golf Company
6201 Mountain View Road
Ooltewah, Tennessee 37363

Gentlemen:

     The Arnold Palmer Golf Company (the "Company"), APGC Holdings Company, LLC ("Holdings"), and APGC Acquisition Corp., a wholly-owned subsidiary of Holdings (the "Merger Sub"), plan to enter into a Merger Agreement (the "Agreement") pursuant to which the Merger Sub will be merged with and into the Company (the "Merger") and the Company will survive as a wholly-owned subsidiary of Holdings.

     As proposed in the Agreement, the members of Holdings have committed to contribute to Holdings an aggregate of 1,597,717 shares of the Company, representing approximately 40.7% of the total number of Company shares issued and outstanding as of the date of the Agreement. In addition, Holdings has proposed to the Board of Directors of the Company that Holdings acquire the 2,329,983 shares (the "Public Shares") not owned by Holdings for cash consideration of $1.20 per share. You have requested our opinion with respect to the fairness from a financial point of view to the holders of Public Shares in the Merger, as of the date of this letter, of the consideration to be received by them in the Merger.

     Scott & Stringfellow, Inc., as a customary part of its investment banking business, is regularly engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes. We will receive a fee upon the delivery of this opinion and the Company has agreed to indemnify us for certain liabilities arising out of the rendering of this opinion. In the ordinary course of our business, we and our affiliates may actively trade or hold the securities of the Company for our own account or for the account of our customers and, accordingly, may at any time hold a long or short position in such securities.

     In developing our opinion, we have, among other things: (1) reviewed the draft Agreement and discussed with management and representatives of the Company and Holdings the proposed material terms of the Merger; (2) reviewed, among other public information, the Company's Annual Reports, Forms 10-K and related financial information for the fiscal year ended March 2, 1996 and the fiscal years ended September 30, 1997 and 1998; (3) the Company's quarterly report on Form 10-Q and related financial information for the quarter dated January 2, 1999, and the Company's draft quarterly report for the quarter ended April 2, 1999; (4) reviewed certain information, including financial forecasts, relating to the business, earnings, cash flow, assets and prospects of the Company furnished to us by the Company; (5) conducted discussions with members of senior management of the Company concerning the Company's businesses and prospects; (6) reviewed the historical market prices and trading activity for the Company's common stock and compared such prices and trading activity with those of certain publicly traded companies which we deemed to be relevant; (7) compared the financial position and results of operation of the Company with those of certain publicly traded companies which we deemed to be relevant; (8) compared the proposed financial terms of the

Special Committee of the Board of Directors
The Arnold Palmer Golf Company
May 27, 1999
Page  2

Merger with the financial terms of certain other business combinations which we deemed to be relevant; (9) reviewed the premiums paid by the purchaser in other business combinations relative to the closing price one day prior to the announcement, one week prior to the announcement and four weeks prior to the announcement; and (10) reviewed other such financial studies and analyses and performed such other investigations and took into account all other matters as we deemed to be material or otherwise necessary to render our Opinion, including our assessment of regulatory, economic, market, and monetary conditions.

     In conducting our review and arriving at our opinion, we discussed with members of management and representatives of the Company and Holdings the background of the Merger, the reasons and basis for the Merger and the business and future prospects of the Company. We have relied upon and assumed the accuracy and completeness of the information furnished to us by or on behalf of the Company and Holdings. We have not attempted independently to verify such information, nor have we made any independent appraisal of the assets of the Company. We have further assumed that the financial forecasts provided to us by the Company have been reasonably prepared on a basis reflecting the best judgment and estimate of management and that such forecasts will be realized in the amounts and at the times contemplated. We have taken into account our assessment of general economic, financial, market and industry conditions as they exist and can be evaluated as of the date hereof, as well as our experience in business valuations in general. We have also assumed that, in the course of obtaining regulatory and third party consents for the Merger, no restriction will be imposed that will have a material adverse effect on the future results of operations or financial condition of the Company.

     Our opinion expressed herein was prepared for the use of the Special Committee of the Board of Directors of the Company in connection with its consideration of the Merger and does not constitute a recommendation to the holders of Public Shares as to how they should vote at the stockholders' meeting in connection with the Merger. Our opinion may not be used for any other purpose without our prior written consent. We hereby consent, however, to the inclusion of this opinion as an exhibit to any proxy statement or registration statement distributed in connection with the Merger.

     On the basis of our analyses and review and in reliance on the accuracy and completeness of the information furnished to us and subject to the conditions and assumptions noted above, it is our opinion that, as of the date hereof, the consideration to be received by the holders of Public Shares in the Merger is fair from a financial point of view to the holders of Public Shares of the Company.

                                          Very truly yours,

                                          SCOTT & STRINGFELLOW, INC.

                                          By: /s/ MATTHEW G. THOMPSON, JR.
                                            ------------------------------------
                                            Matthew G. Thompson, Jr.
                                            Managing Director

ATTACHMENT III

                                   CHAPTER 23
                    BUSINESS CORPORATIONS-DISSENTERS' RIGHTS

             PART 1. RIGHT TO DISSENT AND OBTAIN PAYMENT FOR SHARES

48-23-101 DEFINITIONS. --

     (1) "Beneficial shareholder" means the person who is a beneficial owner of shares held by a nominee as the record shareholder;

     (2) "Corporation" means the issuer of the shares held by a dissenter before the corporate action, or the surviving or acquiring corporation by merger or share exchange of that issuer;

     (3) "Dissenter" means a shareholder who is entitled to dissent from corporate action under sec. 48-23-102 and who exercises that right when and in the manner required by sec. 48-23201 -- 48-23-209;

     (4) "Fair value", with respect to a dissenter's shares, means the value of the shares immediately before the effectuation of the corporate action to which the dissenter objects, excluding any appreciation or depreciation in anticipation of the corporate action;

     (5) "Interest" means interest from the effective date of the corporate action that gave rise to the shareholder's right to dissent until the date of payment, at the average auction rate paid on United States treasury bills with a maturity of six (6) months (or the closest maturity thereto) as of the auction date for such treasury bills closest to such effective date;

     (6) "Record shareholder" means the person in whose name shares are registered in the records of a corporation or the beneficial owner of shares to the extent of the rights granted by a nominee certificate on file with a corporation; and

     (7) "Shareholder" means the record shareholder or the beneficial shareholder.

48-23-102 RIGHT TO DISSENT. --

     (a) A shareholder is entitled to dissent from, and obtain payment of the fair value of his shares in the event of, any of the following corporate actions:

          (1) Consummation of a plan of merger to which the corporation is a party:

             (A) If shareholder approval is required or the merger by sec. 48-21-103 or the charter and the shareholder is entitled to vote on the merger-, or

             (B) If the corporation is a subsidiary that is merged with its parent under sec. 48-21-104;

          (2) Consummation of a plan of share exchange to which the corporation is a party as the corporation whose shares will be acquired, if the shareholder is entitled to vote on the plan;

          (3) Consummation of a sale or exchange of all, or substantially all, of the property of the corporation other than in the usual and regular course of business, if the shareholder is entitled to vote on the sale or exchange, including a sale in dissolution, but not including a sale pursuant to court order or a sale for cash pursuant to a plan by which all or substantially all of the net proceeds of the sale will be distributed to the shareholders within one (1) year after the date of sale;

          (4) An amendment of the charter that materially and adversely affects rights in respect of a dissenter's shares because it:

             (A) Alters or abolishes a preferential right of the shares;

             (B) Creates, alters, or abolishes a right in respect of redemption, including a provision respecting a sinking fund for the redemption or repurchase, of the shares;

             (C) Alters or abolishes a preemptive right of the holder of the shares to acquire shares or other securities;

             (D) Excludes or limits the right of the shares to vote on any matter, or to cumulate votes, other than a limitation by dilution through issuance of shares or other securities with similar voting rights; or

             (E) Reduces the number of shares owned by the shareholder to a fraction of a share, if the fractional share is to be acquired for cash under sec. 48-16-104; or

          (5) Any corporate action taken pursuant to a shareholder vote to the extent the charter, bylaws, or a resolution of the board of directors provides that voting or nonvoting shareholders are entitled to dissent and obtain payment for their shares.

     (b) A shareholder entitled to dissent and obtain payment for his shares under this chapter may not challenge the corporate action creating his entitlement unless the action is unlawful or fraudulent with respect to the shareholder or the corporation.

     (c) Notwithstanding the provisions of subsection (a), no shareholder may dissent as to any shares of a security which, as of the date of the effectuation of the transaction which would otherwise give rise to dissenters' rights, is listed on an exchange registered under sec. 6 of the Securities Exchange Act of 1934, as amended, or is a "national market system security," as defined in rules promulgated pursuant to the Securities Exchange Act of 1934, as amended.

48-23-103 DISSENT BY NOMINEES AND BENEFICIAL OWNERS. --

     (a) A record shareholder may assert dissenters' rights as to fewer than all the shares registered in his name only if he dissents with respect to all shares beneficially owned by any one (1) person and notifies the corporation in writing of the name and address of each person on whose behalf he asserts dissenters' rights. The rights of a partial dissenter under this subsection are determined as if the shares as to which he dissents and his other shares were registered in the names of different shareholders.

     (b) A beneficial shareholder may assert dissenters' rights as to shares of anyone (1) or more classes held on his behalf only if:

          (1) He submits to the corporation the record shareholder's written consent to the dissent not later than the time the beneficial shareholder asserts dissenters' rights; and

          (2) He does so with respect to all shares of the same class of which he is the beneficial shareholder or over which he has power to direct the vote.

             PART 2.  PROCEDURE FOR EXERCISE OF DISSENTERS' RIGHTS

48-23-201 NOTICE OF DISSENTERS' RIGHTS. --

     (a) If proposed corporate action creating dissenters' rights under sec. 48-23-102 is submitted to a vote at a shareholders' meeting, the meeting notice must state that shareholders are or may be entitled to assert dissenters' rights under this chapter and be accompanied by a copy of this chapter.

     (b) If corporate action creating dissenters' rights under sec. 48-23-102 is taken without a vote of shareholders, the corporation shall notify in writing all shareholders entitled to assert dissenters' rights that the action was taken and send them the dissenters' notice described in sec. 48-23-203.

     (c) A corporation's failure to give notice pursuant to this section will not invalidate the corporate action.

48-23-202 NOTICE OF INTENT TO DEMAND PAYMENT. --

     (a) If proposed corporate action creating dissenters' rights under sec. 48-23-102 is submitted to a vote at a shareholders' meeting, a shareholder who wishes to assert dissenters' rights:

          (1) Must deliver to the corporation, before the vote is taken, written notice of his intent to demand payment for his shares if the proposed action is effectuated; and

          (2) Must not vote his shares in favor of the proposed action. No such written notice of intent to demand payment is required of any shareholder to whom the corporation failed to provide the notice required by sec. 48-23-201.

     (b) A shareholder who does not satisfy the requirements of subsection (a) is not entitled to payment for his shares under this chapter.

48-23-203 DISSENTERS' NOTICE. --

     (a) If proposed corporate action creating dissenters' rights under sec. 48-23-102 is authorized at a shareholders' meeting, the corporation shall deliver a written dissenters' notice to all shareholders who satisfied the requirements of sec. 48-23-202.

     (b) The dissenters' notice must be sent no later than ten (10) days after the corporate action was authorized by the shareholders or effectuated, whichever is the first to occur, and must:

          (1) State where the payment demand must be sent and where and when certificates for certificated shares must be deposited;

          (2) Inform holders of uncertificated shares to what extent transfer of the shares will be restricted after the payment demand is received;

          (3) Supply a form for demanding payment that includes the date of the first announcement to news media or to shareholders of the principal terms of the proposed corporate action and requires that the person asserting dissenters' rights certify whether or not he acquired beneficial ownership of the shares before that date;

          (4) Set a date by which the corporation must receive the payment demand, which date may not be fewer than one (1) nor more than two (2) months after the date the subsection (a) notice is delivered; and

          (5) Be accompanied by a copy of this chapter if the corporation has not previously sent a copy of this chapter to the shareholder pursuant to sec. 48-23-201.

48-23-204 DUTY TO DEMAND PAYMENT. --

     (a) A shareholder sent a dissenters' notice described in sec. 48-23-203 must demand payment, certify whether he acquired beneficial ownership of the shares before the date required to be set forth in the dissenters' notice pursuant to sec. 48-23-203(b)(3), and deposit his certificates in accordance with the terms of the notice.

     (b) The shareholder who demands payment and deposits his share certificates under subsection (a) retains all other rights of a shareholder until these rights are cancelled or modified by the effectuation of the proposed corporate action.

     (c) A shareholder who does not demand payment or deposit his share certificates where required, each by the date set in the dissenters' notice, is not entitled to payment for his shares under this chapter.

     (d) A demand for payment filed by a shareholder may not be withdrawn unless the corporation with which it was filed, or the surviving corporation, consents thereto.

48-23-205 SHARE RESTRICTIONS.--

     (a) The corporation may restrict the transfer of uncertificated shares from the date the demand for their payment is received until the proposed corporate action is effectuated or the restrictions released under sec. 48-23-207.

     (b) The person for whom dissenters' rights are asserted as to uncertificated shares retains all other rights of a shareholder until these rights are cancelled or modified by the effectuation of the proposed corporate action.

48-23-206 PAYMENT.--

     (a) Except as provided in sec. 48-23-208, as soon as the proposed corporate action is effectuated, or upon receipt of a payment demand, whichever is later, the corporation shall pay each dissenter who complied with sec. 48-23-204 the amount the corporation estimates to be the fair value of his shares, plus accrued interest.

     (b) The payment must be accompanied by:

          (1) The corporation's balance sheet as of the end of a fiscal year ending not more than sixteen (16) months before the date of payment, an income statement for that year, a statement of changes in shareholders' equity for that year, and the latest available interim financial statements, if any;

          (2) A statement of the corporation's estimate of the fair value of the shares;

          (3) An explanation of how the interest was calculated;

          (4) A statement of the dissenter's right to demand payment under sec. 48-23-209; and

          (5) A copy of this chapter if the corporation has not previously sent a copy of this chapter to the shareholder pursuant to sec. 48-23-201 or sec. 48-23-203.

48-23-207 FAILURE TO TAKE ACTION.--

     (a) If the corporation does not effectuate the proposed action that gave rise to the dissenters' rights within two (2) months after the date set for demanding payment and depositing share certificates, the corporation shall return the deposited certificates and release the transfer restrictions imposed on uncertificated shares.

     (b) If after returning deposited certificates and releasing transfer restrictions, the corporation effectuates the proposed action, it must send a new dissenters' notice under sec. 48-23203 and repeat the payment demand procedure.

48-23-208 AFTER-ACQUIRED SHARES.--

     (a) A corporation may elect to withhold payment required by sec. 48-23-206 from a dissenter unless he was the beneficial owner of the shares before the date set forth in the dissenters' notice as the date of the first announcement to news media or to shareholders of the principal terms of the proposed corporate action.

     (b) To the extent the corporation elects to withhold payment under subsection (a), after effectuating the proposed corporate action, it shall estimate the fair value of the shares, plus accrued interest, and shall pay this amount to each dissenter who agrees to accept it in full satisfaction of his demand. The corporation shall send with its offer a statement of its estimate of the fair value of the shares, an explanation of how the interest was calculated, and a statement of the dissenter's right to demand payment under sec. 48-23-209.

48-23-209 PROCEDURE IF SHAREHOLDER DISSATISFIED WITH PAYMENT OR OFFER.--

     (a) A dissenter may notify the corporation in writing of his own estimate of the fair value of his shares and amount of interest due, and demand payment of his estimate (less any payment under sec. 48-23-206), or reject the corporation's offer under sec. 48-23-208 and demand payment of the fair value of his shares and interest due, if:

          (1) The dissenter believes that the amount paid under sec. 48-23-206 or offered under sec. 48-23-208 is less than the fair value of his shares or that the interest due is incorrectly calculated;

          (2) The corporation fails to make payment under sec. 48-23-206 within two (2) months after the date set for demanding payment; or

          (3) The corporation, having failed to effectuate the proposed action, does not return the deposited certificates or release the transfer restrictions imposed on uncertificated shares within two (2) months after the date set for demanding payment.

     (b) A dissenter waives his right to demand payment under this section unless he notifies the corporation of his demand in writing under subsection (a) within one (1) month after the corporation made or offered payment for his shares.

                     PART 3.  JUDICIAL APPRAISAL OF SHARES

48-23-301 COURT ACTION.--

     (a) If a demand for payment under sec. 48-23-209 remains unsettled, the corporation shall commence a proceeding within two (2) months after receiving the payment demand and petition the court to determine the fair value of the shares and accrued interest. If the corporation does not commence the proceeding within the two-month period, it shall pay each dissenter. whose demand remains unsettled the amount demanded.

     (b) The corporation shall commence the proceeding in a court of record having equity jurisdiction in the county where the corporation's principal office (or, if none in this state, its registered office) is located. If the corporation is a foreign corporation without a registered office in this state, it shall commence the proceeding in the county in this state where the registered office of the domestic corporation merged with or whose shares were acquired by the foreign corporation was located.

     (c) The corporation shall make all dissenters (whether or not residents of this state) whose demands remain unsettled, parties to the proceeding as in an action against their shares and all parties must be served with a copy of the petition. Nonresidents may be served by registered or certified mail or by publication as provided by law.

     (d) The jurisdiction of the court in which the proceeding is commenced under subsection (b) is plenary and exclusive. The court may appoint one (1) or more persons as appraisers to receive evidence and recommend decision on the question of fair value. The appraisers have the powers described in the order appointing them, or in any amendment to it, The dissenters are entitled to the same discovery tights as parties in other civil proceedings.

     (e) Each dissenter made a party to the proceeding is entitled to judgment:

          (1) For the amount, if any, by which the court finds the fair value of his shares, plus accrued interest, exceeds the amount paid by the corporation; or

          (2) For the fair value, plus accrued interest, of his after-acquired shares for which the corporation elected to withhold payment under sec. 48-23-208.

48-23-302 COURT COSTS AND COUNSEL FEES.--

     (a) The court in an appraisal proceeding commenced under sec. 48-23-301 shall determine all costs of the proceeding, including the reasonable compensation and expenses of appraisers appointed by the court. The court shall assess the costs against the corporation, except that the court may assess costs against all or some of the dissenters, in amounts the court finds equitable, to the extent the court finds the dissenters acted arbitrarily, vexatiously, or not in good faith in demanding payment under sec. 48-23-209.

     (b) The court may also assess the fees and expenses of counsel and experts for the respective parties, in amounts the court finds equitable:

          (1) Against the corporation and in favor of any or all dissenters if the court finds the corporation did not substantially comply with the requirements of sec.sec. 48-23-201 -- 48-23-209; or

          (2) Against either the corporation or a dissenter, in favor of any other party, if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously, or not in good faith with respect to the rights provided by this chapter.

     (c) If the court finds that the services of counsel for any dissenter were of substantial benefit to other dissenters similarly situated, and that the fees for those services should not be assessed against the corporation, the court may award to these counsel reasonable fees to be paid out of the amounts awarded to the dissenters who were benefitted.

                         THE ARNOLD PALMER GOLF COMPANY

            THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.


    The undersigned shareholder of THE ARNOLD PALMER GOLF COMPANY appoints John
T. Lupton and Joel W. Richardson, Jr., or either of them, proxies, with full power of substitution, to vote at the Special Meeting of Shareholders to be held at the offices of the Company, 6201 Mountain View Road, Ooltewah, Tennessee, at 10:00 a.m. on Wednesday, September 22, 1999, and any adjournment or adjournments thereof, the shares of Common Stock of THE ARNOLD PALMER GOLF COMPANY which the undersigned is entitled to vote, on all matters that may properly come before the Special Meeting.



1. To approve and adopt the Agreement and Plan of Merger, as amended, by and among the Company, APGC Holdings Company, LLC and APGC Acquisition Corp. dated June 3, 1999.


  [ ] FOR               [ ] AGAINST               [ ] ABSTAIN

2. In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting.

                            (continued on other side)

                          (continued from other side)

    YOU ARE URGED TO CAST YOUR VOTE BY MARKING THE APPROPRIATE BOXES. PLEASE NOTE THAT UNLESS A CONTRARY INTENTION IS INDICATED, THIS PROXY WILL BE VOTED IN FAVOR OF PROPOSAL 1.

                                             -----------------------------------
                                                         (SIGNATURE)

                                             -----------------------------------
                                                         (SIGNATURE)

                                             Dated: ----------------------, 1999


    IMPORTANT: Please sign your name or names exactly as shown hereon and date your proxy in the blank space provided above. For joint accounts, each joint owner must sign. When signing as attorney, executor, administrator, trustee, or guardian, please give your full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer.